As filed with the Securities and Exchange Commission on January 26, 2007

File No. 333-138780

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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EUROSEAS LTD.

(Exact Name of Registrant as Specified in Its Charter)

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Republic of the Marshall Islands	4412	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Euroseas Ltd. Aethrion Center 40 Ag. Konstantinou Street 151 24 Maroussi, Greece 011 30 211 1804005	Seward & Kissel LLP Attn: Lawrence Rutkowski, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and Telephone Number of Registrant’s Principal Executive Offices)	(Name, Address and Telephone Number of Agent for Service)

Copies to:

Lawrence Rutkowski, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)	Stephen P. Farrell, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000 (telephone number) (212) 309-6001 (facsimile number)

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 26, 2007

Prospectus

5,000,000 Shares

Common Stock

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We are offering 5,000,000 shares of our common stock. Our common stock is currently quoted on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “EUSEF.OB.” On January 25, 2007, the closing price of our common stock was $8.50 per share. We have made application to have our common stock listed on the NASDAQ Global Market upon completion of this offering.

Investing in our common stock involves a high degree of risk. See the section of this prospectus entitled “Risk Factors” beginning on page 12 to read about the risks you should consider before buying shares of our common stock.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds, Before Expenses, To Us	$	$

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(1)

Excludes: a financial advisory fee of 0.5% of the gross proceeds of this offering payable to Cantor Fitzgerald & Co. and includes $50,000 non-accountable expense allowance payable to the underwriters for the reimbursement of certain out of pocket expenses.

The underwriters have a 30-day option to purchase up to 750,000 additional shares of our common stock from us to cover any over-allotments, if any, at the offering price, less underwriting discounts and commissions.

Delivery of shares will be made on or about           , 2007.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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Oppenheimer & Co.
Ferris, Baker Watts Incorporated
Cantor Fitzgerald & Co.
Fortis Securities LLC

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The date of this prospectus is              , 2007

We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. Do not rely upon any information or representations made outside of this prospectus. This prospectus is not an offer to sell, and it is not soliciting an offer to buy (1) any securities other than shares of our common stock or (2) shares of our common stock in any circumstances in which our offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

i

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company and our executive offices are located outside of the United States of America in Maroussi, Greece. Some of our directors and officers and some of the experts named herein reside outside the United States of America. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States of America. As a result, you may have difficulty serving legal process within the United States of America upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States of America, judgments you may obtain in United States of America courts against us or these persons in any action, including actions based upon the civil liability provisions of United States of America federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States of America federal or state securities laws.

INTERNATIONAL DRYBULK AND CONTAINER SHIPPING INDUSTRY DATA

The discussions contained under the sections of this prospectus entitled “Prospectus Summary — Industry Trends,” “Business” and “The International Drybulk and Container Shipping Industry” have been reviewed by Maritime Strategies International Ltd. (“MSI”), which has confirmed to us that they accurately describe the international drybulk and container shipping industry, subject to the reliability of the data supporting the statistical and graphical information presented in this prospectus.

The statistical and graphical information we use in this prospectus has been compiled by MSI from its database. MSI compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

CURRENCY TRANSLATION

All references in this prospectus to “Dollars” or “$” are to the lawful currency of the United States of America and all references to “Euros” or “€” are to the single currency introduced on January 1, 1999 by those member states of the European Union who participate in the European Economic and Monetary Union. For the convenience of the reader, this prospectus contains translations of certain amounts from Euros into Dollars. Unless otherwise indicated, prior to September 30, 2006, such amounts are based on the U.S. Dollar exchange in effect at such time and, following September 30, 2006, such amounts are based on a U.S. Dollar exchange rate of €1.00 = U.S.$1.308 as in effect on December 18, 2006.

ii

PROSPECTUS SUMMARY

This section summarizes some of the information and consolidated financial statements that appear later in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information and financial statements that appear later in this prospectus. In this prospectus, references to “Euroseas,” “Company,” “we,” “our,” “ours” and “us” refer to Euroseas Ltd., and its subsidiaries, unless otherwise stated or the context requires.

We use the term “deadweight tons,” or dwt, in describing the capacity of our drybulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term “twenty foot equivalent unit,” or teu, the international standard measure of containers, in describing the capacity of our container ships. For the definition of certain shipping terms used in this prospectus, see the “Glossary of Shipping Terms” on page 121 of this prospectus. Drybulk carriers are categorized as Capesize, Panamax, Handymax and Handysize. The carrying capacity of a Capesize drybulk carrier is 80,000 dwt and above. The carrying capacity of a Panamax drybulk carrier ranges from 60,000 to79,999 dwt. The carrying capacity of a Handymax drybulk carrier ranges from 40,000 to 59,999 dwt and that of a Handysize drybulk carrier ranges from 10,000 to 39,999 dwt. Container ships are categorized as Deep Sea, Intermediate, Handysize and Feeder. The carrying capacity of a Deep Sea container ship is 3,000 teu and above. The carrying capacity of an Intermediate container ship ranges from 2,000 to 2,999 teu. The carrying capacity of a Handysize container ship ranges from 1,300 to 1,999 teu and that of a Feeder container ship is less than 1,300 teu. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars and all share numbers and per share data give effect to a 1-for-3 reverse stock split effected on October 6, 2006.

Our Company

We are a Marshall Islands company incorporated in May 2005. We are a provider of worldwide ocean-going transportation services. We own and operate drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. We also own and operate container ships and multipurpose vessels that transport dry and refrigerated containerized cargoes, mainly including manufactured products and perishables.

As of December 31, 2006, our fleet consisted of nine vessels, including two Panamax drybulk carriers, two Handysize drybulk carriers, four container ships and one multipurpose vessel. The total cargo carrying capacity of our four drybulk carriers and our four container ships is 207,464 dwt and 6,235 teu, respectively. Our multipurpose vessel can carry 22,568 dwt or 950 teu, or a combination thereof.

We intend to strategically employ our fleet with period and spot charters. We actively pursue period charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and drydocking costs for the upcoming 12-month period. We look to employ the remainder of our fleet through period charters, spot charters, shipping pools or contracts of affreightment depending on our view of the direction of the markets and other tactical or strategic considerations. Six of the nine vessels in our fleet are currently employed under period charters and one participates in a shipping pool which provide us with both stable cash flow and high utilization rates that help us generate steady earnings and enhance our ability to pay dividends to our shareholders. We believe this balanced employment strategy provides us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates.

During the fiscal year ended December 31, 2005 and the nine month period ended September 30, 2006:

•

We had a fleet utilization of 98.5% and 98.7%, respectively;

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We generated voyage revenues of $44.5 million and $29.7 million, respectively;

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Our net income was $25.2 million and $15.3 million, respectively; and

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Our Adjusted EBITDA was $30.4 million and $21.5 million, respectively.

Our operations generate significant cash flow, which provides us with flexibility in our growth, operating and financial strategy. Since August 2005, we have declared and paid dividends in a total amount of $1.18 per common share. On January 8, 2007, we declared our sixth consecutive dividend on our common stock in the amount of $0.22 per share, a 4.8% increase over our prior quarter’s dividend of $0.21 per share and a $0.04 or 22% increase from the prior year’s fourth quarter dividend of $0.18 per share. We believe we will generate sufficient cash flow from operations to enable us to pay at least the full amount of our current quarterly dividend of $0.22 for each quarter through December 31, 2007.

Our Fleet

Since August 2005, as part of our fleet growth and renewal strategy, we purchased four vessels with an average age of approximately 15 years for an aggregate purchase price of approximately $82.5 million. During the same period of time, we sold two of our oldest drybulk carriers with an average age of 25 years, thus significantly reducing the average age of our fleet. We sold these two drybulk carriers for an aggregate sales price of approximately $9.6 million, realizing a net gain of approximately $4.4 million. In continuation of our fleet renewal strategy we have also signed a memorandum of agreement to sell our oldest vessel m/v Ariel for $5.4 million, realizing a net gain of $3.4 million. The m/v Ariel is expected to be delivered to the buyers on or about February 15, 2007 after which the average age of our fleet will be approximately 17 years.

Our objective is to expand our fleet with selective acquisitions of cargo carrying vessels while enhancing return on invested capital. The last vessel we acquired was a 1,599 teu, 1993-built handysize container ship, m/v YM Xingang I. The vessel was purchased with a charter to Yang Ming at a gross charter rate of $26,650 per day. The charter will expire between July 2009 and September 2009. We took delivery of this container ship on November 15, 2006. We paid a portion of the purchase price for this vessel with $20.0 million under a new credit facility and the remainder in cash. We expect to repay $7.0 million of the debt under this new credit facility with a portion of the proceeds from this offering.

As of January 26, 2007, the profile and employment of our fleet was the following:

Vessel Name	Type	Size		Year Built	Employment	Charter Rate ($ per day) (*)
		DWT	TEU
Drybulk Carriers
ARISTIDES N.P.	Panamax	69,268	—	1993	Period Charter until Jan. 2008	$29,000

IRINI	Panamax	69,734	—	1988	Baumarine Pool until Dec. 2008	$17,000 to $20,000 (**)

NIKOLAOS P.	Handysize	34,750	—	1984	Spot Charter until Jan. 2007	$18,500

ARIEL (***)	Handysize	33,712	—	1977	Spot Charter until Jan. 2007	$16,500
Total Drybulk Carriers	4	207,464

Container Ships
YM XINGANG I	Handysize	23,596	1,599	1993	Period Charter until July 2009	$26,650

KUO HSIUNG	Feeder	18,154	1,269	1993	Period Charter until Nov. 2007	$12,000

YM QINGDAO I	Feeder	18,253	1,269	1990	Period Charter until Mar. 2007	$11,900

ARTEMIS	Intermediate	29,693	2,098	1987	Period Charter until Dec. 2008	$19,000
Total Container Ships	4	89,696	6,235

Multipurpose Vessels
TASMAN TRADER	Multipurpose	22,568	950	1990	Period Charter until Mar. 2012	$8,850 until Dec. 2008; $9,950 until Dec. 2010; $9,000 until Mar. 2012
Total Multipurpose Vessels	1	22,568	950

TOTAL FLEET	9	319,728	7,185

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(*)

Represents gross charter rates.

(**)

Our subsidiary that owns m/v Irini, participates in three short funds (contracts of affreightment to carry cargo) that provide an effective coverage of 77% in 2007 and 42% in 2008. The combination of the short funds and shipping pool employment secures the stated rate for the respective percentages for each year. For the remaining portion of 2007 and 2008, the vessel will effectively earn the spot rate through its employment in the shipping pool. See “Business ― Our Fleet” for more information.

(***)

The m/v Ariel has been contracted for sale with delivery expected to take place on or about February 15, 2007.

Management of Our Fleet

The operations of our vessels are managed by Eurobulk Ltd., or Eurobulk, an affiliated company, under a master management agreement with us and separate management agreements with each ship-owning company. Eurobulk was founded in 1994 by members of the Pittas family and is a reputable ship management company with strong industry relationships and experience in managing vessels. Under our master management agreement, Eurobulk is responsible for providing us with executive services and commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers. Eurobulk also performs technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising drydocking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services.

Our Competitive Strengths

We believe that we possess the following competitive strengths:

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Experienced Management Team. Our management team has significant experience in all aspects of commercial, technical, operational and financial areas of our business. Aristides J. Pittas, our Chairman and Chief Executive Officer, holds a dual graduate degree in Naval Architecture and Marine Engineering and Ocean Systems Management from the Massachusetts Institute of Technology. He has worked in various technical, shipyard and ship management capacities and since 1991 has focused on the ownership and operation of vessels carrying dry cargoes. Dr. Anastasios Aslidis, our Chief Financial Officer, holds a Ph.D. in Ocean Systems Management also from Massachusetts Institute of Technology and has over 19 years of experience, primarily as a partner at a Boston based international consulting firm focusing on investment and risk management in the maritime industry.

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Cost Effective Vessel Operations. We believe that because of the efficiencies afforded to us through Eurobulk, the strength of our management team and the quality of our fleet, we are, and will continue to be, a reliable, low cost vessel operator, without compromising our high standards of performance, reliability and safety. Despite the average age of our fleet being approximately 18.5 years, our total vessel operating expenses, including management fees and general and administrative expenses were $4,632 per day for the nine month period ended September 30, 2006. We consider this amount to be among the lowest of the publicly listed drybulk shipping companies in the U.S. Our technical and operating expertise allows us to efficiently manage and transport a wide range of cargoes with a flexible trade route profile, which helps reduce ballast time between voyages and minimize off-hire days. Our professional, well-trained masters, officers and on board crews further help us to control costs and ensure consistent vessel operating performance. We actively manage our fleet and strive to maximize utilization and minimize maintenance expenditures. For the nine month period ended September 30, 2006, our fleet utilization was 98.7% and since 2002 our utilization rate has averaged in excess of 99.0%.

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Strong Relationships with Customers and Financial Institutions. We believe Eurobulk and the Pittas family have developed strong industry relationships and have gained acceptance with charterers, lenders and insurers because of their long-standing reputation for safe and reliable service and financial responsibility through various shipping cycles. Through Eurobulk, we offer reliable service and cargo carrying flexibility that enables us to attract customers and obtain repeat business. We also believe that the established customer base and reputation of Eurobulk and the Pittas family helps us to secure favorable employment for our vessels with well known charterers.

Our Business Strategy

Our business strategy is focused on providing consistent shareholder returns by carefully timing and structuring acquisitions of drybulk carriers and container ships and by reliably, safely and competitively operating our vessels through Eurobulk. We continuously evaluate purchase and sale opportunities, as well as long term employment opportunities for our vessels. Additionally, with the proceeds from this offering, we plan to expand our fleet to increase our revenues and earnings and make our drybulk carrier and container ship fleet more cost efficient and attractive to our customers. We believe the following describe our business strategy:

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Renew and Expand our Fleet. We expect to grow our fleet in a disciplined manner through timely and selective acquisitions of quality vessels. We perform in-depth technical review and financial analysis of each potential acquisition and only purchase vessels as market conditions and developments present themselves. We will be initially focused on purchasing well-maintained, secondhand vessels, which should provide a significant value proposition given the strong charter rates that exist currently. However, we will also consider purchasing younger vessels or newbuildings if the value proposition exists at the time. Furthermore, as part of our fleet renewal, we will continue to sell certain vessels when we believe it is in the best interests of the Company and our shareholders.

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Maintain Balanced Employment. We intend to strategically employ our fleet between period and spot charters. We actively pursue period charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and drydocking costs for the upcoming 12-month period. We look to deploy the remainder of our fleet through period charters, spot charters, shipping pools or contracts of affreightment depending on our view of the direction of the markets and other tactical or strategic considerations. We believe this balanced employment strategy will provide us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates. On the basis of our existing contracts, our current period charter coverage for 2007 (assuming m/v Ariel is sold on February 15, 2007) is 75% and for 2008 is 42%, which will help protect us from market fluctuations, enable us to make significant principal and interest payments on our debt and pay dividends to our shareholders.

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Operate a Fleet in Two Sectors. While remaining focused on the dry cargo segment of the shipping industry, we intend to continue to develop a diversified fleet of drybulk carriers and container ships of up to Panamax size. A diversified drybulk fleet profile will allow us to better serve our customers in both major and minor bulk trades, as well as to reduce any dependency on any one cargo, trade route or customer. We will remain focused on the smaller size ship segment of the container market, which has not experienced the same level of expansion in vessel supply that has occurred with larger container ships. A diversified fleet, in addition to enhancing the stability of our cash flows, will also help us to reduce our exposure to unfavorable developments in any one shipping sector and to benefit from upswings in any one shipping sector experiencing rising charter rates.

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Optimize Use of Financial Leverage. We will use bank debt to partly fund our vessel acquisitions and increase financial returns for our shareholders. We actively assess the level of debt we incur in light of our ability to repay that debt based on the level of cash flow generated from our balanced chartering strategy and efficient operating cost structure. Our debt repayment schedule as of December 31, 2006 calls for a reduction of more than 40% of our then outstanding debt by the end of 2008. We expect this will increase our ability to borrow funds to make additional vessel acquisitions in order to grow our fleet and pay consistent and possibly higher dividends to our shareholders.

Industry Trends

The maritime shipping industry is fundamental to international trade with ocean-going vessels representing the most efficient and often the only method of transporting large volumes of many essential drybulk commodities, finished goods as well as crude oil and refined petroleum products between the continents and across the seas. It is a global industry whose performance is closely tied to the level of economic activity in the world.

Drybulk Shipping Industry

Drybulk cargoes are used in many basic industries and in construction, and can be divided into major bulk commodities and minor bulk commodities. Major bulks consist of iron ore, coal and grains. Minor bulks cover a wide variety of commodities, such as forest products, iron and steel products, fertilizers, agricultural products, non-ferrous ores, minerals and petcoke, cement, other construction materials and salt. Grains include wheat, coarse grains and soybeans.

According to Maritime Strategies International Ltd., or MSI, since the fourth quarter of 2002, the drybulk shipping industry has experienced the highest charter rates and vessel values in its modern history due to the favorable imbalance between the supply of drybulk carriers and demand for drybulk transportation. However after reaching a peak in mid-2005, both charter rates and vessel values decreased through mid-2005 before another peak in October to November of that year. Subsequently they trended lower before recovering significantly in August 2006.

For drybulk shipping, factors that affect the supply of drybulk carriers and demand for transportation of drybulk cargo include:

Supply:

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Shipyards where new ships are constructed are fully booked through 2008, limiting the number of new drybulk carriers that will enter the market in coming years. In 2006 the drybulk fleet was estimated to increase by 7% while in 2007 and 2008, it is expected to increase by 5% and 4.4%, respectively (assuming a low scrapping rate of 1% for those three years); and

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Port congestion worldwide as a result of increased shipping activity and the implementation of stringent security measures has increased the number of days vessels are waiting to load or discharge their cargo, effectively reducing the supply of drybulk carriers that are available for hire at any particular time.

Demand:

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In general, the effects of the expansion of world trade and increasing global production and consumption have driven the strong demand for ships; and

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China and India have helped drive demand for drybulk carriers as they continue to expand iron ore imports and steel production, become net importers of coal, and increase their grain inventories.

Container Shipping Industry

The container shipping industry is responsible for the movement of a wide range of goods from one part of the world to another in a unitized form by performing regular port calls. It represents an important and increasingly significant part of the global seaborne movement of finished goods and perishables. The performance of the container shipping industry is closely tied to the level of worldwide economic trade.

According to MSI, the container shipping industry had been on an upward trend from early 2002 through early 2005, bolstered by relatively rapid increases in demand. However, from mid-2005 into 2006, container freight rates out of Asia, and to Europe in particular, saw some downward movement.

For container shipping, recent developments in factors that affect the supply of container vessels and demand for transportation of containers include:

Supply:

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Overall container ship capacity expanded at an annual average of 10% in the period 2003-2005. As of December 1, 2006, scheduled deliveries through the end of 2008 for large container ships (3,000 + teu) represented 43% of the existing fleet, while intermediate, handysize and feeder (500-2,999 teu) container ships represented 24% of the existing fleet; and

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The greatest portion of the capacity growth has been and is expected to be provided by the large container ship sectors of the fleet operating in the transpacific and Europe to Far East routes. Capacity growth in intermediate and feeder container ships that operate in separate intermediate and intra-regional container trades has and is expected to be more restrained.

Demand:

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In the last three years demand for container shipping has accelerated strongly. Estimated global container trade increased at a compound average annual growth rate of 12% in the period 2003-2005. This growth has been relatively rapid in comparison with other major shipping sectors, such as tankers and bulk carriers; and

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In recent years, container volumes to, from and within Asia have driven most of the increase in container trade largely influenced by the growth of the Chinese economy. Other recent growth areas include trade out of Brazil, as well as trade in and out of Russia and the Baltic.

We cannot offer assurances as to charter rates or vessel values in any period or that the industry trends described above will continue following the completion of this offering.

Our Corporate History

The Pittas family, the principal owners of Eurobulk and the largest shareholder of Friends Investment Company Inc., or Friends, our largest shareholder, has operated vessels over the past 136 years. The vessels have been operated through various partnerships and different entities over these years. The Company’s roots go back four generations to the 19th century when the first Pittas shipowner was Nikolaos F. Pittas. The first Pittas family shore office centralizing ship management was established by Nikolaos’ younger son, Aristides, in 1926. Before the onset of World War II, the second generation of the Pittas family had acquired and disposed of a total of at least six vessels. In 1960, the sons of Aristides, Nikolaos and John, set up an office in London together with the Caroussis family. By the early 1990’s, they had acquired, traded and sold 14 vessels. In late 1991, John Pittas’ sons, Aristides, our Chief Executive Officer, and Nikos, together with their cousin Aristides P. Pittas, joined forces with Petros Pappas of Oceanbulk Maritime S.A., or Oceanbulk, and decided to gradually shift the Pittas family interests to Piraeus, Greece. This was the beginning of the active involvement of the fourth Pittas generation in shipping. From 1991, when the Pittas family joined Oceanbulk, to 1994, Oceanbulk dramatically expanded from a fleet of five vessels to a fleet of up to 15 vessels.

At the end of 1994, Aristides and Nikos Pittas, together with their brother Manolis Pittas, decided to separate the Pittas family interests from Oceanbulk and formed Eurobulk to continue the Pittas family presence in shipping. In June 2005, the Pittas family owned the majority of the shares in seven vessels and on June 28, 2005, the shareholders of these vessels transferred their shares in each of the vessel-owning companies in exchange for shares in Friends. On June 29, 2006, Friends exchanged all of the shares in the vessel-owning companies for shares in Euroseas, thus becoming the 100% owner of Euroseas at that time. Since the beginning of the Pittas family’s involvement in shipping, they have owned and operated approximately 40 vessels. Since the inception of Eurobulk in 1995, all vessel acquisitions have been profitable and the group’s results, on a consolidated basis, have been profitable for each of the last five years.

Formation of Euroseas Ltd.

Euroseas Ltd. was organized in May 2005 in the Marshall Islands to consolidate the ownership of the seven vessel-owning companies referred to above. On August 25, 2005, we raised a net amount of approximately $17.5 million from a private placement transaction in which we issued securities to a number of institutional and accredited investors (the “Private Placement”). In the Private Placement, we issued 2,342,331 shares of common stock at a price of $9.00 per share, as well as warrants to purchase 585,581 shares of common stock at an exercise price of $10.80 per share. At the same time, a subsidiary of ours executed a merger agreement with Cove Apparel, Inc., or Cove, a public shell company. The merger of our subsidiary with Cove was consummated on March 27, 2006. At no time did Euroseas Ltd., the parent company, merge with or into Cove.

On May 5, 2006, our common stock began trading on the OTCBB under the symbol ESEAF.OB. On October 6, 2006, we effected a 1-for-3 reverse stock split in order to increase our share price to satisfy the price per share listing requirements of the NASDAQ Global Market and our symbol was changed to EUSEF.OB. We have made application to have our shares listed on the NASDAQ Global Market upon completion of this offering.

Our executive offices are located at 40 Ag. Konstantinou Street, 151 24, Maroussi, Greece. Our telephone number is 011 30 211 1804005. The primary residence of our Chief Financial Officer, Dr. Anastasios Aslidis, is in the United States.

The Offering

Common stock offered by us	5,000,000 shares

Underwriters’ over-allotment option	Up to 750,000 shares

Common stock outstanding after this offering(1)	17,620,114 shares

Use of proceeds

We estimate that we will receive net proceeds of approximately $38.5 million from this offering assuming an offering price of $8.50 per share of common stock, after deducting underwriting discounts and commissions, offering expenses and the financial advisory fee payable to Cantor Fitzgerald and Co., and assuming the underwriters’ over-allotment option is not exercised. We intend to use approximately $7.0 million of the net proceeds to repay a portion of the debt that was used to acquire m/v YM Xingang I, with the remaining proceeds being used to acquire additional vessels. Any amounts not so used will be applied to general corporate purposes.

Current OTCBB symbol listing	“EUSEF.OB”

Proposed NASDAQ Global Market symbol	“ESEA”

Current dividend rate

$0.22 per share on a quarterly basis. We expect to declare our next dividend in May 2007, subject to the approval of our Board of Directors.

On January 8, 2007, we declared our quarterly dividend for the quarter ended December 31, 2006 in the amount of $0.22 per share. The record date of our dividend attributable to the fourth quarter 2006 is expected to be January 29, 2007 and it will precede the closing of this offering. Accordingly, you will not be entitled to receive a dividend attributable to the fourth quarter 2006. We believe we will generate sufficient cash flow from operations to enable us to pay at least the full amount of the current quarterly dividend of $0.22 on all shares for each quarter through December 31, 2007, or $0.88 per share on an annualized basis.

Risk factors

Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 12. Some of these risk factors relate principally to the industry in which we operate and our business in general. Other risks relate to the securities market for and ownership of our common stock. Any of these risk factors could significantly and negatively affect our business, financial condition, operating results and common stock price.

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(1)

The number of shares of common stock outstanding after this offering excludes the following:

•

600,000 shares of common stock reserved for issuance upon the exercise of stock options or other stock awards that may be granted under our stock incentive plan;

•

585,581 shares of common stock reserved for issuance upon the exercise of outstanding warrants, with an exercise price of $10.80 per share; and

•

750,000 shares that may be issued pursuant to the underwriters’ over-allotment option.

Summary Financial Information and Data

The following summary financial information and data were derived from our audited financial statements for the years ended December 31, 2003, 2004 and 2005, and our unaudited financial statements for the nine months ended September 30, 2005 and 2006 included elsewhere in this prospectus or previously filed with the Securities and Exchange Commission. The information is only a summary and should be read in conjunction with our historical financial statements and related notes included in this prospectus and the section of this prospectus entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations. The historical data included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	Year Ended December 31,			Nine-Months Ended September 30,
	2003	2004	2005	2005	2006

Income Statement Data:
Voyage revenues	$25,951,023	$45,718,006	$44,523,401	$34,091,505	$29,701,945
Commissions	(906,017)	(2,215,197)	(2,388,349)	(1,847,900)	(1,280,405)
Voyage expenses	(436,935)	(370,345)	(670,551)	(136,224)	(1,014,383)
Vessel operating expenses (exclusive of depreciation and amortization expenses shown separately below)	(8,775,730)	(8,906,252)	(8,610,279)	(6,322,677)	(7,599,948)
Management fees	(1,722,800)	(1,972,252)	(1,911,856)	(1,430,464)	(1,643,142)
General and administrative expenses	—	—	(420,755)	(130,864)	(758,281)
Depreciation and amortization(1)	(4,757,933)	(3,461,678)	(4,208,252)	(2,806,348)	(4,989,757)
Net gain on sale of vessel	—	2,315,477	—	—	4,445,856
Interest and finance cost, net	(756,873)	(521,215)	(1,035,414)	(860,562)	(1,538,399)
Other income/(expenses), net	(690)	25,221	(99,491)	(99,490)	(1,064)
Equity in net gain (loss) of an associate	(167,433)	—	—	—	—
Net income for period	$8,426,612	$30,611,765	$25,178,454	$20,456,976	$15,322,422
Earnings per share, basic and diluted	$0.85	$3.09	$2.34	$1.99	$1.23
Weighted average number of shares outstanding during period	9,918,056	9,918,056	10,739,476	10,273,853	12,506,793

Balance Sheet Data:
Total current assets	$9,409,339	$16,461,159	$25,350,707	$31,820,381	$17,815,377
Vessels, net	41,096,067	34,171,164	52,334,897	32,382,377	79,955,698
Total assets	51,458,019	52,837,501	79,541,433	66,166,056	99,250,519
Total current liabilities, including current portion of long term debt	8,481,773	13,764,846	18,414,877	16,365,753	18,815,621
Long term debt, including current portion	20,595,000	13,990,000	48,560,000	37,230,000	58,910,000
Total liabilities	23,971,773	21,724,846	52,544,877	40,740,755	63,335,621
Total shareholders’ equity	$27,486,246	$31,112,655	$26,996,556	$25,425,301	$35,914,898

Other Financial Data:
Adjusted EBITDA(2)	$13,941,418	$34,594,658	$30,422,120	$24,123,886	$21,480,772
Net cash provided by (used in) operating activities	10,956,132	34,208,693	20,594,782	(7,390,892)	15,715,298
Net cash provided by (used in) investing activities	214,832	6,756,242	(21,833,616)	(1,097,848)	(25,549,210)
Net cash provided by (used in) financing activities	(4,778,000)	(33,567,500)	6,188,653	(1,765,130)	3,443,891
Cash paid for purchase of vessel	—	—	(20,821,647)	—	(34,427,573)
Drydocking expenses paid	(972,671)	(2,270,418)	(1,076,233)	(689,339)	(821,198)
Dividends declared	1,276,000	25,435,501	30,175,223	27,525,000	6,814,859
Cash paid for dividends/return of capital(3)	1,200,000	26,962,500	46,875,223	44,225,000	6,814,859
Cash paid for dividends/return of capital, per common share	0.12	2.72	4.36	4.30	0.54

	Year Ended December 31,			Nine-Months Ended September 30,
	2003	2004	2005	2005	2006

Fleet Data:
Average number of vessels	8.00	7.31	7.10	7.00	7.91
Calendar days	2,920	2,677	2,591	1,911	2,159
Available days	2,867	2,554	2,546	1,886	2,112
Voyage days	2,846	2,542	2,508	1,848	2,084
Utilization rate	99.3%	99.5%	98.5%	98.0%	98.7%

Average Daily Statistics:
Average TCE rate(4)	$8,965	$17,839	$17,485	$18,374	$13,766
Operating expenses	3,005	3,327	3,323	3,309	3,520
Management fees	590	737	738	749	761
General and administrative expenses	—	—	162	68	351
Total vessel operating expenses	3,595	4,064	4,223	4,126	4,632

——————

(1)

In 2004, the estimated scrap value of the vessels was increased from $170 to $300 per lightweight ton to better reflect market price developments in the scrap metal market. The effect of this change in estimate was to reduce 2004 depreciation expense by $1,400,010 and increase 2004 net income by the same amount. The m/v Widar was sold in April 2004. Depreciation expenses for the m/v Widar for 2004 amounted to $136,384 compared to $409,149 for 2003. The m/v Pantelis P was sold in May 2006. Depreciation expenses for the m/v Pantelis P for the nine month period ended September 30, 2006 amounted to $107,587 compared to $193,656 in the same period in 2005. The m/v John P was sold in July 2006. Depreciation expenses for the m/v John P for the nine month period ended September 30, 2006 amounted to $60,697 (the vessel was classified as an asset held for sale after March 31, 2006) compared to $182,093 in the same period in 2005.

(2)

We consider Adjusted EBITDA to represent net earnings before interest, taxes, depreciation and amortization including the amortization of deferred revenue from below market period charters when we acquired m/v Tasman Trader and m/v Aristides N.P. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by United States generally accepted accounting principles, or U.S. GAAP, and our calculation of Adjusted EBITDA may not be comparable to that reported by other companies. Adjusted EBITDA is included herein because it is a basis upon which we assess our liquidity position and because we believe that it presents useful information to investors regarding a company’s ability to service and/or incur indebtedness. The Company’s definition of Adjusted EBITDA may not be the same as that used by other companies in the shipping or other industries.

Adjusted EBITDA Reconciliation to Net Income:

	Year Ended December 31,			Nine-Months Ended September 30,
	2003	2004	2005	2005	2006

Net income	$8,426,612	$30,611,765	$25,178,454	$20,456,976	$15,322,422
Depreciation and amortization	4,757,933	3,461,678	4,208,252	2,806,348	4,989,757
Interest and finance cost, net	756,873	521,215	1,035,414	860,562	1,538,399
Deferred revenue amortization	—	—	—	—	(369,806)
Adjusted EBITDA	$13,941,418	$34,594,658	$30,422,120	$24,123,886	$21,480,772

Adjusted EBITDA Reconciliation to Cash Flow from Operations:

	Year Ended December 31,			Nine-Months Ended September 30,
	2003	2004	2005	2005	2006

Cash flow from operations	$10,956,132	$34,208,693	$20,594,782	$(7,390,892)	$15,715,298
Net increase/(decrease) in operating asset/liabilities	2,466,840	(2,427,953)	8,975,697	30,825,404	(159,999)
Loss on derivative	—	—	(100,029)	(100,029)	—
Gain/(loss) from vessel sales	—	2,315,477	—	—	4,445,856
Investment in associate/provision for doubtful accounts	(171,025)	27,907	—	—	—
Interest, net	689,471	470,534	951,670	789,403	1,479,617
Adjusted EBITDA	$13,941,418	$34,594,658	$30,422,120	$24,123,886	$21,480,772

——————

(3)

The dividend amounts for 2005 and, for the nine months ended September 30, 2005, reflect aggregate dividends of $30,175,223 and $27,525,000, respectively, and a return of capital in the amount of $16,700,000. The total payment to shareholders made in 2005 is in excess of previously retained earnings because the Company decided to distribute to its original shareholders in advance of going public most of the profits relating to the Company’s operations up to that time and to recapitalize the Company. This one-time dividend should not be considered indicative of future dividend payments and the Company refers you to the other sections in this prospectus for further information on the Company’s dividend policy. The dividends declared for 2003 and 2004 include a $76,000 and $22,856 non-cash dividend from minority interest holdings. Cash paid for dividends/return of capital in 2004 includes a $1,549,855 return of capital due to the sale of m/v Widar.

(4)

The average TCE rate calculation shown above is based on the actual number of available and voyage days. In the above table, the number of available voyage days was rounded to the nearest number of full days.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

•

our future operating or financial results;

•

future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•

drybulk and container shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•

our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

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availability of crew, number of off-hire days, drydocking requirements and insurance costs;

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our expectations about the availability of vessels to purchase or the useful lives of our vessels;

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our expectations relating to dividend payments and our ability to make such payments;

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our ability to leverage to our advantage our manager’s relationships and reputations in the drybulk and container shipping industry;

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changes in seaborne and other transportation patterns;

•

changes in governmental rules and regulations or actions taken by regulatory authorities;

•

potential liability from future litigation;

•

global and regional political conditions;

•

acts of terrorism and other hostilities; and

•

other factors discussed in the section titled “Risk Factors.”

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which we refer you in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following factors, as well as the other information set forth in this prospectus, before making an investment in our common stock. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate to the securities market for and ownership of our common stock. Any of the described risks could significantly and negatively affect our business, financial condition, operating results and price of our common stock. The following risk factors describe the material risks that are presently known to us.

Industry Risk Factors

The cyclical nature of the shipping industry may lead to volatile changes in freight rates which may reduce our revenues and net income.

We are an independent shipping company that operates in the drybulk and container shipping industry. Our profitability is dependent upon the freight rates we are able to charge. The supply of and demand for shipping capacity strongly influences freight rates. The demand for shipping capacity is determined primarily by the demand for the type of commodities carried and the distance that those commodities must be moved by sea. The demand for commodities is affected by, among other things, world and regional economic and political conditions (including developments in international trade, fluctuations in industrial and agricultural production and armed conflicts), environmental concerns, weather patterns, and changes in seaborne and other transportation costs. The size of the existing fleet in a particular market, the number of new vessel deliveries, the scrapping of older vessels and the number of vessels out of active service (i.e., laid-up, drydocked, awaiting repairs or otherwise not available for hire), determines the supply of shipping capacity, which is measured by the amount of suitable tonnage available to carry cargo. The cyclical nature of the shipping industry may lead to volatile changes in freight rates which may reduce our revenues and net income.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions. Some of these factors may have a negative impact on our revenues and net income.

The value of our vessels may fluctuate, adversely affecting our earnings, liquidity and causing us to breach our secured credit agreements.

The market value of our vessels can fluctuate significantly. The market value of our vessels may increase or decrease depending on the following factors:

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general economic and market conditions affecting the shipping industry;

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supply of drybulk, container and multipurpose vessels;

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demand for drybulk, container and multipurpose vessels;

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types and sizes of vessels;

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other modes of transportation;

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cost of newbuildings;

•

new regulatory requirements from governments or self-regulated organizations; and

•

prevailing level of charter rates.

As vessels grow older, they generally decline in value. Due to the cyclical nature of the drybulk and container shipping industry, if for any reason we sell vessels at a time when prices have fallen, we could incur a loss and our business, results of operations, cash flow, financial condition and ability to pay dividends could be adversely affected.

In addition, we periodically re-evaluate the carrying amount and period over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or their useful lives. A determination that a vessel’s estimated remaining useful life or market value has declined could result in an impairment charge against our earnings and a reduction in our shareholders’ equity. Any change in the assessed value of any of our vessels might also cause a violation of the covenants of each secured credit agreement which in turn might restrict our cash and affect our liquidity. All of our credit agreements provide for a minimum security maintenance ratio. If the assessed value of our vessels declines below certain thresholds, we will be deemed to have violated these covenants and may incur penalties for breach of our credit agreements. For example, these penalties could require us to prepay the shortfall between the assessed value of our vessels and the value such vessels are required to maintain pursuant to the secured credit agreement, or to provide additional security acceptable to the lenders in an amount at least equal to the amount of any shortfall. Further, future loans that we may agree to may include various other covenants, in addition to the vessel-related ones, that may ultimately depend on the assessed values of our vessels. Such covenants include, but are not limited to, maximum fleet leverage covenants and minimum fair net worth covenants.

Although charter rates in the international drybulk and container  shipping industry reached historic highs recently, since then rates have fluctuated and future profitability will be dependent on the level of charter rates and commodity prices.

Charter rates for the international drybulk and container shipping industry have reached record highs during the past two years; however, by the beginning of 2006 rates declined and while drybulk rates have recovered since early 2006, container ship rates have remained flat for most of 2006 and further declined by the end of the year. We anticipate that the future demand for our drybulk, container and multipurpose vessels and the charter rates of the corresponding markets will be dependent upon continued economic growth in China, India and the world economy, seasonal and regional changes in demand, and changes to the capacity of the world fleet. The capacity of the world fleet seems likely to increase and economic growth may not continue. Adverse economic, political, social or other developments could also have a material adverse effect on our business and results of operations. If the number of new ships delivered exceeds the number of vessels being scrapped and lost, vessel capacity will increase. For instance, given that as of December 1, 2006 the capacity of the fully cellular worldwide container vessel fleet was approximately 9.3 million teu, with approximately 4.3 million teu of additional capacity on order, the growing supply of container vessels may exceed future demand, particularly in the short term. If the supply of vessel capacity increases but the demand for vessel capacity does not increase correspondingly, charter rates and vessel values could materially decline.

The factors affecting the supply and demand for vessels are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. Some of the factors that influence demand for vessel capacity include:

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supply and demand for drybulk and container ship commodities, and separately for containerized cargo;

•

global and regional economic and political conditions;

•

the distance drybulk and containerized commodities are to be moved by sea;

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environmental and other regulatory developments;

•

currency exchange rates;

•

changes in global production and manufacturing distribution patterns of finished goods that utilize drybulk and other containerized commodities; and

•

changes in seaborne and other transportation patterns.

Some of the factors that influence the supply of vessel capacity include:

•

the number of newbuilding deliveries;

•

the scrapping rate of older vessels;

•

the price of steel and other materials;

•

port congestion;

•

changes in environmental and other regulations that may limit the useful life of vessels; and

•

the number of vessels that are out of service.

An economic slowdown in the Asia Pacific region could materially reduce the amount and/or profitability of our business.

A significant number of the port calls made by our vessels involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, particularly in China or India, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. Such growth may not be sustained and the Chinese economy may experience contraction in the future. Moreover, any slowdown in the economies of the United States of America, the European Union or certain Asian countries may adversely effect economic growth in China and elsewhere. Our business, financial position and results of operations, as well as our future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.

We may become dependent on spot charters in the volatile shipping markets, which may result in decreased revenues and/or profitability.

Although most of our vessels are currently under period charters, in the future, we may have more of these vessels and/or any newly acquired vessels on spot charters. The spot market is highly competitive and rates within this market are subject to volatile fluctuations, while period charters provide income at pre-determined rates over more extended periods of time. If we decide to spot charter our vessels, we may not be able to keep all our vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable our vessels to be operated profitably. A significant decrease in charter rates could affect the value of our fleet and could adversely affect our profitability and cash flows with the result that our ability to pay debt service to our lenders and dividends to our shareholders could be impaired.

An over-supply of drybulk carrier and container ship capacity may lead to reductions in charter hire rates and profitability.

The market supply of drybulk carriers and especially container ships has been increasing, and the number of container ships on order have recently reached historic highs. These newbuildings are expected to begin being delivered in significant numbers at the beginning of 2007. An over-supply of drybulk carrier and container ship capacity may result in a reduction of charter hire rates. If such a reduction occurs upon the expiration or termination of our drybulk carriers’ and container ships’ current charters, such as during 2007, when the charters under which two of our container ships are currently deployed expire, we may only be able to recharter those drybulk carriers and container ships at reduced or unprofitable rates or we may not be able to charter these vessels at all.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we may not be able to predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to our operations.

The operation of our vessels is affected by the requirements set forth in the International Maritime Organization’s (“IMO’s”) International Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”). The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and/or may result in a denial of access to, or detention in, certain ports. Currently, each of our vessels and Eurobulk, our affiliated ship management company, are ISM Code-certified, but we may not be able to maintain such certification indefinitely.

Although the United States of America is not a party, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended (the “CLC”), and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel’s registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The right to limit liability is also forfeited under the CLC where the spill is caused by the owner’s actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

The United States Oil Pollution Act of 1990 (“OPA”) established an extensive regulatory and liability regime for the protection and clean-up of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States of America or any of its territories and possessions or whose vessels operate in waters of the United States of America, which includes the territorial sea of the United States of America and its 200 nautical mile exclusive economic zone. OPA allows for potentially unlimited liability without regard to fault of vessel owners, operators and bareboat charterers for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel), in the U.S. waters. OPA also expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution materials occurring within their boundaries.

While we do not carry oil as cargo, we do carry fuel oil (bunkers) in our drybulk carriers. We currently maintain, for each of our vessels, pollution liability coverage insurance of $1 billion per incident. If the damages from a catastrophic spill exceeded our insurance coverage, that would have a material adverse affect on our financial condition.

Capital expenditures and other costs necessary to operate and maintain our vessels may increase due to changes in governmental regulations, safety or other equipment standards.

Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make additional expenditures. In order to satisfy these requirements, we may, from time to time, be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate some or all of our vessels profitably during the remainder of their economic lives.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Rising fuel prices may adversely affect our profits.

Fuel (bunkers) is a significant, if not the largest, operating expense for many of our shipping operations when our vessels are under voyage charter. When a vessel is operating under a time charter, these costs are paid by the charterer. However fuel costs are taken into account by the charterer in determining the amount of time charter hire and therefore fuel costs also indirectly affect time charters. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Fuel prices have been at historically high levels recently, but shipowners have not really felt the effect of these high prices because the shipping markets have also been at high levels. Any increase in the price of fuel may adversely affect our profitability. Further, fuel may become much more expensive in future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

If our vessels fail to maintain their class certification and/or fail any annual survey, intermediate survey, drydocking or special survey, that vessel would be unable to carry cargo, thereby reducing our revenues and profitability and violating certain loan covenants of our third-party indebtedness.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention (“SOLAS”). Our vessels are currently classed with Lloyd’s Register of Shipping, Bureau Veritas and Nippon Kaiji Kyokai. ISM and International Ship and Port Facilities Security (“ISPS”) certification have been awarded by Bureau Veritas and the Panama Maritime Authority to our vessels and Eurobulk.

A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel.

If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations. That status could cause us to be in violation of certain covenants in our loan agreements.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted which would have a material adverse effect on our financial condition and results of operations.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one of our vessels for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our financial condition and results of operations.

World events outside our control may negatively affect our ability to operate, thereby reducing our revenues and net income or our ability to obtain additional financing, thereby restricting the implementation of our business strategy.

Terrorist attacks such as the attacks on the United States of America on September 11, 2001, on London, England on July 7, 2005, and the response to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect our business, results of operations and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also have a material adverse effect on our ability to obtain additional financing on terms acceptable to us or at all.

Terrorist attacks may also negatively affect our operations and financial condition and directly impact its vessels or its customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States of America and globally and could result in an economic recession in the United States of America or the world. Any of these occurrences could have a material adverse impact on our financial condition and costs.

Company Risk Factors

If we cannot use proceeds of this offering to acquire vessels and expand our fleet, we may use the proceeds of this offering for general corporate purposes with which you may not agree.

We intend to use proceeds of this offering to acquire vessels and expand our fleet. Our management will have the discretion to identify and acquire vessels with the proceeds of this offering. If our management is unable to identify and acquire vessels on terms acceptable to us, we may use the proceeds for general corporate purposes that you may not agree with. We will not escrow the proceeds from this offering and will not return the proceeds to you if we do not acquire one or more vessels. It may take a substantial period of time before we can locate and purchase suitable vessels. During this period, the proceeds of this offering may not be invested on a short-term basis and therefore may not yield returns at rates comparable to what a vessel might have earned.

We depend entirely on Eurobulk to manage and charter our fleet, which may adversly affect our operations if Eurobulk fails to perform its obligations.

We have no employees and we currently contract the commercial and technical management of our fleet, including crewing, maintenance and repair, to Eurobulk, our affiliated ship management company. We may lose Eurobulk’s services or Eurobulk may fail to perform its obligations to us which could have a material adverse effect on our financial condition and results of our operations. Although we may have rights against Eurobulk if it defaults on its obligations to us, you will have no recourse against Eurobulk. Further, we expect that we will need to seek approval from our lenders to change Eurobulk as our ship manager.

Because Eurobulk is a privately held company, there is little or no publicly available information about it and there may be very little advance warning of operational or financial problems experienced by Eurobulk that may adversely affect us.

The ability of Eurobulk to continue providing services for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair Eurobulk’s financial strength, and because Eurobulk is privately held it is unlikely that information about its financial strength would become public unless Eurobulk began to default on its obligations. As a result, there may be little advance warning of problems affecting Eurobulk, even though these problems could have a material adverse effect on us.

We will continue to be controlled by Friends after this offering, which may limit your ability to influence our actions.

Assuming that the underwriters do not exercise their over-allotment option, Friends, our largest shareholder, will own or control 56.3% of the outstanding shares of our common stock immediately following this offering or 54.0% if the underwriters exercise their over-allotment option in full. As a result of this share ownership and for so long as Friends owns a significant percentage of our outstanding common stock, Friends will be able to influence the outcome of any shareholder vote, including the election of directors, the adoption or amendment of provisions in our articles of incorporation or bylaws and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock.

We will be a “controlled company” under NASDAQ rules, and as such we are entitled to exemption from certain NASDAQ corporate governance standards, and you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

After the consummation of this offering, Friends will continue to control a majority of our outstanding voting stock. As a result, we will be a “controlled company” within the meaning of the NASDAQ corporate governance standards. Under NASDAQ rules, a company of which more than 50% of its voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors and (2) the requirement to maintain independent compensation and nominating committees. Following this offering, we may utilize these exemptions. As a result, non-independent directors, including members of our management who also serve on our board of directors, will, among other things, fix the compensation of our management, make stock and option awards and resolve governance issues regarding our company. Accordingly, in the future you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

We and our principal officers have affiliations with Eurobulk that could create conflicts of interest detrimental to us.

Our principal officers are also principals, officers and employees of Eurobulk, which is our ship management company. These responsibilities and relationships could create conflicts of interest between us and Eurobulk. Conflicts may also arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus other vessels that are or may be managed in the future by Eurobulk. Circumstances in any of these instances may make one decision advantageous to us but detrimental to Eurobulk and vice versa. Eurobulk is expected to manage at least one vessel other than those owned by Euroseas. In the past, Eurobulk has managed other vessels where the Pittas family was a minority shareholder but never any where there was no Pittas family participation at all. However, it is possible that in the future Eurobulk may manage additional vessels which will not belong to Euroseas and in which the Pittas family may have controlling, little or even no power or participation and where such conflicts may arise. Eurobulk may not be able to resolve all conflicts of interest in a manner beneficial to us.

Companies affiliated with Eurobulk or our officers and directors may acquire vessels that compete with our fleet.

Companies affiliated with Eurobulk or our officers and directors own drybulk carriers and may acquire additional drybulk carriers, container ships or multipurpose vessels in the future. These vessels could be in competition with our fleet and other companies affiliated with Eurobulk might be faced with conflicts of interest with respect to their own interests and their obligations to us. Eurobulk, Friends Investment Company Inc. and Aristides J. Pittas, our Chairman and Chief Executive Officer, have granted us a right of first refusal to acquire any drybulk vessel or container ship which any of them may consider for acquisition in the future. In addition, Mr. Pittas will use his best efforts to cause any entity with respect to which he directly or indirectly controls to grant us this right of first refusal. Were we, however, to decline any such opportunity offered to us or we do not have the resources or desire to accept any such opportunity, Eurobulk, Friends and Aristides J. Pittas, and any of their respective Affiliates, could acquire such vessels.

Our officers do not devote all of their time to our business.

Our officers are involved in other business activities that may result in their spending less time than is appropriate or necessary in order to manage our business successfully. Our Chief Executive Officer, Chief Financial Officer and Secretary are not employed directly by us, but rather their services are provided pursuant to our master management agreement with Eurobulk. These officers may spend a material portion of their time providing services to Eurobulk and its affiliates on matters unrelated to us.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

We are a holding company and our subsidiaries, which are all wholly-owned by us either directly or indirectly, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to make dividend payments to you depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, we may be unable or our Board of Directors may exercise its discretion not to pay dividends.

We may not be able to pay dividends.

Subject to the limitations discussed below, we currently intend to pay regular minimum quarterly dividends of $0.22 per share to holders of our common stock, when, as and if declared by our Board of Directors. However, we may not earn sufficient charterhire or we may incur expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. Our loan agreements may also limit the amount of dividends we can pay under some circumstances based on certain covenants included in the loan agreements.

If we are not successful in acquiring additional vessels, any unused net proceeds from this offering may be used for other corporate purposes or held pending investment in other vessels. Identifying and acquiring vessels may take a significant amount time. The result may be that proceeds of this offering are not invested in additional vessels, or are so invested but only after some delay. In either case, we will not be able to earn charter hire consistent with our current anticipations, and our profitability and our ability to pay dividends will be affected.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our Board of Directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, growth strategy, charter rates in the drybulk and container shipping industry, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), but if there is no surplus, dividends may be declared out of the net profits (basically, the excess of our revenue over our expenses) for the fiscal year in which the dividend is declared or the preceding fiscal year. Marshall Islands law also prohibits the payment of dividends while a company is insolvent or if it would be rendered insolvent upon the payment of a dividend. As a result, we may not be able to pay dividends.

If we are unable to fund our capital expenditures, we may not be able to continue to operate some of our vessels, which would have a material adverse effect on our business and our ability to pay dividends.

In order to fund our capital expenditures, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets through future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures would limit our ability to continue to operate some of our vessels and could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends. Even if we are successful in obtaining such funds through financings, the terms of such financings could further limit our ability to pay dividends.

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.

We intend to continue to grow our fleet. Our growth will depend on:

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locating and acquiring suitable vessels;

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identifying and consummating acquisitions or joint ventures;

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integrating any acquired business successfully with our existing operations;

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enhancing our customer base;

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managing our expansion; and

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obtaining required financing on acceptable terms.

During periods in which charter rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions at favorable prices. In addition, growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations and difficulty experienced in (1) obtaining additional qualified personnel, (2) managing relationships with customers and suppliers, and (3) integrating newly acquired operations into existing infrastructures. We may not be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with the execution of those growth plans.

A decline in the market value of our vessels could lead to a default under our loan agreements and the loss of our vessels.

We have incurred secured debt under loan agreements for our vessels and currently expect to incur additional secured debt in connection with our acquisition of other vessels. If the market value of our fleet declines, we may not be in compliance with certain provisions of our existing loan agreements and we may not be able to refinance our debt or obtain additional financing. If we are unable to pledge additional collateral, our lenders could accelerate our debt and foreclose on our fleet.

Our existing loan agreements contain restrictive covenants that may limit our liquidity and corporate activities.

Our existing loan agreements impose operating and financial restrictions on us. These restrictions may limit our ability to:

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incur additional indebtedness;

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create liens on our assets;

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sell capital stock of our subsidiaries;

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make investments;

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engage in mergers or acquisitions;

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pay dividends;

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make capital expenditures;

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change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

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sell our vessels.

Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. The lenders’ interests may be different from our interests, and we may not be able to obtain the lenders’ permission when needed. This may prevent us from taking actions that are in our best interest.

Servicing future debt would limit funds available for other purposes.

To finance our fleet, we have incurred secured debt under loan agreements for our vessels. We also currently expect to incur additional secured debt to finance the acquisition of additional vessels. We must dedicate a portion of our cash flow from operations to pay the principal and interest on our debt. These payments limit funds otherwise available for working capital expenditures and other purposes. As of December 31, 2006, we had total bank debt of approximately $75.0 million. Our current repayment schedule requires us to repay $18.0 million of this debt over the next 12 months. If we were unable to service our debt, it could have a material adverse effect on our financial condition and results of operations.

A rise in interest rates could cause an increase in our costs and have a material adverse effect on our financial condition and results of operations. To finance vessel purchases, we have borrowed, and may continue to borrow, under loan agreements that provide for periodic interest rate adjustments based on indices that fluctuate with changes in market interest rates. If interest rates increase significantly, it would increase our costs of financing our acquisition of vessels, which could have a material adverse effect on our financial condition and results of operations. Any increase in debt service would also reduce the funds available to us to purchase other vessels.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers.

The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional debt financing that we will require to purchase additional vessels or may significantly increase our costs of obtaining such financing. Our inability to obtain additional financing at all or at a higher than anticipated cost may materially affect our results of operation and our ability to implement our business strategy.

As we expand our business, we may need to upgrade our operations and financial systems, and add more staff and crew. If we cannot upgrade these systems or recruit suitable employees, our performance may be adversely affected.

Our current operating and financial systems may not be adequate if we expand the size of our fleet, and our attempts to improve those systems may be ineffective. In addition, if we expand our fleet, we will have to rely on

Eurobulk to recruit suitable additional seafarers and shoreside administrative and management personnel. Eurobulk may not be able to continue to hire suitable employees as we expand our fleet. If Eurobulk’s unaffiliated crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to operate our financial and operations systems effectively or to recruit suitable employees, our performance may be materially adversely affected.

Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls in amounts based not only on our own claim records, but also the claim records of other members of the protection and indemnity associations.

We may be subject to calls in amounts based not only on our claim records but also the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Labor interruptions could disrupt our business.

Our vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

In the highly competitive international drybulk and container shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources.

We employ our vessels in highly competitive markets that are capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than us. Competition for the transportation of drybulk and container cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets.

We will not be able to take advantage of favorable opportunities in the current spot market with respect to vessels employed on period charters.

Six of the nine vessels in our fleet are employed under period charters, or otherwise protected from market fluctuations with remaining terms ranging between three months and 63 months, and one of our vessels is partly protected from market fluctuations (77% of its capacity in 2007 and 42% in 2008) via its participation in a shipping pool and three “short panamax funds” (cargo funds). Although period charters provide relatively steady streams of revenue, vessels committed to period charters may not be available for spot charters during periods of increasing charter hire rates, when spot charters might be more profitable. If we cannot re-charter these vessels on period charters or trade them in the spot market profitably, our results of operations and operating cash flow may suffer. We may not be able to secure charter hire rates in the future that will enable us to operate our vessels profitably.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.

Our success depends to a significant extent upon the abilities and efforts of our management team. Our success will depend upon our ability to hire additional employees and to retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not currently intend to maintain “key man” life insurance on any of our officers.

Risks involved with operating ocean-going vessels could affect our business and reputation, which may reduce our revenues.

The operation of an ocean-going vessel carries inherent risks. These risks include, among others, the possibility of:

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marine disaster;

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piracy;

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environmental accidents;

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grounding, fire, explosions and collisions;

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cargo and property losses or damage;

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business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

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work stoppages or other labor problems with crew members serving on our vessels, substantially all of whom are unionized and covered by collective bargaining agreements.

Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates, and damage to our reputation and customer relationships generally. Any of these circumstances or events could increase our costs or lower our revenues, which could result in reduction in the market price of our shares of common stock. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator.

The operation of drybulk carriers has certain unique operational risks.

The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessels bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

The operation of container ships has certain unique operational risks.

The operation of container ships has certain unique risks. Container ships operate at high speeds in order to move cargoes around the world quickly and minimize delivery delays. These high speeds can result in greater impact in collisions and groundings resulting in more damage to the vessel when compared to vessels operating at lower speeds. In addition, due to the placement of the containers on a container ship, there is a greater risk that containers carried on deck will be lost overboard if an accident does occur. Furthermore, with the highly varied cargo that can be carried on a single container ship, there can be additional difficulties with any clean-up operation following an accident. Also, we may not be able to correctly control the contents and condition of cargoes within the containers which may give rise to events such as customer complaints, accidents on-board the ships or problems with authorities due to carriage of illegal cargoes. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Our vessels may suffer damage and it may face unexpected drydocking costs, which could affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover. The loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease our earnings.

Purchasing and operating previously owned, or secondhand, vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.

Although we inspect the secondhand vessels prior to purchase, this inspection does not provide us with the same knowledge about their condition and cost of any required (or anticipated) repairs that it would have had if these vessels had been built for and operated exclusively by us. Generally, we do not receive the benefit of warranties on secondhand vessels.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of December 31, 2006, the average age of our fleet was approximately 18.5 years. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of a vessel may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we are not certain that the price for which we sell them will equal their carrying amount at that time.

We may not have adequate insurance to compensate us adequately for damage to, or loss of, our vessels.

We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance and freight, demurrage and defense insurance for our fleet. We do not maintain insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. We can give no assurance that we are adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue. Moreover, the insurers may default on any claims they are required to pay. If our insurance is not enough to cover claims that may arise, it may have a material adverse effect on our financial condition and results of operations.

Our international operations expose us to risks of terrorism and piracy that may interfere with the operation of our vessels.

We are an international company and primarily conducts our operations outside the United States of America. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered affect our operations. In the past, political conflicts, particularly in the Arabian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. The likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked. We are not fully insured against any of these risks. In addition, future hostilities or other political instability in regions where our vessels trade could have a material adverse effect on our trade patterns and adversely affect our operations and performance.

Obligations associated with being a public company require significant company resources and management attention.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the other rules and regulations of the SEC, including the Sarbanes-Oxley Act of 2002. Section

404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. However, as a non-accelerated filer, we are not yet subject to this requirement. Currently, we would be subject to such requirement by the end of our fiscal year ending December 31, 2007. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We have to dedicate a significant amount of time and resources to ensure compliance with these regulatory requirements.

We work with our legal, accounting and financial advisors to identify any areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. We evaluate areas such as corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We will make changes in any of these and other areas, including our internal control over financial reporting, which we believe are necessary. However, these and other measures we may take may not be sufficient to allow us to satisfy our obligations as a public company on a timely and reliable basis. In addition, compliance with reporting and other requirements applicable to public companies will create additional costs for us and will require the time and attention of management. Our limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing our business strategy. We may not be able to predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact that our management’s attention to these matters will have on our business.

Our historical financial and operating data may not be representative of our future results because we are a recently formed company with a limited operating history as a stand-alone entity and as a publicly traded company.

Our historical financial and operating data may not be representative of our future results because we are a recently formed company with a limited operating history as a stand-alone entity and as a publicly traded company. Our consolidated financial statements include the financial position, results of operations and cash flows of shipowning companies managed by Eurobulk and majority owned by the Pittas family prior to their contribution to us. Although our results of operations, cash flows and financial condition reflected in the consolidated financial statements include all expenses allocable to our business, due to factors such as the additional administrative and financial obligations associated with operating as a publicly traded company, they may not be indicative of the results of operations that we would have achieved had we operated as a public entity for all periods presented or of future results that we may achieve as a publicly traded company with our current holding company structure.

Exposure to currency exchange rate fluctuations will result in fluctuations in our cash flows and operating results.

We generate all our revenues in U.S. dollars, but our ship manager, Eurobulk, incurs approximately 30% of vessel operating expenses and we incur general and administrative expenses in currencies other than the U.S. dollar. This difference could lead to fluctuations in our vessel operating expenses, which would affect our financial results. Expenses incurred in foreign currencies increase when the value of the U.S. dollar falls, which would reduce our profitability. We do not currently engage in hedging transactions to minimize our exposure to currency rate fluctuations, but we may do so in the future.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, the U.S. Internal Revenue Service, or IRS, or a court of law may not accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, we may constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 (the “Code”) (which election could itself have adverse consequences for such shareholders, as discussed below under “Tax Consequences — United States Federal Income Taxation of U.S. Holders”), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition or our shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our shares. See “Tax Consequences — United States Federal Income Taxation of U.S. Holders” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

We expect that we and each of our subsidiaries qualify for this statutory tax exemption and we will take this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption after this offering and thereby become subject to United States federal income tax on our United States source income. Due to the factual nature of the issues involved, we may not be able to give any assurances on our tax-exempt status or that of any of our subsidiaries.

If we or our subsidiaries are not entitled to exemption under Section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 2% United States federal income tax on the shipping income these companies derive during the year that are attributable to the transport or cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

It may be difficult to enforce service of process and enforcement of judgments against us and our officers and directors.

We are a Marshall Islands corporation, and our executive offices are located outside of the United States in Maroussi, Greece. A majority of our directors and officers reside outside of the United States, and a substantial portion of our assets and the assets of our officers and directors are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in the U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

There is also substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Risk Factors Relating To Our Common Stock

There may not be a liquid market for our common stock, which may cause our common stock to trade at lower prices and make it difficult to sell your common stock.

Although we have made application to list our shares on the NASDAQ Global Market, until now our shares have traded on the OTCBB and the trading volume has been low. We cannot predict at this time how actively our shares will trade in the public market or whether the price of our shares in the public market will reflect our actual financial performance.

The market price of our common stock has been and may in the future be subject to significant fluctuations.

The market price of our common stock has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

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quarterly variations in our results of operations;

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changes in sales or earnings estimates or publication of research reports by analysts;

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speculation in the press or investment community about our business or the shipping industry generally;

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changes in market valuations of similar companies and stock market price and volume fluctuations generally;

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strategic actions by us or our competitors such as acquisitions or restructurings;

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regulatory developments;

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additions or departures of key personnel;

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general market conditions; and

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domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for drybulk shipping and shipping stocks in general, have experienced extreme volatility that has sometimes been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

If you purchase common stock in this offering, you will pay more for your shares of common stock than the amounts paid on average by our existing shareholders for their shares. As a result, you will incur immediate and substantial dilution of $4.28 per share, representing the difference between the public offering price and our pro forma as adjusted net tangible book value per share at September 30, 2006, after giving effect to this offering. In addition, purchasers of our common stock from us in this offering will have contributed approximately 54.2% of the aggregate price paid by all purchasers of our common stock from us, but will own only approximately 28.4% of the shares outstanding after this offering. For more information, please see “Dilution.”

Our stock price may fall below the minimum share price requirements of the NASDAQ Global Market.

We have made application to list our common stock on the NASDAQ Global Market. Although the offering price is currently above the $5.00 minimum share price requirement to initially list our shares on the NASDAQ Global Market, we cannot predict what the price for our shares of our common stock will be following this offering. If our share price falls below $5.00 after being listed, our common stock will not be marginable and this may reduce the liquidity of our of our common stock. If we are listed on the NASDAQ Global Market and our share price falls below the required $1.00 minimum share price requirement for listed stock or we fail to maintain any other listing requirements, our stock could be delisted. Any of these events could result in an active trading market no longer existing for our shares.

The price of our shares may be volatile and less than you originally paid for such shares.

The price of our shares may be volatile, and may fluctuate due to factors such as:

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actual or anticipated fluctuations in quarterly and annual results;

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mergers and strategic alliances in the shipping industry;

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market conditions in the industry;

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changes in government regulation;

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fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

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payment of dividends;

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shortfalls in our operating results from levels forecasted by securities analysts;

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announcements concerning us or our competitors; and

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the general state of the securities markets.

The international drybulk and container shipping industry has been highly unpredictable and volatile. The market for stock of companies in this industry may be equally volatile. Our shares may trade at prices lower than you originally paid for such shares.

Our Articles of Incorporation and Bylaws contain anti-takeover provisions that may discourage, delay or prevent (1) our merger or acquisition and/or (2) the removal of incumbent directors and officers.

Our current Articles of Incorporation and Bylaws contain certain anti-takeover provisions. These provisions include blank check preferred stock, the prohibition of cumulative voting in the election of directors, a classified board of directors, advance written notice for shareholder nominations for directors, removal of directors only for cause, advance written notice of shareholder proposals for the removal of directors and limitations on action by shareholders. These provisions, either individually or in the aggregate, may discourage, delay or prevent (1) our merger or acquisition by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent directors and officers.

Future sales of our stock could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, may depress the market price for our common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

Pursuant to our prior Form F-1 registration statement, we registered for resale 2,342,331 shares of common stock issued in our Private Placement, 585,581 shares of our common stock issuable upon the exercise of warrants issued in the Private Placement and 272,868 shares of our common stock issued to certain affiliates of Cove, in connection with the merger of Cove with our wholly-owned subsidiary, Euroseas Acquisition Company Inc. At no time did Euroseas Ltd., the parent company, merge with or into Cove. Registration of such shares has, except for any shares purchased by affiliates, resulted in such shares becoming freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”).

In addition, we have entered into a registration rights agreement with Friends, our largest shareholder, pursuant to which we have granted Friends the right to require us to register under the Securities Act, shares of our common stock held by it. Under the registration rights agreement, Friends has the right to request that we register the sale of shares held by it on its behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, Friends has the ability to exercise certain piggyback registration rights in connection with registered offerings requested by stockholders or initiated by us. Friends has agreed to waive its rights under the registration rights agreement, including the right to have any of its shares of our common stock registered in this offering, for a period beginning on the date of this prospectus and ending 180 days from the later of the effective date of the Registration Statement or the pricing of this offering. Registration of such shares under the Securities Act would, except for shares purchased by affiliates, result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Shares not registered pursuant to the registration rights agreement may, subject to the lock-up agreement to which Friends is a party, be resold pursuant to an exemption from the registration requirements of the Securities Act, including the exemptions provided by Rule 144 and Regulation S under the Securities Act. We refer you to the sections of this prospectus entitled “Certain Relationships and Related Party Transactions,” “Shares Eligible for Future Sale” and “Underwriting” for further information regarding the circumstances under which additional shares of our common stock may be sold.

We may issue additional shares of our stock in the future and our stockholders may elect to sell large numbers of shares held by them from time to time. Our amended and restated articles of incorporation authorize us to issue up to 100,000,000 shares of common stock and 20,000,000 shares of preferred stock, of which 17,620,114 shares of common stock will be outstanding immediately after this offering, assuming that the underwriters do not exercise their over-allotment option. Immediately after this offering, assuming that the underwriters do not exercise their over-allotment option, entities affiliated with our President and Chief Executive Officer and certain other large affiliated shareholders will own or control 10,251,390 shares (assuming no exercise of 83,334 warrants owned by Eurobulk Marine Holdings, Inc.), or approximately 58.1%, of our outstanding common stock assuming no exercise of the underwriters’ over-allotment option. The number of shares of stock available for sale in the public market will be limited by restrictions applicable under securities laws and agreements that we and our executive officers, directors and principal shareholders have entered into with the underwriters of this offering. Subject to certain exceptions, these agreements generally restrict us and our executive officers, directors and certain shareholders from directly or indirectly offering, selling, pledging, hedging or otherwise disposing of our equity securities or any security that is convertible into or exercisable or exchangeable for our equity securities and from engaging in certain other transactions relating to such securities for a period of 180 days (with respect to our officers, directors, Friends and Eurobulk Marine) and 90 days (with respect to certain other large, non-affiliated shareholders) from the later of the effective date of this Registration Statement or the pricing of this offering without the prior written consent of Oppenheimer & Co. Inc.

Dividends paid on the common stock to U.S. individuals, trusts and estates may be taxed as ordinary income.

Although we have made application to list our common stock on the NASDAQ Global Market, if our common stock fails to meet or maintain the requirements of the NASDAQ Global Market or another established securities market in the United States, such shares will trade over the counter and any dividends paid on the shares will be treated for U.S. tax purposes as ordinary income rather than “qualified dividend income” which would otherwise be taxed to U.S. individuals, trusts and estates at preferential tax rates. There is no assurance that we will be able to maintain the listing of our common stock on the NASDAQ Global Market or another established securities market in the United States. Therefore there is no assurance that any dividends paid on the common stock will be treated as “qualified dividend income” and subject to tax at preferential rates.

Because the Republic of the Marshall Islands, where we are incorporated, does not have a well-developed body of corporate law, shareholders may have fewer rights and protections than under typical United States law, such as Delaware, and shareholders may have difficulty in protecting their interest with regard to actions taken by our Board of Directors.

Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Stockholder rights may differ as well. For example, under Marshall Islands law, a copy of the notice of any meeting of the shareholders must be given not less than 15 days before the meeting, whereas in Delaware such notice must be given not less than 10 days before the meeting. Therefore, if immediate shareholder action is required, a meeting may not be able to be convened as quickly as it can be convened under Delaware law. Also, under Marshall Islands law, any action required to be taken by a meeting of shareholders may only be taken without a meeting if consent is in writing and is signed by all of the shareholders entitled to vote, whereas under Delaware law action may be taken by consent if approved by the number of shareholders that would be required to approve such action at a meeting. Therefore, under Marshall Islands law, it may be more difficult for a company to take certain actions without a meeting even if a majority of the shareholders approve of such action. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction. For more information with respect to how stockholder rights under Marshall Islands law compare with stockholder rights under Delaware law, please read “Marshall Islands Company Considerations.”

PRICE RANGE OF COMMON STOCK

The trading market for shares of our common stock is the OTCBB, on which our shares trade under the symbol “EUSEF.OB.” Our common stock began trading on the OTCBB on May 5, 2006. We have made application to have our common stock listed on the NASDAQ Global Market under the symbol “ESEA” upon completion of this offering. The following table sets forth the high and low closing prices for shares of our common stock as reported by the OTCBB, after giving effect to our 1-for-3 reverse stock split that was effected on October 6, 2006:

For the Period:	Low	High
Quarterly for 2006:
Second Quarter (from May 5, 2006)	$8.82	$18.24
Third Quarter	$8.55	$9.15
Fourth Quarter

Monthly for 2006:
May (from May 5, 2006)	$9.39	$18.24
June	$8.82	$10.14
July	$8.97	$9.12
August	$8.82	$9.00
September	$8.55	$9.15
October	$8.37	$9.00
November	$5.60	$9.00
December	$6.70	$7.50

Quarterly for 2007:
First Quarter (through January 25, 2007)	$7.00	$8.50

Monthly for 2007:
January (through January 25, 2007)	$7.00	$8.50

DIVIDEND POLICY

Our Board of Directors has adopted a policy to declare a regular minimum quarterly dividend of $0.22 per share to shareholders each  May, August, November and February provided there are sufficient funds. Any excess cash flow may be used to pay additional dividends, fund our growth or repay Company debt, as determined by our Board of Directors.

Since our Private Placement in August 25, 2005, we have declared dividends on our common stock in the amount of $0.21, $0.18, $0.18, $0.18 and $0.21 per commmon share for the fiscal periods ended on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006 respectively for a total of $0.96 per common share. The aggregate amount of such dividends for the twelve month period ended September 30, 2006 was $9,465,082. On January 8, 2007 we declared a dividend on our common stock in the amount of $0.22 per share for the results of operations for the three-month period ended December 31, 2006, which is payable on or about February 15, 2007 to all common shareholders of record as of January 29, 2007. We expect to declare our next dividend in May 2007.

We paid $687,500, $1,200,000, $26,962,500, $46,875,223 (consisting of $30,175,223 of dividends and $16,700,000 as return of capital) and $6,814,859 in 2002, 2003, 2004, 2005 and in the first nine months of 2006, respectively. Over the period January 1, 2002 to June 30, 2005, we paid substantially all of our net income as dividends.

The exact amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, growth strategy, charter rates in the drybulk and container shipping industry, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors, such as the acquisition of additional vessels. However, we do not believe that the addition of vessels to our fleet will adversely impact our dividend policy of paying quarterly dividends to our shareholders out of our net profits. We believe that the addition of vessels to our fleet in the future should enable us to pay a higher dividend per share than we would otherwise be able to pay without additional vessels since such additional vessels should increase our earnings. However, we cannot give any current estimate of what dividends may be in the future since any such dividend amounts will depend upon the amount of revenues those vessels are able to generate and the costs incurred in operating such vessels.

In addition, Marshall Islands law generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares), but if there is no surplus, dividends may be declared out of the net profits (basically, the excess of our revenue over our expenses) for the fiscal year in which the dividend is declared or the preceding fiscal year. Marshall Islands law also prohibits the payment of dividends while a company is insolvent or if it would be rendered insolvent upon the payment of a dividend.

Dividends may be declared in conformity with applicable law by, and at the discretion of, our Board of Directors at any regular or special meeting. Dividends may be declared and paid in cash, stock or other property of the Company. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our Board of Directors.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $38.5 million from this offering assuming that the underwriters’ over-allotment option is not exercised and after deducting underwriting discounts and commissions, offering expenses and the financial advisory fee payable to Cantor Fitzgerald & Co. We intend to use approximately $7.0 million of the net proceeds to repay a portion of the debt that was used to finance our acquisition of m/v YM Xingang I. The loan used to acquire this vessel has a final maturity date of December 2013 and bears interest at a rate of LIBOR plus 0.935%, which rate shall be reduced to LIBOR plus 0.900% following the pre-payment. We expect to use the remaining proceeds to acquire additional vessels in the sectors in which we currently operate. Any amounts not so used will be applied to general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization at September 30, 2006:

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on a historical basis without any adjustment to reflect subsequent or anticipated events;

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as adjusted for certain subsequent events:

(a)

cash dividend of $2,650,232 declared on November 9, 2006 and paid on or about December 15, 2006;

(b)

new loan to finance the acquisition of m/v YM Xingang I, $20,000,000 of which was drawn on November 15, 2006 and repayments for loans outstanding at September 30, 2006 amounting to $3,960,000;

(c)

cash dividend of $2,776,433 declared on January 8, 2007 to be paid on or about February 15, 2007;

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on an as further adjusted basis for the sale of 5,000,000 shares at an offering price of $8.50 per share after the underwriters’ discounts and commissions, offering expenses, payment of a financial advisory fee and after receipt and application of net proceeds as outlined in “Use of Proceeds.”

There has been no material change in our capitalization between September 30, 2006 and the date of this prospectus as adjusted as described above. “Current portion of long term debt” in the “As Adjusted” column represents current portion of the new and existing debt as of December 31, 2006; in the “As Further Adjusted” column part of the proceeds of the offering are used to repay a portion of the debt outstanding as of December 31, 2006.

	Actual As of September 30, 2006	As Adjusted	As Further Adjusted
Debt:
Current portion of long term debt	$14,390,000	$18,040,000	$16,640,000
Total long term debt, net of current portion	44,520,000	56,910,000	51,310,000
Total debt	58,910,000	74,950,000	67,950,000
Shareholders’ equity
Common stock, $.03 par value; 100,000,000 shares authorized on an actual and as adjusted basis; 12,620,114 shares issued and outstanding on an actual and as adjusted basis; 17,620,114 shares issued and outstanding on an as further adjusted basis	378,603	378,603	528,603
Preferred stock, $0.01 par value; 20,000,000 shares authorized on an actual and adjusted basis; 0 shares issued and outstanding	—	—	—
Additional paid-in capital	18,283,769	18,283,769	56,633,769
Retained earnings	17,252,526	17,252,526	17,252,526
Dividends declared on November 9, 2006 and January 8, 2007	—	(5,426,665)	(5,426,665)
Total shareholders’ equity	35,914,898	30,488,233	68,988,233
Total capitalization	$94,824,898	$105,438,233	$136,938,233

As of September 30, 2006, we had $14.1 million in cash and cash equivalents and on an “as further adjusted” basis cash and cash equivalents are $28.9 million excluding restricted cash.

DILUTION

At September 30, 2006, we had net tangible book value of $35.9 million, or $2.85 per share. After giving effect to the issuance of 5,000,000 shares of common stock as part of this offering at an offering price of $8.50 per share, the pro forma net tangible book value at September 30, 2006 would have been $78.4 million or $4.22 per share. This represents an immediate appreciation in net tangible book value of $1.38 per share to existing shareholders and an immediate dilution of net tangible book value of $4.28 per share to new investors. The following table illustrates the pro forma per share dilution and appreciation at September 30, 2006:

Initial offering price per share in this offering	$8.50
Net tangible book value per share as of September 30, 2006	2.85
Increase in net tangible book value attributable to the existing shareholders	1.38
Proforma net tangible book value per share after giving effect to this offering	4.22
Dilution per share to the new investors	$4.28

Net tangible book value per share of our common stock is determined by dividing our tangible net worth, which consists of tangible assets less liabilities, by the number of shares of our common stock outstanding. Dilution is determined by subtracting the net tangible book value per share of common stock after this offering from the public offering price per share.

The following table summarizes, on a pro forma basis as at September 30, 2006, the differences between the number of shares of common stock acquired from us, the total amount paid and the average price per share paid by the existing holders of shares of common stock and by the investors in this offering based upon the share price of $8.50 per share as per the closing price on January 25, 2007.

	Pro Forma Shares Outstanding		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent

Existing shareholders	12,620,114	71.6%	$35,914,898	45.8%	$2.85
New investors	5,000,000	28.4%	$42,500,000	54.2%	$8.50
Total	17,620,114	100.0%	$78,414,898	100.0%	$4.45

SELECTED HISTORICAL FINANCIAL INFORMATION AND DATA

The following historical financial information and data were derived from our audited financial statements for the years ended December 31, 2003, 2004 and 2005 and our unaudited financial statements for the nine months ended September 30, 2005 and 2006 included elsewhere in this prospectus or previously filed with the Securities and Exchange Commission. We derived the information for the year ended December 31, 2002 from our audited financial statements not included in this prospectus. The information is only a summary and should be read in conjunction with our historical financial statements and related notes included in this prospectus, and the section of this prospectus entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations. The historical data included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	Year Ended December 31,				Nine-Months Ended September 30,
	2002(1)	2003	2004	2005	2005	2006

Income Statement Data:
Voyage revenues	$15,291,761	$25,951,023	$45,718,006	$44,523,401	$34,091,505	$29,701,945
Commissions	(420,959)	(906,017)	(2,215,197)	(2,388,349)	(1,847,900)	(1,280,405)
Voyage expenses	(531,936)	(436,935)	(370,345)	(670,551)	(136,224)	(1,014,383)
Vessel operating expenses (exclusive of depreciation and amortization expenses shown separately below)	(7,164,271)	(8,775,730)	(8,906,252)	(8,610,279)	(6,322,677)	(7,599,948)
Management fees	(1,469,690)	(1,722,800)	(1,972,252)	(1,911,856)	(1,430,464)	(1,643,142)
General and administrative expenses	—	—	—	(420,755)	(130,864)	(758,281)
Depreciation and amortization(2)	(4,053,049)	(4,757,933)	(3,461,678)	(4,208,252)	(2,806,348)	(4,989,757)
Net gain on sale of vessel	—	—	2,315,477	—	—	4,445,856
Interest and finance cost, net	(793,732)	(756,873)	(521,215)	(1,035,414)	(860,562)	(1,538,399)
Other income/(expenses), net	2,849	(690)	25,221	(99,491)	(99,490)	(1,064)
Equity in net gain (loss) of an associate	30,655	(167,433)	—	—	—	—
Net income for period	$891,628	$8,426,612	$30,611,765	$25,178,454	$20,456,976	$15,322,422
Earnings per share, basic and diluted	$0.09	$0.85	$3.09	$2.34	$1.99	$1.23
Weighted average number of shares outstanding during period	9,918,056	9,918,056	9,918,056	10,739,476	10,273,853	12,506,793

Balance Sheet Data:
Total current assets	$3,192,345	$9,409,339	$16,461,159	$25,350,707	$31,820,381	$17,815,377
Vessels, net	45,254,226	41,096,067	34,171,164	52,334,897	32,382,377	79,955,698
Total assets	50,259,121	51,458,019	52,837,501	79,541,433	66,166,056	99,250,519
Total current liabilities, including current portion of long term debt	10,878,488	8,481,773	13,764,846	18,414,877	16,365,753	18,815,621
Long term debt, including current portion	23,845,000	20,595,000	13,990,000	48,560,000	37,230,000	58,910,000
Total liabilities	28,973,488	23,971,773	21,724,846	52,544,877	40,740,755	63,335,621
Total Shareholders’ Equity	$21,285,634	$27,486,246	$31,112,655	$26,996,556	$25,425,301	$35,914,898

Other Financial Data:
Adjusted EBITDA(3)	$5,738,409	$13,941,418	$34,594,658	$30,422,120	$24,123,886	$21,480,772
Net cash provided by (used in) operating activities	5,631,343	10,956,132	34,208,693	20,594,782	(7,390,892)	15,715,298
Net cash provided by (used in) from investing activities	(17,036,079)	214,832	6,756,242	(21,833,616)	(1,097,848)	(25,549,210)
Net cash provided by (used in) financing activities	12,247,355	(4,778,000)	(33,567,500)	6,188,653	(1,765,130)	3,443,891
Cash paid for purchase of vessel	(16,993,811)	—	—	(20,821,647)	—	(34,427,573)
Drydocking expenses paid	—	(972,671)	(2,270,418)	(1,076,233)	(689,339)	(821,198)
Dividends declared	687,500	1,276,000	25,435,501	30,175,223	27,525,000	6,814,859
Cash paid for dividends/return of capital(4)	687,500	1,200,000	26,962,500	46,875,223	44,225,000	6,814,859
Cash paid for dividends/return of capital, per common share	0.07	0.12	2.72	4.36	4.30	0.54

	Year Ended December 31,				Nine-Months Ended September 30,
	2002(1)	2003	2004	2005	2005	2006

Fleet Data:
Average number of vessels	6.82	8.00	7.31	7.10	7.00	7.91
Calendar days	2,490	2,920	2,677	2,591	1,911	2,159
Available days	2,448	2,867	2,554	2,546	1,886	2,112
Voyage days	2,440	2,846	2,542	2,508	1,848	2,084
Utilization rate	99.7%	99.3%	99.5%	98.5%	98.0%	98.7%

Average Daily Statistics:
Average TCE rate(5)	6,049	$8,965	$17,839	$17,485	$18,374	$13,766
Operating expenses	2,877	3,005	3,327	3,323	3,309	3,520
Management fees	590	590	737	738	749	761
General and administrative expenses	—	—	—	162	68	351
Total vessel operating expenses	3,467	3,595	4,064	4,223	4,126	4,632

——————

(1)

We have not included financial data for the year ended 2001 since we were only formed in May 2005 and incurred significant expense in the preparation of our consolidated financial statements for 2002, 2003, 2004 and 2005 in connection with the filing of registration statements with the SEC for our public offering. We believe that it would constitute “unreasonable effort or expense” for us to include 2001 financials. The Company’s predecessors (which are the separate shipowning entities that became wholly-owned by the Company subsequent to its formation) prepared financial statements for the year ended December 31, 2001 on a basis different from the financial statements included in this prospectus and the effort and cost involved in converting such financial statements into a basis similar to those financial statements included herein would be unreasonably burdensome.

(2)

In 2004, the estimated scrap value of the vessels was increased from $170 to $300 per lightweight ton to better reflect market price developments in the scrap metal market. The effect of this change in estimate was to reduce 2004 depreciation expense by $1,400,010 and increase 2004 net income by the same amount. The m/v Widar was sold in April 2004. Depreciation expenses for the m/v Widar for 2004 amounted to $136,384 compared to $409,149 for 2003. The m/v Pantelis P was sold in May 2006. Depreciation expenses for the m/v Pantelis P for the nine month period ended September 30, 2006 amounted to $107,587 compared to $193,656 in the same period in 2005. The m/v John P was sold in July 2006. Depreciation expenses for the m/v John P for the nine month period ended September 30, 2006 amounted to $60,697 (the vessel was classified as an asset held for sale after March 31, 2006) compared to $182,093 in the same period in 2005.

(3)

We consider Adjusted EBITDA to represent net earnings before interest, taxes, depreciation and amortization including the amortization of deferred revenue from below market period charters when we acquired m/v Tasman Trader and m/v Aristides N.P. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by United States generally accepted accounting principles, or U.S. GAAP, and our calculation of Adjusted EBITDA may not be comparable to that reported by other companies. Adjusted EBITDA is included herein because it is a basis upon which we assess our liquidity position and because we believe that it presents useful information to investors regarding a company’s ability to service and/or incur indebtedness. The Company’s definition of Adjusted EBITDA may not be the same as that used by other companies in the shipping or other industries.

Adjusted EBITDA Reconciliation to Net Income:

	Year Ended December 31,				Nine-Months Ended September 30,
	2002	2003	2004	2005	2005	2006

Net income	$891,628	$8,426,612	$30,611,765	$25,178,454	$20,456,976	$15,322,422
Depreciation and amortization	4,053,049	4,757,933	3,461,678	4,208,252	2,806,348	4,989,757
Interest and finance cost	793,732	756,873	521,215	1,035,414	860,562	1,538,399
Deferred revenue amortization	—	—	—	—	—	(369,806)
Adjusted EBITDA	$5,738,409	$13,941,418	$34,594,658	$30,422,120	$24,123,886	$21,480,772

Adjusted EBITDA Reconciliation to Cash Flow from Operations:

	Year Ended December 31,				Nine-Months Ended September 30,
	2002	2003	2004	2005	2005	2006

Cash flow from operations	$5,631,343	$10,956,132	$34,208,693	$20,594,782	$(7,390,892)	$15,715,298
Net increase/(decrease) in operating asset/liabilities	(661,824)	2,466,840	(2,427,953)	8,975,697	30,825,404	(159,999)
Loss on derivative	—	—	—	(100,029)	(100,029)	—
Gain/(loss) from vessel sales	—	—	2,315,477	—	—	4,445,856
Investment in associate / provision for doubtful accounts	30,655	(171,025)	27,907	—	—	—
Interest, net	738,235	689,471	470,534	951,670	789,403	1,479,617
Adjusted EBITDA	$5,738,409	$13,941,418	$34,594,658	$30,422,120	$24,123,886	$21,480,772

——————

(4)

The dividend amounts for 2005 and for the nine months ended September 30, 2005 reflect aggregate dividends of $30,175,223 and $27,525,000, respectively, and a return of capital in the amount of $16,700,000. The total payment to shareholders made in 2005 is in excess of previously retained earnings because the Company decided to distribute to its original shareholders in advance of going public most of the profits relating to the Company’s operations up to that time and to recapitalize the Company. This one-time dividend should not be considered indicative of future dividend payments and the Company refers you to the other sections in this prospectus for further information on the Company’s dividend policy. The dividends declared for 2003 and 2004 include a $76,000 and $22,856 non-cash dividend from minority interest holdings. Cash paid for dividends/return of capital in 2004 includes a $1,549,855 return of capital due to the sale of m/v Widar.

(5)

The average TCE rate calculation shown above is based on the actual number of available and voyage days. In the above table, the number of available voyage days was rounded to the nearest number of full days.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and footnotes thereto contained in this prospectus. This discussion contains forward-looking statements, which are based on our assumptions about the future of our business. Our actual results will likely differ materially from those contained in the forward-looking statements. Please read “Forward-Looking Statements” for additional information regarding forward-looking statements used in this prospectus. Reference in the following discussion to “our” and “us” refer to Euroseas, our subsidiaries and the predecessor operations of Euroseas, except where the context otherwise indicates or requires.

General

We are a provider of worldwide ocean-going transportation services. We own and operate drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. We also own and operate container ships and multipurpose vessels that transport dry and refrigerated cargoes, mainly including manufactured products and perishables.

We actively manage the deployment of our fleet between spot charters, which generally last from several days to several weeks, and period charters, which can last up to several years. Some of our vessels may participate in shipping pools, or, in some cases participate in contracts of affreightment. Vessels operating on period charters provide more predictable cash flows but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. Vessels operating in the spot market generate revenues that are less predictable but may enable us to achieve increased profit margins during periods of high vessel rates although we are exposed to the risk of declining vessel rates, which may have a materially adverse impact on our financial performance. Vessels operating in shipping pools benefit from better scheduling, and thus increased utilization, and better access to contracts of affreightment due to the larger commercial operation. Shipping pools may employ the vessels either exclusively in spot charters or a combination of spot and period charters and contracts of affreightment. We are constantly evaluating opportunities to increase the number of our vessels deployed on period charters or to participate in shipping pools (if available for our vessels). However, we only expect to enter into additional period charters or shipping pools if we can obtain contract terms that satisfy our criteria. Container ships are employed almost exclusively on period charter contracts. We carefully evaluate the length and the rate of the period charter contract at the time of fixing or renewing a contract considering market conditions, trends and expectations.

As of December 31, 2006, our fleet consisted of nine vessels as follows: four drybulk carriers, comprised of two Panamax drybulk carriers and two Handysize drybulk carriers, four container ships and one multipurpose vessel. The total cargo carrying capacity of our four drybulk carriers and our four container ships is 207,464 dwt and 6,235 teu, respectively. Our multipurpose vessel can carry 22,568 dwt or 950 teu, or a combination thereof.

We constantly evaluate secondhand vessel purchase opportunities to expand our fleet accretive to our earnings and cash flow, as well as, sale opportunities of certain of our vessels. Since our Private Placement in August 2005, we sold two of our drybulk carriers (m/v John P and m/v Pantelis P, both built in 1981) and contracted to sell one more vessel (m/v Ariel built in 1977, expected to be delivered to buyers on or about February 15, 2007) and we purchased one multipurpose vessel (m/v Tasman Trader built in 1990), one drybulk carrier (m/v Aristides N.P. built in 1993) and two container ships (m/v Artemis built in 1987 and m/v YM Xingang I built in 1993) in accordance with our strategy of renewing and expanding our fleet.

Since our Private Placement in August 2005, we have declared six consecutive dividends on our common stock in a total amount of $1.18 per common share (all the per share amounts set forth in this section are adjusted for the 1-for-3 reverse stock split effected on October 6, 2006, as described below). On January 8, 2007, we declared our sixth consecutive quarterly dividend on our common stock in the amount of $0.22 per common share for the results of operations for the three-month period ended December 31, 2006, and will be paid on or about February 15, 2007 to all common shareholders of record as of January 29, 2007. This dividend on our common stock follows our dividend declarations of $0.21 per common share on November 9, 2006, $0.18 per common share on August 7, 2006, $0.18 per common share on May 12, 2006, $0.18 per share on February 7, 2006 and $0.21 per share on November 2, 2005.

On October 6, 2006, we effected a 1-for-3 reverse stock split in order to increase our common share price to satisfy the price per share listing requirements of the NASDAQ Global Market. As a result of the reverse stock split, the outstanding number of shares of our common stock was reduced from 37,860,341 to 12,620,114, subject to increase to the extent the reverse stock split results in any shareholder receiving fractional shares, in which event such fractional share will be rounded up to the next whole share. The reverse stock split did not affect the number of authorized shares of our common stock or preferred stock which remain at 100,000,000 shares and 20,000,000 shares, respectively.

Operating Results

Factors Affecting Our Results of Operations

We believe that the important measures for analyzing trends in the results of our operations consist of the following:

Calendar days. We define calendar days as the total number of days in a period during which each vessel in our fleet was in our possession including off-hire days associated with major repairs, drydockings or special or intermediate surveys. Calendar days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during that period.

Available days. We define available days as the total number of days in a period during which each vessel in our fleet was in our possession net of off-hire days associated with scheduled repairs, drydockings or special or intermediate surveys. The shipping industry uses available days to measure the number of days in a period during which vessels were available to generate revenues.

Voyage days. We define voyage days as the total number of days in a period during which each vessel in our fleet was in our possession net of off-hire days associated with scheduled and unscheduled repairs, drydockings or special or intermediate surveys or days waiting to find employment. The shipping industry uses voyage days to measure the number of days in a period during which vessels actually generate revenues.

Fleet utilization. We calculate fleet utilization by dividing the number of our voyage days during a period by the number of our available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons such as unscheduled repairs or days waiting to find employment.

Spot charter rates. Spot charter rates are volatile and fluctuate on a seasonal and year to year basis. The fluctuations are caused by imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes.

Time Charter Equivalent (“TCE”). A standard maritime industry performance measure used to evaluate performance is the daily time charter equivalent, or daily TCE. The TCE rate achieved on a given voyage is expressed in $ per day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenues and dividing the net amount (time charter equivalent revenues) by the voyage days, including the trip to the loading port. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

Basis of Presentation and General Information

We are a Marshall Islands company formed on May 5, 2005 to consolidate the beneficial owners of seven ship-owning companies. On June 28, 2005, the beneficial owners exchanged all their shares in the ship-owning companies for shares in Friends. On June 29, 2005, Friends then exchanged all the shares in the ship-owning companies for shares in the Company, thus becoming our sole shareholder. This transaction constituted a reorganization of companies under common control, and was accounted for in a manner similar to a pooling of interests as each ship-owning company was under the common control of the Pittas family prior to the transfer of ownership of the companies to us. Accordingly, the consolidated financial statements included in this prospectus have been presented as if the ship-owning companies were consolidated subsidiaries of the Company for all periods presented and use the historical carrying costs of the assets and the liabilities of the ship-owning companies listed therein.

We use the following measures to describe our financial performance:

Voyage revenues. Our voyage revenues are driven primarily by the number of vessels in our fleet, the number of voyage days during which our vessels generate revenues and the amount of daily charter hire that our vessels earn under charters, which, in turn, are affected by a number of factors, including our decisions relating to vessel acquisitions and disposals, the amount of time that we spend positioning our vessels, the amount of time that our vessels spend in drydock undergoing repairs, maintenance and upgrade work, the age, condition and specifications of our vessels, levels of supply and demand in the transportation market and other factors affecting spot market charter rates in both the drybulk carrier and container ship markets.

Commissions. We pay commissions on all chartering arrangements of 1 to 1.25% to Eurochart, one of our affiliates, plus additional commissions of usually up to 5% to other brokers involved in the transaction. These additional commissions, as well as changes to charter rates will cause our commission expenses to fluctuate from period to period. Eurochart also receives a fee equal to 1% calculated as stated in the relevant memorandum of agreement for any vessel bought or sold by them on our behalf. We also usually pay commissions of up to 2% to other brokers involved in purchase and sale transactions.

Voyage expenses. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage which would otherwise be paid by the charterer under a time charter contract, as well as commissions. Under time charters, the charterer pays voyage expenses whereas under voyage charters, we pay such expenses. The amounts of such voyage expenses are driven by the mix of charters undertaken during the period.

Vessel operating expenses. Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Our vessel operating expenses, which generally represent fixed costs, have historically changed in line with the size of our fleet. Other factors beyond our control, some of which may affect the shipping industry in general (including, for instance, developments relating to market prices for insurance or inflationary increases) may also cause these expenses to increase.

Management fees. These are the fees that we pay to Eurobulk, our affiliated ship manager, under our subsidiaries’ management agreements with Eurobulk for the technical and commercial management that Eurobulk performs on our behalf. The current fee is €610 (or $797.90) per vessel per day under a new master management agreement with Eurobulk effective as of October 1, 2006 and is payable monthly in advance, adjusted annually for inflation.

Depreciation. We depreciate our vessels on a straight-line basis with reference to the cost of the vessel, age and scrap value as estimated at the date of acquisition. Depreciation is calculated over the remaining useful life of the vessel, which is estimated to range from 25 to 30 years from the date of original construction. Remaining useful lives of property are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of estimated lives are recognized over current and future periods. As of September 30, 2006, we depreciated all but one of our vessels over a depreciable life of 25 years. One of our vessels, m/v Ariel, built in 1977, has already reached its 30th year, is fully depreciated and incurred no depreciation charge since the beginning of 2004. During 2004, management increased its estimate of the scrap value of its vessels from $170 to $300 per lightweight ton to reflect market price developments in the scrap metal market which resulted in a reduction of depreciation charges.

Amortization of deferred drydocking costs. Our vessels are required to be drydocked approximately every 30 to 60 months for major repairs and maintenance that cannot be performed while the vessels are trading. We capitalize the costs associated with drydockings as they occur and amortize these costs on a straight-line basis over the period between drydockings. Costs capitalized as part of the drydocking include actual costs incurred at the drydock yard; cost of hiring riding crews to effect repairs on a vessel and parts used in making such repairs that are reasonably made in anticipation of reducing the duration or cost of the drydocking; cost of travel, lodging and subsistence of our personnel sent to the drydocking site to supervise; and the cost of hiring a third party to oversee a drydocking. We believe that these criteria are consistent with industry practice and that our policy of capitalization reflects the economics and market values of the vessels. Commencing January 1, 2006, we revised our policy to exclude the cost of hiring riding crews and the cost of parts used by riding crews from amounts capitalized as drydocking cost. We have not restated any historical financial statements because we determined that the impact of such a revision is not material to our operating income and net income for any periods presented.

Interest expense. We traditionally finance vessel acquisitions partly with debt on which we incur interest expense. The interest rate we pay is generally linked to the 3-month LIBOR rate, although from time to time we utilize fixed rate loans or could use interest rate swaps to eliminate our interest rate exposure. Interest due is expensed in the period is accrued. Loan costs are amortized over the period of the loan; the un-amortized portion is written-off if the loan is prepaid early.

General and administrative expenses. We will incur expenses consisting mainly of the fixed portion of the fees which we pay Eurobulk, professional fees, directors’ liability insurance and reimbursement of our directors’ and officers’ travel-related expenses. General and administrative expenses have increased since we became a public company. We acquire executive services of our Chief Executive Officer, Chief Financial Officer and Secretary, through Eurobulk. As of October 1, 2006, these services will now be provided to us under our new master management agreement with Eurobulk. For the nine-month period ended September 30, 2006, the fixed portion of the management fees which we paid due to us being as a public company is estimated to be $379,375. Commencing October 1, 2006, the fee will be $517,500 on an annualized basis. This fee is adjusted for Greek inflation every July 1 under our master management agreement with Eurobulk.

Results from Operations

We operated the following types of vessels during the nine month period ended September 30, 2006:

	Drybulk Carriers	Container Ships	Multipurpose Carriers	Total

Average number of vessels	4.33	3.00	0.58	7.91
Number of vessels at end of period	4.00	3.00	1.00	8.00
Dwt capacity at end of period	207,464	—	22,600	230,064
TEU capacity at end of period	—	4,636	950	5,586

——————

(1)

After the acquisition of m/v YM Xingang I, on November 15, 2006, a 1,599 TEU, 1993-built container ship, and the sale of m/v Ariel on or about February 15, 2007, a 33,712 dwt 1977-built drybulk carrier, the average age of our drybulk carriers will be approximately 18.5 years and of the entire fleet about 17 years.

Nine Month Period Ended September 30, 2006 Compared to Nine Month Period Ended September 30, 2005.

Voyage revenues. Voyage revenues for the nine-month period ended September 30, 2006 were $29.7 million, down 12.9% compared to the same period in 2005 during which voyage revenues amounted to $34.1 million. The decrease was primarily due to the lower charter rates our vessels achieved due, in turn, to a decline in charter market rates, and despite the fact that we operated on average more vessels compared to the same period in 2005 and partially offset by $0.4 million of deferred revenue amortization. Our fleet of 7.9 vessels had throughout the nine-month period ended September 30, 2006 about 28 unscheduled off-hire days and 47 days of scheduled off-hire for the drydocking of m/v Kuo Hsiung and m/v Nikolaos P, generating an average TCE rate per vessel of $13,766 per day compared to $18,374 per day per vessel for the same period in 2005.

Commissions. Commissions for the nine-month period ended September 30, 2006 were $1.3 million. At 4.3% of voyage revenues, commissions were lower than in the same period in 2005. For the nine months ended September 30, 2005, commissions amounted to $1.8 million, or 5.4% of voyage revenues. The lower level of commissions in 2006 is due to the lower revenues as compared to 2005 and to the fact that recently concluded charter contracts had lower commission levels and the fact that m/v Irini participated in the Klaveness Baumarine shipping pool, where commissions are paid mainly at the shipping pool level, the entire period in the nine months ended September 30, 2006 but only three months during the same period in 2005.

Voyage expenses. Voyage expenses for the nine-month period ended September 30, 2006 were $1.0 million related to expenses for certain voyage charters. For the nine months ended September 30, 2005 voyage expenses amounted to $0.1 million. In the first nine months of 2006, a greater portion of our fleet operated under voyage charter contracts, where we pay for the voyage expenses. Still, the majority of our fleet operates under time charter contracts, and thus the voyage expenses represent only 3.4% of voyage revenues during the nine month period ended September 30, 2006 versus 0.4% for the same period in 2005.

Vessel operating expenses. Vessel operating expenses were $7.6 million for the nine-month period ended September 30, 2006. Daily vessel operating expenses per vessel were $3,519 per day. For the same period in 2005, vessel operating expenses were $6.3 million, or $3,309 per day.

Management fees. These are the fees we pay to Eurobulk under our subsidiaries’ management agreements and our master management agreement with Eurobulk. As of September 30, 2006, Eurobulk charged us €610 (or $797.9, based on a $/€ exchange rate of 1.308 as of December 18, 2006) per day per vessel totaling $1.6 million for the period, or $761 per day per vessel. For the same period in 2005, management fees amounted to $1.4 million, or $749 per day per vessel based on a daily rate per vessel of €590. The daily rate in Euros was adjusted for inflation on February 1, 2006 to €610 per day per ship according to the management agreement with Eurobulk.

General and administrative expenses. These are expenses we pay as part of our operation as a public company and include the fixed portion of our management agreement fees, legal and auditing fees, directors’ and officers’ liability insurance and other miscellaneous corporate expenses. During the nine month period ended September 30, 2006 we had a total of $0.8 million of general and administrative expenses; during the same period in 2005, we had general and administrative expenses of $0.1 million.

Depreciation and amortization. Depreciation and amortization for the nine-month period ended September 30, 2006 was $5.0 million. This consists of $4.2 million of depreciation of vessels and $0.8 million of amortization of deferred drydocking expenditures. Comparatively, depreciation and amortization for the same period in 2005 amounted to $1.8 million and $1.0 million, respectively, for a total of $2.8 million. Depreciation in the nine month period to September 30, 2006 was higher than in the same period in 2005 due to the greater number of vessels in our fleet and the larger book value of the vessel acquired. Amortization for the nine month period to September 30, 2006 is lower than the same period in 2005 due to lower capitalized drydocking expenses. Our three vessel acquisitions between September 30, 2005 and September 30, 2006 had no capitalized drydocking expenses subject to amortization for the nine month period ended September 30, 2006 and, in addition, m/v Pantelis P and m/v John P were sold on May 31, 2006 and July 5, 2006 respectively.

Gain from vessel sale. There were two vessels sales in the nine months ended September 30, 2006. The m/v Pantelis P and m/v John P were sold on May 31, 2006 and July 5, 2006, respectively realizing a gain on sale of $4.4 million. During the same period in 2005, there were no vessel sales.

Interest and finance costs, net. Interest and finance costs, net for the nine-month period ended September 30, 2006 were $1.5 million. Of this amount, $2.3 million relates to interest incurred and loan fees and expenses paid and deferred loan fees written-off during the period, partly offset by $0.7 million of interest income during the period. Comparatively, during the same period in 2005, net interest and finance costs amounted to $0.9 million, comprised of $1.1 million of interest incurred and loan fees and offset by $0.2 million of interest income. Interest incurred and loan fees were higher in the nine-months ended September 30, 2006 due to higher loan amounts outstanding as a result of the new loans undertaken in May 2005, December 2005, June 2006 and September 2006 to recapatalize the Company and for vessel acquisitions.

Derivative and foreign exchange gains or losses. There were no derivative gains or losses in the period ended September 30, 2006 and only a small foreign exchange loss of $1,064. During the same period in 2005, we had a derivative loss due to an interest rate swap on a notional amount of $5.0 million of $0.1 million and foreign exchange gains of $539.

Net income. As a result of the above, net income for the nine month period ended on September 30, 2006 was $15.3 million compared to $20.5 million for the same period in 2005, representing a decrease of 25.4%.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004.

Voyage revenues. Voyage revenues for the period were $44.5 million, down 2.6% compared to the same period in 2004 during which voyage revenues amounted to $45.7 million. The decrease was primarily due to the lower charter rates our vessels achieved, the fact that we operated on average fewer vessels compared to the same period in 2004 (on average 7.1 vessels in 2005 versus 7.3 vessels in 2004) and the lower utilization rate of our available days (98.5% in 2005 compared to 99.5% in 2004). Our fleet of 7.1 vessels had throughout the period 38 unscheduled off-hire days, primarily due to an unscheduled repair for m/v Ariel, and 45 days of scheduled off-hire for the drydocking of m/v Irini and m/v John P, generating an average TCE rate per vessel of $17,643 per day compared to $17,839 per day per vessel for the same period in 2004. The average TCE rate our vessels achieve is a combination of the period charter rate earned by our vessels under period charter contracts, which is not influenced by market developments, and the TCE rate earned by our vessels employed in the spot market which is influenced by market developments. Shipping markets weakened in the second half of 2005 influencing a portion of the TCE earned by some of our vessels.

Commissions. Commissions for the period were $2.4 million. At 5.4% of voyage revenues, commissions were higher than in the same period in 2004. For the year ended December 31, 2004, commissions amounted to $2.2 million, or 4.8% of voyage revenues. The higher level of commissions in 2005 is due to the fact that fewer vessels operated in shipping pools (where commissions are paid by the shipping pool thus reducing the commissions paid by us).

Voyage expenses. Voyage expenses for the year were $0.7 million related to expenses for certain voyage charters. For the year ended December 31, 2004, voyage expenses amounted to $0.4 million. Because our vessels are generally chartered under time charter contracts, voyage expenses represent a small fraction of voyage revenues. In 2005, we had more voyage charters than in 2004, which resulted in higher voyage expenses.

Vessel operating expenses. Vessel operating expenses were $8.6 million for the period compared to $8.9 million for the same period in 2004. This difference was due to the lower average number of vessels we operated in 2005, specifically an average of 7.1 vessels in 2005 compared to 7.3 vessels in 2004. Daily vessel operating expenses per vessel were rather stable between the two periods at $3,322 per day in 2005 compared to $3,327 per day in 2004.

Management fees. These are the fees we pay to Eurobulk under our subsidiaries’ management agreements with Eurobulk. As of December 31, 2005, Eurobulk charged us €590 (or $738) per day per vessel totaling $1.9 million for the period, or $738 per day per vessel. For the same period in 2004, management fees amounted to $2.0 million, or $737 per day per vessel based on the same daily rate per vessel of €590. The Euro exchange rate has been on average the same during 2005 and 2004. The increase in the management fees paid in 2005 also resulted from an increase in the average number of vessels we owned during the period. In 2005, we owned 7.4 vessels compared to an average of 7.1 vessels we owned during 2004.

General and administrative expenses. These are expenses we pay as part of our operation as a public company and include the fixed portion of our management agreement fees, legal and auditing fees, directors’ and officers’ liability insurance and other miscellaneous corporate expenses. During 2005, we had a total of $0.4 million of general and administrative expenses incurred in the second half of the year. We had no such expenses during 2004.

Depreciation and amortization. Depreciation and amortization for the period was $4.2 million. This consists of $2.7 million of depreciation of vessels and $1.6 million of amortization of deferred drydocking expenditures. Comparatively, depreciation and amortization for the same period in 2004 amounted to $2.5 million and $0.9 million, respectively, for a total of approximately $3.5 million. Depreciation in 2005 is higher than in 2004 despite the lower average number of vessels because the depreciation associated with m/v Artemis which was bought in November 2005 was higher than the corresponding depreciation of m/v Widar which was sold in April 2004. Amortization for 2005 is higher than the same period in 2004 due to the amortization of additional drydocking expenditures incurred in 2004 and 2005.

Gain from vessel sale. There were no vessel sales in the year ended December 31, 2005. In 2004, m/v Widar was sold on April 24 for a gain on sale of $2.3 million.

Interest and finance costs, net. Interest and finance costs, net for the period were $1.0 million. Of this amount, $1.5 million relates to interest incurred and loan fees and expenses paid and deferred loan fees written-off during the period, offset by $0.5 million of interest income during the period. Comparatively, during the same period in 2004, net interest and finance costs amounted to $0.5 million, comprised of $0.7 million of interest incurred and loan fees and offset by $0.2 million of interest income. Interest incurred and loan fees are higher in 2005 due to the higher loan amount outstanding as a result of the new loans undertaken in May 2005 and December 2005.

Derivative and foreign exchange gains or losses. During the period, we had a derivative loss of $0.1 million due to an interest rate swap on a notional amount of $5.0 million, and foreign exchange gains of $538. In the same period in 2004, there was a net derivative gain of $27,029 (same interest rate swap) and foreign exchange losses of less than $1,808.

Net income. As a result of the above, net income for the year ended on December 31, 2005 was $25.2 million compared to $30.6 million for the same period in 2004, representing a decrease of 17.7%.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003.

Voyage revenues. Voyage revenues for the year ended December 31, 2004 were $45.7 million, up 76.2%, compared to $26.0 million for the year ended December 31, 2003. Results for 2004 reflect contributions from m/v Widar up to April 24, as the vessel was sold on that day. Our fleet operated throughout the period, with less than 12 unscheduled off-hire days and about 123 days of scheduled drydocking resulting in a fleet utilization rate of 99.5% and averaging a TCE rate per vessel of $17,839 per day. The corresponding fleet utilization and average TCE equivalent for the year ended December 31, 2003 are 99.3% and $8,965 per vessel per day.

Commissions. Commissions in 2004 were $2.2 million and amounted to 4.8% of voyage revenues. Commissions for 2003 were $0.9 million amounting to 3.5% of voyage revenues. Commissions were higher as a percentage in 2004 than in 2003 due the fact that fewer vessels participated in shipping pools in 2004. Shipping pools pay most commissions before distribution of profits, and, thus the distribution to the shipping pool participants is net of third party commissions (we paid only commissions to Eurochart for our shipping pool derived revenues).

Voyage expenses. Voyage expenses in 2004 of $0.4 million relate to expenses for certain voyage charters. Voyage expenses for 2003 were $0.4 million.

Vessel operating expenses. Vessel operating expenses in 2004 were $8.9 million reflecting the operation of an average of 7.3 vessels. Daily vessel operating expenses per vessel were $3,327 per day, about 11.0% higher than daily vessel operating expenses for 2003 which were $3,005. The increase is primarily due to higher insurance costs of $98 per vessel per day, higher costs for spare parts and consumable stores of $87 per vessel per day and an increase of $101 per vessel per day for crew and related expenses. The total operating expenses in 2003 were $8.8 million reflecting the operation of 8 vessels for the full year.

Management fees. These are the fees we pay to Eurobulk under our subsidiaries’ management agreements with Eurobulk. Management fees in 2004 amounted to $2.0 million (or $737) per calendar day per vessel based on our contract rate of €590 per day and the prevailing exchange rate of U.S. Dollar to Euro. In 2003, management fees amounted to $1.7 million (or $590) per calendar day per vessel. The difference of the fee on a per day per vessel basis is primarily attributed to the fact that the management fee was changed from $590 in 2003 to €590 per day per vessel in 2004, the different number of ship days and the U.S. Dollar to Euro exchange rate.

Depreciation and amortization. Depreciation and amortization in 2004 was $3.5 million. As the vessel m/v Widar was sold in April 2004, the depreciation charge was reduced for the period after the sale of the vessel and amounted to $2.5 million for the year. In 2004, we have revised upwards (from $170/ton to $300/ton) our estimate of the scrap price per lightweight ton, and, the expected life for m/v Ariel from 28 to 30 years (as it had gone through a special survey and was not expected to be sold before 2007). As a result, the depreciation charge was lower by $1.4 million reflecting the above adjustments and, consequently, net income for the period was $1.4 million higher or $0.14 per share. Amortization of deferred drydock expenses for the period amounted to $0.9 million, 55.0% higher than in 2003 due to additional drydocking expenditures during 2003 and 2004. Depreciation for 2003 was $4.2 million while amortization of deferred drydocking costs was $0.6 million.

Gain on vessel sale. m/v Widar was sold on April 24, 2004 for a net gain on sale of $2.3 million. There were no vessel sales during 2003.

Interest and finance costs, net. Interest and finance costs, net in 2004 were $0.5 million. Of this amount, $0.7 million relates to interest incurred and loan fees and expenses paid and deferred loan fees written-off during the period offset by $0.2 million of interest income during the period. Net interest expense for the period ended December 31, 2003 was $0.8 million reflecting primarily lower interest income of $0.4 million and higher interest incurred and loan fees of $0.8 million.

Derivative and foreign exchange gains or losses. During the year ended December 31, 2004, we had a derivative gain due to an interest rate swap on a notional amount of $5.0 million of $27,029, and, foreign exchange losses of $1,808. In the year ended to December 31, 2003, there was no derivative exposure and foreign exchange losses of $690.

Net income. Net income for the year ended December 31, 2004 was $30.6 million compared to $8.4 million for the year ended December 31, 2003, an increase of 263.3%.

Lack of Historical Operating Data for Vessels Before their Acquisition

Consistent with shipping industry practice, other than inspection of the physical condition of the vessels and examinations of classification society records, we do not conduct historical financial due diligence when we acquire vessels. Accordingly, we do not obtain the historical operating data for the vessels from the sellers because that information is not material to our decision to make acquisitions, nor do we believe it would be helpful to potential investors in our common shares in assessing our business or profitability. Most vessels are sold under a standard agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel’s classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, the technical management agreement between the seller’s technical manager and the seller is automatically terminated and the vessel’s trading certificates are revoked by its flag state following a change in ownership.

Consistent with shipping industry practice, we treat the acquisition of a vessel (whether acquired with or without charter) as the acquisition of an asset rather than a business. Although vessels are generally acquired free of charter, we may acquire vessels with a period charter. Where a vessel has been under a spot charter, the vessel is delivered to the buyer free of charter, and it is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer. In most cases, when a vessel is under spot charter and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer’s consent and the buyer’s entering into a separate direct agreement with the charterer to assume the charter. The purchase of a vessel itself does not transfer the charter, because it is a separate service agreement between the vessel owner and the charterer.

When we purchase a vessel and assume or renegotiate a related period charter, we must take the following steps before the vessel will be ready to commence operations:

•

obtain the charterer’s consent to us as the new owner;

•

obtain the charterer’s consent to a new technical manager;

•

obtain the charterer’s consent to a new flag for the vessel;

•

arrange for a new crew for the vessel;

•

replace all hired equipment on board, such as gas cylinders and communication equipment;

•

negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;

•

register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;

•

implement a new planned maintenance program for the vessel; and

•

ensure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.

Liquidity and Capital Resources

Liquidity

As of September 30, 2006, we had a cash balance of $14.1 million, funds due from related companies of $1.2 million and $1.4 million cash in restricted retention accounts. The $1.2 million due from related companies represents advances to the manager of the fleet, Eurobulk, for operating expenses, management fees and executive services as per the management agreements.

Working capital is current assets minus current liabilities, including the current portion of long term debt. We have a working capital deficit of $1.0 million including the current portion of long term debt which was $14.4 million as of September 30, 2006. We consider our liquidity sufficient for our operations.

As of December 31, 2005, we had a cash balance of $20.5 million plus restricted cash of $1.1 million. The current portion of long term debt included in our current liabilities was $14.4 million as of December 31, 2005. The working capital was $6.9 million as of December 31, 2005. All of the $46.9 million dividend declared was paid as of December 31, 2005.

As of December 31, 2004, we had a cash balance of $15.5 million plus restricted cash of $68,980. The current portion of long term debt included in our current liabilities was $6.0 million as of December 31, 2004. The working capital was $2.7 million as of December 31, 2004. All of the $27.0 million dividend declared was paid as of December 31, 2004.

Net Cash from Operating Activities

Our net cash from operating activities for the nine months ended September 30, 2006 was $15.7 million. This represents the net amount of cash, after expenses, generated by chartering our vessels. Eurobulk and another related party, on our behalf, collect our chartering revenues and pay our chartering expenses. This amount resulted from net income for the period of $15.3 million, a reduction in the amount due from related parties of $1.9 million, gain of $4.4 milion from the sale of m/v Pantelis P and m/v John P primarily offset by higher depreciation and drydocking expenses. In the same period in 2005, net cash flow from operating activities was a deficit of $7.4 million. This amount is attributable to net income of $20.5 million less an increase in the amount due from related parties of $29.1 million offset by other changes in working capital.

Our net cash from operating activities for 2005 was $20.6 million. This represents the net amount of cash, after expenses, generated by chartering our vessels. Eurobulk and another related party, on our behalf, collect our chartering revenues and pay our chartering expenses. Net income for the period was $25.2 million, which was reduced by amounts due from related parties of $7.6 million. The increase in the amounts due from related companies is primarily due to a payment of the amount due to related companies of $4.6 million as of December 31, 2004 and advances to our fleet manager of funds to pay for all anticipated vessel expenses. In the same period in 2004, net cash flow from operating activities was $34.2 million based on a contribution of net income of $30.6 million.

Our net cash from operating activities during 2004 was $34.2 million. This is primarily attributable to the favorable trading conditions which contributed net income of $30.6 million, a gain of $2.3 million from the sale of m/v Widar in April, deferred drydocking expenses of $2.3 million, and, a further increase of funds due to related companies by $3.5 million during the period. During 2003, net cash flow from operating activities was $11.0 million, primarily attributable to net income of $8.4 million.

Net Cash from Investing Activities

For the nine months ended September 30, 2006, net cash flow used in investing activities was $25.6 million. We received net proceeds from the sale of m/v Pantelis P and m/v John P of $9.2 million and had an increase of cash in retention accounts of $0.3 million. At the same time we spent $34.4 million for the purchase of m/v Tasman Trader and m/v Aristides N.P. resulting in a cash deficit from investment activities of $25.6 million. During the same period in 2005, cash flow from investing activities amounted to a deficit of $1.1 million reflecting an increase of cash in retention accounts.

During 2005, we purchased m/v Artemis for $20.8 million and we had to put in retention accounts $1.0 million to satisfy requirements of our new loan facilities for a total of funds used in investment activities of $21.8 million. During 2004, cash flow from investing activities amounted to $6.8 million contribution reflecting the sale of m/v Widar in April 2004, while there were no investment activities in 2003 except a release of $0.2 million of restricted funds.

Net Cash Used in Financing Activities

Net cash provided by financing activities for the nine-month period ended September 30, 2006 was $3.4 million. This mainly relates to $6.8 million of dividends paid, $13.4 million of debt repayments and the drawdown of $23.8 million of new debt to partly finance the purchase of m/v Tasman Trader and m/v Aristides N.P. In the same period in 2005, net cash used in financing activities was $1.8 million mainly related to a dividend and return of capital of $44.2 million paid to shareholders on April 10, 2005 and May 15, 2005, and the net proceeds from re-financing long term debt and debt repayments of $23.2 million.

In 2005, net cash provided by financing activities amounted to $6.2 million. This relates primarily to proceeds from our Private Placement of $18.6 million and net proceeds from long term debt of $34.6 million offset by $46.9 million consisting of dividends and return of capital and $0.2 million in loan arrangement fees paid.

In 2004, net cash used in financing activities amounted to $33.6 million reflecting dividend payments of $27.0 million and repayment of debt of $6.6 million related to the repayment of the balance of the loan of m/v Widar when the vessel was sold.

During 2003, net cash used in financing activities was $4.8 million, reflecting primarily a dividend of $1.2 million, repayment of long term debt of $6.3 million and new debt incurred of $3.0 million and a repayment of an advance from shareholders of $0.3 million made in the prior year.

Capital Resources

Historically, our sources of funds have been equity provided by our shareholders, operating cash flows and long-term borrowings. Our principal use of funds has been capital expenditures to establish and expand our fleet, maintain the quality of our vessels, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, make principal and interest payments on outstanding loan facilities, and pay dividends. Our main short term liability needs are to fund our vessel operations including the drydocking and special survey requirements of our vessels. We expect to rely on cash flows from operations and short term borrowings if necessary to cover our short term liquidity needs. We expect to rely upon funds raised from this offering, operating cash flows, long term borrowings, as well as future offerings to implement our growth plan and meet our liquidity needs going forward. In our opinion our working capital is sufficient for our present requirements and for the upcoming 12-month period.

Off-balance Sheet Arrangements

We do not and have never had any off-balance sheet arrangements.

Debt Financing

We operate in a capital intensive industry which requires significant amounts of investment, and we fund a major portion of this investment through long term debt. We maintain debt levels we consider prudent based on our market expectations, cash flow, interest coverage and percentage of debt to capital. During the nine month period ended on September 30, 2006, we repaid loans of $13.4 million and drew down new loans of $23.8 million.

As of September 30, 2006, after considering the loan repayments and new loan discussed in the preceding paragraph, we had six outstanding loans with a combined outstanding balance of $58.9 million. As of December 31, 2006, we had seven outstanding loans with a combined outstanding balance of $75.0 million. These loans have maturity dates between 2008 and 2013. Our long-term debt comprises bank loans granted to our vessel-owning subsidiaries.

Diana Trading Ltd. (our subsidiary and the owner of m/v Irini) entered into a loan agreement with HSBC Bank plc amounting to $4.2 million which was drawn down on May 9, 2005. The loan is repayable in twelve consecutive quarterly installments consisting of four installments of $0.45 each, and eight installments of $0.3 million each, with the last installment due in May 2008. The first installment was paid in August 2005. The outstanding amount of this facility as of September 30, 2006 is $2.1 million. The interest is calculated at LIBOR plus 1.25% per annum. Diana Trading Ltd also has another credit facility with HSBC Bank plc with an outstanding balance of $2.62 million to be repaid in 9 consecutive quarterly installments of $0.22 million and a balloon payment of $0.6 million along with the last installment.

Alcinoe Shipping Ltd (the owner of m/v Pantelis P.), Oceanpride Shipping Ltd. (the owner of m/v John P.), Searoute Maritime Ltd. (the owner of m/v Ariel) and Oceanopera Shipping Ltd. (the owner of m/v Nikolaos P) jointly and severally entered into a new eurodollar loan agreement with EFG Eurobank Ergasias S.A. amounting to

$13.5 million which was drawn down on May 16, 2005. Prior to obtaining the loan, an amount of $1.4 million was paid in settlement of the outstanding loans as at March 31, 2005 for Alcinoe Shipping Ltd. and Oceanpride Shipping Ltd. The new loan is repayable in twelve consecutive quarterly installments consisting of two installments of $2.0 million each, one installment of $1.5 million, nine installments of $0.6 million each, and a balloon payment of $2.6 million payable with the last installment in May 2008. The first installment was due in August 2005. Interest is calculated on LIBOR plus 1.5% per annum. As of September 30, 2006 the outstanding amount of this loan is $5.1 million due to a repayment of $1.5 million as a result of the sale of m/v Pantelis P and an additional $1.5 million repayment as a result of the sale of m/v John P. The remaining amount of $4.1 million will be repaid in seven consecutive quarterly installments of $0.3 million each, with a balloon payment of $2.0 million along with the last installment.

Allendale Investments S.A. (the owner of m/v Kuo Hsiung) and Alterwall Business Inc. (the owner of m/v YM Qingdao1 (ex Kuo Jane)) jointly and severally entered into a loan agreement with Fortis Bank (Nederland) N.V. amounting to $20.0 million when the outstanding amount of the old loans were $3.6 million which was drawn down on May 26, 2005. The loan is repayable in twenty-four unequal consecutive quarterly installments of $1.5 million each in the first year, $1.125 million each in the second year, $0.775 million in the third year, $0.45 million each in the fourth through the sixth years and a balloon payment of $1.0 million payable with the last installment in May 2011. The interest is calculated at LIBOR plus 1.25% per annum as long as the outstanding amount remains below 60% of the fair market value (FMV) of the vessel and 1.375% if the outstanding amount is above 60% of the FMV of the vessel. The outstanding portion of this loan as of September 30, 2006 is $12.875 million.

Salina Shipholding Corp. (the owner m/v Artemis) entered into a loan agreement with Calyon Bank under which it borrowed $15.5 million on December 28, 2005. The loan is payable in ten consecutive semi-annual installments starting in June 2006 consisting of six installments of $1.75 million each and four installments of $0.65 million each and a balloon payment of $2.4 million payable with the final installment in December 2010. The interest is based on LIBOR plus a margin that ranges between 0.9 to 1.1%, depending on the asset coverage ratio. The outstanding amount of this loan as of September 30, 2006 is $13.75 million.

Xenia International Corp. (the owner of m/v Tasman Trader) entered into a loan agreement with Fortis Bank N.V./S.A., Athens Branch under which it borrowed $8.25 million on June 30, 2006. The loan is payable in twenty three consecutive quarterly installments consisting of $0.265 million each beginning September 2006 and a balloon payment of $2.155 million payable with the final installment in March 2012. The interest is based on LIBOR plus a margin of 0.95%. The outstanding amount of this loan as of September 30, 2006 is $7.985 million.

Prospero Maritime Inc. (the owner of the m/v Aristides N.P.) entered into a loan agreement with Calyon Bank under which it borrowed $15.5 million on September 4, 2006. The loan is payable in 14 consecutive semi-annual installments in the following amounts: (a) in the case of the first and second installments, $1.2 million each; (b) in the case of the third installment, $1.0 million; (c) in the case of the fourth to fourteenth installments, $0.825 million, and a balloon payment payable together with the 14th installment in the amount of $3.025 million. The first installment is paid in March 2007. The interest is based on LIBOR plus a margin that ranges between 0.9-1.1%, depending on the asset cover ratio.

Xingang Shipping Ltd. (the owner of the m/v YM Xingang I) entered into a loan agreement with HSBC Bank plc under which it borrowed $20.0 million on November 15, 2006.The loan is payable in eight consecutive quarterly installments of $1.0 million each beginning February 2007, followed by four consecutive quarterly installments of $750,000 each, followed by sixteen consecutive installments of $250,000 each and a balloon payment of $5.0 million payable with the last installment in November 2013. The interest is based on LIBOR plus a margin of 0.935%.

The loan agreements contain various covenants, including restrictions as to changes in management and ownership of the vessels, distribution of dividends or any other distribution of profits or assets, additional indebtedness and mortgaging of vessels without the lender’s prior consent, the sale of vessels, as well as minimum requirements regarding the hull insurance ratio cover. We are not in default of any credit facility covenant.

Dividend Policy

Our Board of Directors has adopted a policy to declare a regular minimum quarterly dividend of $0.22 per share to shareholders each May, August, November and February provided there are sufficient funds as determined by the Board of Directors. Any excess cash flow may be used to pay additional dividends, fund our growth or repay

Company debt. On January 8, 2007 we declared a dividend on our common stock in the amount of $0.22 per share for the results of operations for the three-month period ended December 31, 2006, which is payable on or about February 15, 2007 to all common shareholders of record as of January 29, 2007. We expect to declare our next dividend in May 2007.

The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirement and availability, restrictions in its loan agreements, growth strategy, charter rates in the drybulk and container shipping industry, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors, such as the acquisition of additional vessels. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our Board of Directors.

Tabular Disclosure of Contractual Obligations

Contractual Obligations and Commitments

Contractual obligations are set forth in the following table as of December 31, 2006:

(In thousands)	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years

Bank debt	$74,950	$18,040	$26,345	$14,820	$15,745
Interest Payment(1)	$14,466	$4,469	$5,604	$3,016	$1,377
Management fees, vessels(2)	$12,283	$2,441	$5,065	$4,777	$—
Management fees, executive services(3)	2,670	527	1,109	1,034	—

——————

(1)

Assuming the amortization of the loan described above and an estimated average effective LIBOR of 5.5% for all the periods shown in the table and margin over LIBOR ranging from 90 basis points to 160 basis points as the case for each loan might be.

(2)

Refers to our obligation for our subsidiaries’ management fees of €610 per day per vessel (or $797.9) as adjusted on February 1, 2006 to account for inflation in Greece during 2005, and as further adjusted annually for inflation on February 1 of each year, for the nine vessels owned by Euroseas at December 30, 2006 under our five-year management contract. We have assumed no change in the number of vessels other than the delivery of m/v Ariel to its buyers on February 15, 2007, an inflation rate of 3.5% per year and no changes in this U.S. Dollar to Euro exchange rate.

(3)

Refers to our obligation to acquire executive services from Eurobulk Ltd. for our positions of CEO, CFO and Secretary under our new 5-year management agreement as of October 1, 2006. We pay an annual fee of $517,500 up to July 1, 2007; from then on, the fee will be adjusted every July 1st based on Greek inflation the previous calender year. We have assumed a 3.5% annual inflation for the remaining term of the agreement.

Contractual obligations are set forth in the following table as of September 30, 2006:

(In thousands)	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years

Bank debt	$58,910	$14,390	$21,590	$13,920	$9,010
Interest Payment(1)	$11,002	$3,569	$4,429	$2,271	$734
Management fees, vessels(2)	$12,785	$2,384	$5,022	$5,379	$—
Management fees, executive services(3)	2,799	522	1,100	1,178	—

——————

(1)

Assuming the amortization of the loan described above and an estimated average effective LIBOR of 5.5% for all the periods shown in the table and margin over LIBOR ranging from 90 basis points to 160 basis points as the case for each loan might be.

(2)

Refers to our obligation for our subsidiaries’ management fees of €610 per day per vessel (or $797.9), as adjusted annually for inflation, for the eight vessels owned by Euroseas at September 30, 2006 under our new master management agreement as of October 1, 2006. We have assumed no change in the number of vessels, an inflation rate of 3.5% per year and no changes in this U.S. Dollar to Euro exchange rate.

(3)

Refers to our obligation to acquire executive services from Eurobulk Ltd. for our positions of CEO, CFO and Secretary under our new 5-year management agreement as of October 1, 2006. We pay an annual fee of $517,500 up to July 1, 2007; from then on, the fee will be adjusted every July 1st based on Greek inflation the previous calender year. We have assumed a 3.5% annual inflation for the remaining term of the agreement.

Contractual obligations are set forth in the following table as of December 31, 2005:

(In thousands)	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years

Bank debt	$48,560	$14,430	$23,630	$8,600	$1,900
Interest Payment(1)	$7,242	$2,910	$3,215	$1,061	$57
Management fees, vessels(2)	$10,645	$2,405	$5,065	$3,175	—
Management fees, executive services(3)	2,431	509	1,072	851	—

——————

(1)

Assuming the amortization of the loan described above and an estimated average effective interest rate based on an underlying assumption for LIBOR of 5.50% and margin over LIBOR ranging from 110 basis points to 160 basis points as the case for each loan might be.

(2)

Refers to our obligation for management fees of €590 (approximately $771.7 based on a U.S. Dollar exchange rate of €1.00 = U.S.$1.308 as in effect on December 18, 2006) for the eight vessels owned by Euroseas at December 31, 2005 under our management agreements at the time, which expire on January 31, 2010. We have assumed no changes in the number of vessels, an inflation rate of 3.5% per year and no changes in this US Dollar to Euro exchange rate.

(3)

Refers to our obligation to acquire executive services from Eurobulk Ltd. for our positions of CEO, CFO and Secretary under a 5-year executive services agreement starting on July 1, 2005. We pay $500,000 per year for these services annually adjusted for Greek inflation every July 1st. On July 1, 2006 the annual fee was adjusted by 3.5% to $517,500. We have assumed annual increase of 3.5% every July 1 thereon.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of business, we face risks that are non-financial or non-quantifiable. Such risks principally include country risk, credit risk and legal risk. Our operations may be affected from time to time in varying degrees by these risks but their overall effect on us is not predictable. We have identified the following market risks as those which may have the greatest impact upon our operations:

Interest Rate Fluctuation Risk

The international drybulk and container shipping industry is a capital intensive industry, requiring significant amounts of investment. Much of this investment is provided in the form of long term debt. Our debt usually contains interest rates that fluctuate with LIBOR. We do not use financial instruments such as interest rate swaps to manage the impact of interest rate changes on earnings and cash flows and increasing interest rates could adversely impact future earnings.

As at September 30, 2006, we had $58.9 million of floating rate debt outstanding with margins over LIBOR ranging from 0.90% to 1.60%. Our interest expense is affected by changes in the general level of interest rates. As an indication of the extent of our sensitivity to interest rate changes, an increase of 100 basis points would have decreased our net income and cash flows in the three-month period to September 30, 2006 by approximately $0.1 million assuming that the current debt level was the same throughout the quarter.

In March of 2004, we entered into an interest rate swap agreement on a notional amount of $3.0 million. Under this swap agreement, we receive interest based on the 3-month LIBOR rate and we pay based on 1.10% fixed rate if the 1-year LIBOR remains below 4.02%: otherwise we pay the 1-year LIBOR rate. This agreement was terminated in October 2005.

The following table sets forth the impact on interest expense of a 100 basis points increase in LIBOR during the next five years:

Twelve Months Ended September 30,	Amount (thousand US$)

2007	$507
2008	399
2009	277
2010	211
2011 and thereafter	253

On November 15, 2006, we drew down $20.0 million under our loan agreement to finance our acquisition of m/v YM Xingang I. This increased the impact on interest expense of a 100 basis point increases in LIBOR by approximately: $142,500 until September 30, 2007; $155,000 year ended September 30, 2008; $117,000 year ended September 30, 2009; $90,000 year ended September 30, 2010; and $219,500 for 2011 and thereafter.

Foreign Exchange Rate Risk

The international drybulk and container shipping industry’s functional currency is the U.S. dollar. We generate all of our revenues in U.S. dollars, but incur approximately 34% of our vessel operating expenses in currencies other than U.S. dollars. In addition, our management fee is denominated in euros (€590 per vessel per day in 2004 and 2005 and €610 or $797.90 per vessel per day, adjusted annually for inflation, as of February 1, 2006). At September 30, 2006, approximately 33% of our outstanding accounts payable were denominated in currencies other than the U.S. dollar, mainly in Euros. We do not make use of currency exchange contracts to reduce the risk of adverse foreign currency movements but we believe that our exposure from market rate fluctuations is unlikely to be material. Net foreign exchange losses for the nine month period ending September 30, 2006 were $1,064.

Inflation Risk

The general rate of inflation has been relatively low in recent years and as such its associated impact on costs has been minimal. We do not believe that inflation has had, or is likely to have in the foreseeable future, a significant impact on expenses. Should inflation increase, it will increase our expenses and subsequently have a negative impact on our earnings.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated condensed financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that involve a high degree of judgment and the methods of their application.

Depreciation

We record the value of our vessels at their cost (which includes acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulated depreciation. We depreciate our vessels on a straight-line basis over their estimated useful lives, estimated to range from 25 to 30 years from date of initial delivery from the shipyard. We believe that the 25 to 30 year range of depreciable life is consistent with that of other shipowners. We use a depreciable life of 25 years for all of our vessels except one which has already reached an age of 30 years and continues to be employed. This vessel, m/v Ariel, is fully depreciated and carried no depreciation charge in 2004, 2005 or the first nine months ended September 30, 2006. Depreciation is based on cost less the estimated residual scrap value. In 2004, the estimated scrap value of the vessels was increased from $170 to $300 per lightweight ton to better reflect market price developments in the scrap metal market. An increase in the useful life of the vessel or in the residual value would have the effect of decreasing the annual depreciation charge and extending it into later periods. A decrease in the useful life of the vessel or in the residual value would have the effect of increasing the annual depreciation charge.

Deferred Drydock Costs

Our vessels are required to be drydocked approximately every 30 to 60 months for major repairs and maintenance that cannot be performed while the vessels are trading. We capitalize the costs associated with drydockings as they occur and amortize these costs on a straight-line basis over the period between drydockings. Costs capitalized as part of the drydocking include actual costs incurred at the drydock yard cost of hiring riding crews to perform specific tasks determined by us in accordance with the requirements of the classification society in connection with the drydocking and parts used in performing such tasks, cost of travel, lodging and subsistence of our personnel sent to the drydocking site to supervise and the cost of hiring a third party to oversee a drydocking. We believe that these criteria are consistent with industry practice and that our policy of capitalization reflects the economics and market values of the vessels. Commencing January 1, 2006, we have revised our policy to exclude the cost of hiring riding crews and the cost of parts used by riding crews from amounts capitalized as drydocking cost. We have not restated any historical financial statements because we determined that the impact of such a revision is not material to our operating income and net income for any periods presented.

Impairment of Long-lived Assets

We evaluate the carrying amounts and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. We determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel carrying value. In the event that impairment occurred, we would determine the fair value of the related asset and we record a charge to operations calculated by comparing the asset’s carrying value to the estimated fair market value. We estimate fair market value primarily through the use of third party valuations performed on an individual vessel basis.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FIN 46, “Consolidation of Variable Interest Entities,” which clarified the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to address perceived weaknesses in accounting for entities commonly known as special-purpose or off-balance sheet entities. It provides guidance for identifying the party with a controlling financial interest resulting from arrangements or financial interests rather than voting interests. It requires consolidation of Variable Interest Entities (“VIEs”) only if those VIEs do not effectively disperse the risks and benefits amount the various parties involved. On December 24, 2003, the FASB issued a complete replacement of FIN 46 (“FIN 46R”), which clarified certain complexities of FIN 46. FIN 46R is applicable for financial statements issued for reporting periods that end after March 5, 2004. The Company has reviewed FIN 46R and determined that the adoption of the standard does not have a material impact on the financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share Based Payments (SFAS 123R). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award-the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date, as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, and to awards modified, repurchased, or cancelled after that date. SFAS 123R will be effective for our fiscal year 2006. The Company does not anticipate that the implementation of this standard does not have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (“FAS 153”). This statement amends APB

Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS No. 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS No. 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard does not have a material impact on its financial position, results of operations or cash flows.

FASB has issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.

SFAS No. 154 requires retrospective applications to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 previously required that most voluntary change in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. The Company is analyzing the effect which this pronouncement will have on its financial condition, statement of operations, and cash flows. This statement is effective for the Company on January 1, 2006. The statement did not have an effect on the Company’s financial condition, results of operation or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

SFAS No. 155 permits fair value re-measurement for any hybrid financial instruments that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133. SFAS No. 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. SFAS No. 155 also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company has not completed the study of what effect SFAS No. 155 will have on its financial position and results of operations.

On March 29, 2005, the SEC released a Staff Accounting Bulletin (SAB) relating to the FASB accounting standard for stock options and other share-based payments. The interpretations in SAB No. 107, “Share-Based Payment,” (SAB 107) express views of the SEC Staff regarding the application of SFAS No. 123 (revised 2004), “Share-Based Payment” (Statement 123R). Among other things, SAB 107 provides interpretive guidance related to the interaction between Statement 123R and certain SEC rules and regulations, as well as provides the Staff’s views regarding the valuation of share-based payment arrangements for public companies. The Company does not anticipate that adoption of SAB 107 will have any effect on its financial position, results of operations or cash flows.

In March 2005, the FASB issued FASB Interpretation No. (“FIN”) 47 “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”, which clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143 “Accounting for Asset Retirement Obligations”. Specifically, FIN 47 provides that an asset retirement obligation is conditional when either the timing and (or) method of settling the obligation is conditioned on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005. This statement did no have an impact on the Company’s financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156 Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140. The Statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. Statement 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under the Statement, fair value measurements are disclosed by level within that hierarchy. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This statement will be effective for the Company on January 1, 2008. The Company does not believe that this pronouncement will have an effect on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157 Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This statement will be effective for the Company on January 1, 2008. The Company does not believe that this pronouncement will have an effect on its financial position, results of operations or cash flows.

On September 13, 2006, the SEC released SAB No. 108, which provides guidance on materiality. SAB No. 108 states that registrants should use both a balance sheet (iron curtain) approach and an income statement (rollover) approach when quantifying and evaluating the materiality of a misstatement, contains guidance on correcting errors under the dual approach, and provides transition guidance for correcting errors existing in prior years. If prior-year errors that had been previously considered immaterial (based on the appropriate use of the registrant’s prior approach) now are considered material based on the approach in the SAB, the registrant need not restate prior period financial statements. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. This statement will be effective for the Company for the fiscal year ending December 31, 2006. The Company is currently evaluating the effect that adoption of SAB No. 108 will have on its financial position and results of operations.

THE INTERNATIONAL DRYBULK AND CONTAINER SHIPPING INDUSTRY

The information and data in this section relating to the international drybulk and container shipping industry has been provided by Maritime Strategies International Ltd., or MSI, and is taken from MSI databases and other sources available in the public domain. MSI has advised us that it accurately describes the international drybulk and container shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. MSI’s methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the drybulk and container shipping industry.

Trends in the International Drybulk Shipping Market

Introduction

Overview

The international drybulk shipping industry provides seaborne transportation of drybulk commodities for related industries. The most important of these commodities are iron ore, coal and grains which together account for an estimated 75% of total trade. Other key cargoes, commonly referred to as minor bulks, include agricultural products (e.g. fertilizers), steel products, forest products, metals, cement and a wide range of other minerals. Shipping companies provide seaborne transportation to customers that include power utilities, steelmakers, grain houses, commodity traders and government agencies. In recent years there has been a substantial increase in the use of commodities transported in drybulk. In 2005, the amount of cargo transported by the industry was estimated to have exceeded 2.2 billion metric tons – an increase of over 9% over the previous year and almost 30% since 2000.

Freight

This is the primary source of revenue to a shipping company. The freight rate of transporting drybulk commodities can be volatile and is related to demand for and supply of drybulk carriers. Demand for vessels is influenced by many factors, but particularly by economic activity and changes in production, consumption, inventories and prices of the commodities mentioned above and their substitutes (if any). The distances over which commodities are transported is also a key determinant of shipping demand. Drybulk carrier supply is influenced by newbuildings (or additions to the existing fleet), the scrapping of older vessels, the drydocking (for maintenance or storage) of existing bulk carriers and other efficiency factors such as port delays and the speed at which vessels travel.

Freight is paid when a customer charters a vessel for a specified period of time or to carry a specific cargo. The charter market is highly competitive as shipping companies compete on the offered freight rate, the location, technical specification and quality of the vessel and the reputation of the vessel’s manager. Typically, the contractual agreement between the shipping company and the customer, known as a charterparty, is based on standard industry terms.

A vessel is usually chartered under a voyage charter or a time charter. A voyage charter is a contract to carry a specific cargo between two ports for an agreed rate per ton of cargo carried. Under voyage charters, the shipowner pays voyage expenses such as port, canal and fuel costs. A time charter is a contract to charter a vessel for an agreed period of time at a set daily rate. Under time charters, the charterer pays for the voyage expenses and decides what ports the vessel should go. A spot charter is a voyage charter or a time charter that is fixed for just one trip. A period charter is a longer term time charter. Of course, a vessel can carry cargoes on behalf of its own owner like in a case of a steel mill, or, in case its owner has secured a cargo transportation contract (“Contract or Affreighment” or “COA”). Variations of the above mentioned employment types are bareboat charters or shipping pools (please refer to “Glossary of Shipping Terms” for definitions).

Fleet Ownership

International seaborne drybulk transportation services are primarily provided by independent shipowners, in contrast to the tanker industry where many oil companies also have their own fleets. As a result ownership of the fleet is highly fragmented, with no single shipowner controlling more than 5% of the global drybulk carrier fleet.

The size of a drybulk carriers can be from several hundred tons of cargo carrying capacity (“deadweight tons” or “dwt”) to 300,000 dwt or more. The oceangoing fleet is considered to be from 10,000 dwt and up as smaller vessels are generally employed in local trades. The drybulk carriers are generally grouped in 4 size sectors: Capesize, from 80,000 dwt and above; Panamax, from 60,000 to 79,999 dwt; Handymax, from 40,000 to 59,999 dwt, and, Handysize, from 10,000 to 39,999 dwt.

Drybulk Carrier Demand

Overview

The amount of cargo transported in drybulk carriers is governed by demand for the various commodities, which is affected by international economic activity, regional imbalances between domestic production and consumption, commodity prices and inventories. In addition to the volume of cargo, drybulk carrier demand is driven by the average distance required to transport it from commodity-producing locations to commodity-consuming destinations. Demand can be expressed in “ton-miles”, measured as the product of (a) the amount of cargo transported, multiplied by (b) the distance over which it is transported.

The mile component is generally the most variable element of ton-mile demand. Seaborne trading distances for commodities are determined principally by the location of production and their efficient distribution for processing and consumption. To illustrate the importance of this consider that a ton of ore carried from Brazil to China generates roughly 2 to 3 times the demand for sea transport as the same amount of ore shipped from Australia. Trading patterns are sensitive both to major geopolitical events and to small shifts, imbalances and disruptions in all stages of production and processing through to end-use. Seaborne transportation distances are also influenced by infrastructural factors, such as the availability of canal ‘shortcuts’ and capacity at ports and inland distribution. The following chart outlines seaborne trade in drybulk commodities from 1980 to 2005.

SEABORNE DRYBULK TRADE

Seaborne drybulk trade has grown by a compound annual rate of 3% per annum since 1980, but in the last 5 years growth has risen to over 5% per annum. The acceleration in trade in recent years has been driven primarily by China, whose economic growth averaged 10% per annum from 2003-2005. China’s entry into the World Trade Organisation in 2001 caused a large increase in investment funds flowing into the country as foreign manufacturers sought to benefit from lower wage costs and the future prospects of a large consumer market. China’s growth helped foster a wider rebound in the other Asian economies, particularly Japan, Korea and Taiwan. As a result there has been substantial growth of drybulk trade to and from the Pacific region, for a number of key commodities.

Steel industry related trades, mainly iron ore and metallurgical coal used in the production of steel and steel products, account for about 50% of the seaborne drybulk trade. The table below shows the main drybulk commodities and the main segments of the drybulk carrier fleet they are transported by.

Commodity	Seaborne Trade 2005 (million tons)	Percent of Seaborne Drybulk Trade	Typical Drybulk Carrier Segment Carried by

Iron Ore	710	32.1%	Capesize, Panamax
Metallurgical Coal	199	9.0%	Capesize, Panamax
Thermal Coal	500	22.6%	Capesize, Panamax
Grains	292	13.2%	Panamax, Handymax, Handysize
Minor Bulks	511	23.1%	Handymax, Handysize
Total	2,212	100.0%

Steel & Iron Ore

Chinese growth has been very steel-intensive, driven by construction and underpinned by large government infrastructure projects. Chinese production of crude steel has increased by a compound annual rate of 21.7% per annum from 2000 to 2005 to 339 million tons. The strength of Chinese steel consumption has also contributed to an export-led revival in other steel producing nations.

STEEL PRODUCTION (Million Metric Tons)

	2000	2001	2002	2003	2004	2005	Compound Annual Growth 2000-2005

North America	135	120	123	126	134	126	-1.4%
Western Europe	163	158	159	160	168	164	0.1%
Former Soviet Union	99	100	102	107	143	112	2.5%
China	127	151	182	222	272	339	21.7%
Japan	106	103	108	111	113	112	1.1%
Other Asia	98	100	105	109	116	122	4.5%
Rest of World	118	118	126	133	142	143	3.9%
Total	846	850	905	968	1,088	1,118	5.7%

The steelmaking process requires 2 major commodity inputs: iron ore and coking (or metallurgical) coal. Although China has vast domestic reserves of both commodities, its domestic reserves of iron ore are poor in quality (i.e., low in iron content) and are normally mixed with high quality imported ore. As a result, the rapid development of steel production has had a significant impact on Chinese iron ore imports, which have grown by a compound annual rate of over 30% per annum over the last 5 years.

IRON ORE IMPORTS (Million Metric Tons)

	2000	2001	2002	2003	2004	2005	Compound Annual Growth 2000-2005

Western Europe	151	131	136	135	150	140	-1.5%
China	70	92	111	148	208	275	31.5%
Japan	131	125	132	132	135	132	0.1%
Other Asia	74	79	78	79	80	85	2.8%
Rest of the World	75	64	71	82	80	80	1.2%
Total	501	491	528	576	653	712	7.3%

CHINESE STEEL PRODUCTION AND IRON ORE IMPORTS

Australia and Brazil together account for approximately two thirds of global iron ore exports. Although both have seen strong demand from China, Australia continues to benefit the most, accounting for 30% of every extra ton of iron ore imported by China in 2005 over 2004, compared to a corresponding figure of 20% for Brazil. However, although Brazilian exports to China have grown more slowly, the contribution to ton-mile demand has been greater due to the greater distances between origin and destination. India is also becoming a major exporter of ore. Unlike Australia and Brazil who tend to export primarily in the larger Capesize vessels, much of India’s exports are in the smaller Panamax/Handymax vessel sizes.

IRON ORE EXPORTS (Million Metric Tons)

	2000	2001	2002	2003	2004	2005	Compound Annual Growth 2000-2005

Australia	165	175	174	197	221	239	7.7%
Brazil	160	156	170	184	201	223	6.9%
India	33	41	55	57	63	81	19.7%
Africa	33	34	35	34	36	38	2.9%
Rest of the World	115	102	110	123	123	135	3.3%
Total	506	508	544	595	644	716	7.2%

Coal

Asia’s rapid industrial development has also contributed to strong demand for coal, which accounted for roughly a third of the total growth of seaborne bulk trade between 2000 and 2005. Coal is usually divided into two categories: thermal coal (or steam coal), used in power stations, and metallurgical coal (coking coal) used as an input by the steel industry.

Expansion in air-conditioned office and factory space, along with industrial use, has raised demand for electricity, of which nearly half is generated from coal-fired plants, thus increasing demand for thermal coal. In addition, Japan’s domestic nuclear power generating industry has suffered from safety problems in recent years, resulting in the temporary closure of a number of nuclear power reactors and leading to increased demand for oil, gas and coal-fired power generation. Furthermore the high cost of oil and gas has lead to increasing development of coal fired electricity plants across the world, especially in Asia. Thermal coal represents the majority of the total coal trade (72% in 2005) and by itself accounted for 28% of the growth of total seaborne dry bulk trade between 2000 and 2005.

Metallurgical, or coking coal, accounted for 9% of seaborne trade in 2005. Future prospects are heavily tied to the steel industry. It is used within the blast furnace to impart its carbon into the iron, giving the final steel product more strength and flexibility. Because coking coal is of higher quality than thermal coal (i.e., more carbon and less impurities), its price is higher and its trade more volatile.

COAL IMPORTS (Million Metric Tons)

	2000	2001	2002	2003	2004	2005	Compound Annual Growth 2000-2005

Western Europe	184	198	190	206	226	252	6.5%
Japan	145	156	159	166	179	181	4.5%
Other Asia	21	25	39	45	53	39	13.2%
Rest of the World	256	272	278	302	314	329	5.1%
Total	606	651	666	719	772	801	5.7%

Australia is the world’s dominant exporter of coal, accounting for approximately 30% of global exports. However, Indonesia has increased its exports in recent years, becoming a good source for business for Panamax/Handymax vessels. Growth in Indonesian exports has been very strong with compound annual growth of 15.9% between 2000 and 2005.

COAL EXPORTS (Million Metric Tons)

	2000	2001	2002	2003	2004	2005	Compound Annual Growth 2000-2005

North America	84	73	60	64	70	70	-3.6%
Colombia	36	38	35	44	51	55	8.9%
South Africa	70	69	70	71	68	72	0.6%
China	55	91	84	94	87	66	3.7%
Indonesia	57	66	73	89	105	119	15.9%
Australia	187	194	204	215	225	234	4.6%
Rest of World	97	98	116	123	149	167	11.5%
Total	586	629	642	700	755	783	6.0%

Grains

Wheat and coarse grains are primarily used for direct human consumption or as feed for livestock. International trade fluctuates considerably. Grains have a long history of price volatility, government interventionism and weather conditions which strongly impact trade volumes. In 2005, adverse weather impacted wheat and corn harvests in many of the world’s major growing regions and production fell roughly 3% from 2004, causing total trade to decline by 1%. Soyabean trade has risen rapidly in recent years as demand for animal feed and vegetable oil has increased. However, demand growth for wheat and course grains is fundamentally linked in the long term to population growth and rising per capita income. With Asia experiencing rapid economic growth and increasing standards of living, it is expected that meat consumption will increase, leading to rising demand for animal feed.

WHEAT AND COARSE GRAINS IMPORTS (Million Metric Tons)

	2000	2001	2002	2003	2004	2005	Compound Annual Growth 2000-2005

Latin America	41	37	35	34	34	34	-3.7%
Europe/Former Soviet Union	21	26	32	30	19	17	-4.1%
Africa	39	39	40	35	44	42	1.5%
Middle East	28	28	26	23	27	28	-0.3%
Japan	26	26	26	26	25	25	-0.5%
Other Asia	34	34	35	35	34	34	0.2%
Rest of World	15	19	18	19	26	21	7.0%
Total	204	209	212	202	209	201	-0.3%

International trade in grains is dominated by 4 key exporting regions; North America, Latin America, Oceania and Europe, including the Former Soviet Union which together account for over 90% of global exports. Large importers are typically North Africa (Egypt), the Middle East and more recently India.

WHEAT AND COARSE GRAINS EXPORTS (Million Metric Tons)

	2000	2001	2002	2003	2004	2005	Compound Annual Growth 2000-2005

North America	104	99	80	105	98	108	0.8%
Latin America	30	26	24	27	30	20	-7.8%
Europe/Former Soviet Union	37	47	67	29	48	52	7.0%
Oceania	22	22	13	22	21	22	0.4%
Rest of World	15	19	29	24	20	17	2.5%
Total	208	213	213	207	216	219	1.0%

Minor Bulks

Trade in minor bulks constituted approximately 25% of total seaborne trade for dry bulk carriers in 2005. The table below shows that compound annual growth for all minor bulks was 2.3%, but those related to the steel and construction industries have grown even faster. Steel scrap trade has grown the fastest as scrap is the key input for steel makers using the ‘electric arc furnace’ means of production. The trade for these minor bulks is geographically widespread but the Middle East has been a key importer of construction inputs in recent years.

TOTAL SEABORNE TRADE IN SELECTED MINOR BULKS (Million Metric Tons)

	2000	2001	2002	2003	2004	2005	Compound Annual Growth 2000-2005

Steel Scrap	35	35	40	49	56	58	10.6%
Steel Products	184	193	205	211	234	241	5.5%
Cement	46	46	45	47	60	60	5.5%
Bauxite	53	51	55	63	67	69	5.4%
Total Minor Bulks	318	325	345	370	417	428	6.1%

Drybulk Carrier Supply

Overview

The supply of drybulk shipping capacity is measured by the amount of suitable deadweight tons (dwt) available to transport cargo. This depends on the aggregate tons of the existing world fleet, deliveries of newbuildings, scrapping of older vessels, and the number of vessels undergoing maintenance, repairs, inspection, or otherwise unavailable for use. The decision to order newbuildings or scrap older vessels is influenced by many factors, including prevailing and expected charter rates, newbuilding and scrap prices, and availability of delivery dates and government and industry regulation of seaborne transportation practices.

Port and inland infrastructure developments in key load and discharge areas (particularly for iron ore and coal) have struggled to keep pace with strong growth in seaborne trade of drybulk commodities from 2003 to 2006. This has resulted in escalating port congestion and increased the time spent by vessels waiting to berth. As the time required to complete a single vessel voyage has increased, the number of vessels required has also risen, contributing to higher freight rates.

Newbuildings

In general, it takes from 18 to 36 months from the date of placing a newbuilding contract to the date a shipowner takes delivery of the vessel. During the last three to four years, the high levels of vessel orderbook have resulted in the average delivery lag being about three years and in some instances even larger. Vessels are constructed at shipyards of varying size and technical sophistication. Bulk carriers are generally considered to be the least technically sophisticated vessels (although there are many clear exceptions to this rule) and as such tend to be those where the shipyards can extract the smallest margin for their construction.

The price of newbuildings is linked to the level of demand for and supply of shipyard space, the cost of steel, labour and other factors. Generally, a shipyard can build most types of ships hence the price for drybulk carriers is influenced by the orderbook of all ship types. High newbuilding ordering activity in a particular sector is typically driven by high freight rates in that sector. As of December 2006, the total drybulk orderbook stood at 73 million tons representing 20.5% of the existing fleet. The existing orderbook is to be delivered over the next 3-5 years.

Scrapping

Scrapping (demolition) is a function of the freight market and the size of the fleet which is “over-aged”, usually considered to included vessels 25 years or older. However, the scrap age of a vessel depends on its size: the scrap age of smaller vessels like handysize and handymax carriers tends to be longer than the scrap age of larger ones like capsize carriers. The larger the pool of over-aged vessls, the higher the increase in scrapping during a freight market downturn. At times of high freight rates, scrapping is rare since shipowners prefer to extend the trading life of vessels to earn more freight. Demolition is carried out by teams of breakers with blow-torches, oxy-acetylene steel cutters, etc once the vessel has been purposefully beached. The scrap value of the vessel depends on the local steel price, the quality and the amount of steel recoverable from the vessel (“lightweight”, or, “lwt”). Since the beginning of 2004, the scrap price per ton has fluctuated between $300 and $450 per ton of steel. For example, a panamax drybulk carrier of about 70,000 dwt typically has 10-12,000 tons of lightweight; such a vessel if when scrapped gets $350 per lightweight ton would fetch $3.5-$4.2 million.

The graph below shows that in recent years the average age at which vessels have been scrapped has increased dramatically. It also shows that smaller vessels tend to have considerably longer trading lives.

AVERAGE SCRAPPING AGE OF DRY BULK CARRIERS

Drybulk Carrier Sectors

While there is no standard definition, drybulk carriers are commonly categorised into the following size sectors:

DRYBULK CARRIER SECTORS (as of  December 1, 2006)

		Number of Vessels		Deadweight Capacity
Segment	Size Range (Dwt)	Total	Share (%)	Total (MnDwt)	Share (%)

Capesize	80,000 and above	833	13.9%	131.2	36.8%
Panamax	60,000 to 79,999	1,292	21.5%	92.1	25.8%
Handymax	40,000 to 59,999	1,355	22.5%	65.1	18.2%
Handysize	10,000 to 39,000	2,517	42.0%	68.1	19.1%
Total	10,000 and above	5,997	100%	356.5	100%

The table above provides information concerning the number of vessels and deadweight capacity of each of these market sectors. Although the majority of capacity in number of ships falls into the smaller Handysize and Handymax sectors, over half the fleet’s deadweight carrying capacity falls into the larger Panamax and Capesize sectors.

The Capesize Sector

The Capesize sector constitutes 36.8% of the drybulk carrier fleet’s total deadweight capacity. These vessels are principally designed to provide economies of scale, as innovations in handling technology tend to favour larger units. But the size restrictions of specific ports or trade routes are often taken into consideration as well – hence, the “Newcastlemax” or “Dunkirkmax” designs of Capesize bulk carriers. Over half the Capesize bulk carrier fleet falls into the 160,000 to 200,000 dwt size range, which is capable of passing through the Suez Canal.

Capesize bulk carriers are deployed almost exclusively on the major coal and iron ore trades. Until the early 1990s, the Atlantic and Pacific Capesize markets were separate and heavily reliant on long term contracts (though smaller Capesize vessels, often elderly, were sometimes spot chartered in the Atlantic). As Rotterdam expanded its capacity, and US draft restricted coal exports gave way to increasing Latin American and South African shipments, larger Capesize vessels began to gain a foothold in the Atlantic. Heightened competition between suppliers led to longer haul inter-ocean trade. Hence, major Capesize loading regions include the major iron exporters Brazil, Australia and India. And the major destinations are China, Japan, Korea, and Western Europe. For coal, the key Capesize loading areas include Australia, South Africa and Colombia.

The Capesize sector has benefited most from Asia’s industrial development. The rapid expansion of Chinese steel production has lifted imports of iron ore, principally from Australia, India and Brazil, whilst the recovery in Japanese steelmaking has drawn imports from both Australia and Brazil.

Ownership of the Capesize fleets is marginally more concentrated compared to the smaller vessel sectors, though it is still highly fragmented. 201 shipowners or operators control 833 Capesize vessels – an average of 4 ships per shipowner. 21 of these companies control 10 or more Capesize vessels, at an average of 18.4 vessels per company, and they constitute 47% of the sector’s total deadweight capacity. 33 companies control between 5 and 9 vessels, at an average of 6.1 ships per company, and constitute 25% of total capacity. 83 companies own just 1 Capesize vessel and account for 9% of fleet capacity.

The chart below outlines the Capesize fleet by year of build, including scheduled new deliveries. It shows that the fleet is distributed more evenly across the age spectrum than the other sectors of the fleet, with almost no 1970s built tonnage remaining to be scrapped. Capesizes built before 1980 constitute only 1% of the sector’s total deadweight capacity, while those built since 2000 constitute 39%. The average age of the fleet at Dec 1, 2006 was 10.2 years.

The orderbook at the beginning of December 2006 amounted to 42.4 million dwt or 32% of the existing fleet. Actual deliveries will depend on whether shipyards alter their delivery schedules and whether newbuilding contracts are added to the volume of new orders placed. In practice, however, available yard berths for new contracts for delivery prior to 2010 are limited.

CAPESIZE FLEET BY YEAR OF BUILD AND
SCHEDULED NEW DELIVERIES (As of December 1, 2006)

Capesize freight rates can be highly volatile and vary substantially even on a day-to-day basis. While Capesize rates depend largely on the market fundamentals of supply and demand, other factors (including the cost of bunkers and port charges) also influence their level. Modern vessels typically earn more than older vessels due to fuel and other efficiencies. In addition, older vessels are prone to longer off-hire periods, which reduce their earnings.

Capesize spot and time charter rates increased sharply during the second half of 2003 and reached record levels in 2004, with average spot earnings for modern vessels briefly exceeding $100,000 per day during January 2004. Although rates subsequently declined from that peak, they have remained well above pre-2003 historical peaks. During the second half of 2004, the Capesize freight market underwent a revival, with average earnings briefly surpassing $100,000 per day once again in early December 2004. Rates then trended lower in 2005, with a brief surge during October and November, before a large increase in August 2006 after which, in recent weeks, rates have gone on to reach their highest levels since April 2005.

MODERN CAPESIZE (170,000 DWT) FREIGHT RATES

The Panamax Sector

The Panamax sector constitutes 26% of the fleet’s total deadweight capacity. Panamax vessels were originally designed to be the largest vessels able to transit the Panama Canal.

Panamaxes mainly carry coal, grains and minor drybulk cargoes on routes where relatively short voyage distances, limited cargo volumes or restricted port drafts and length of berths discourage the use of larger Capesize vessels. Key Panamax loading areas include North America, Latin America, Africa and Asia for coal, and North America, Latin America and Australia for wheat and coarse grains. Discharge areas are more uniformly distributed around the world. In recent years, Panamax vessels have also benefited from strong iron ore trade, as high cargo volumes and increased port congestion have constrained the availability of Capesize vessels and resulted in charterers using two Panamax vessels to transport traditional Capesize cargoes.

Ownership of the Panamax fleet is the most fragmented of the drybulk carrier fleet on a vessel per company basis. As of December 1, 2006, there were an estimated 402 shipowner or operators controlling approximately 1,292 Panamaxes – an average of only 3.2 vessels per company. 167 of these controlled only 1 vessel each. The top 10 shipowners controlled 21% of the sector’s deadweight capacity, while the top 20 controlled 29% of the sector’s deadweight capacity.

The chart below outlines the Panamax fleet by year of build, including scheduled new deliveries. The chart illustrates that the age distribution is skewed towards the younger end of the spectrum. Panamaxes built before 1980 constitute 3% of the sector’s total deadweight capacity, while those built since 2000 constitute 36%. The average age of the fleet at Dec 1, 2006 was approximately 11.9 years.

The orderbook at Dec 1, 2006 amounted to 8.6 million dwt or 9% of the existing fleet. Actual deliveries will depend on whether shipyards alter their delivery schedules and whether newbuilding contracts are added to the volume of new orders placed. In practice, however, available yard berths for new contract delivery prior to 2010 are limited.

PANAMAX FLEET BY YEAR OF BUILD AND
SCHEDULED NEW DELIVERIES (As of December 1, 2006)

Panamax freight rates can be highly volatile and vary substantially even on a day-to-day basis though to a lesser extent compared with Capesize freight rates. While Panamax rates depend largely on the market fundamentals of supply and demand, other factors (including the cost of bunkers and port charges) also influence their level. Modern vessels typically earn more than older vessels due to fuel and other efficiencies. In addition, older vessels are prone to longer off-hire periods, which reduce their earnings.

Panamax spot and time charter rates increased sharply during the second half of 2003 and reached record peaks in 2004, with average spot earnings for modern vessels exceeding $40,000 per day for most of the first quarter of 2004. Although rates subsequently declined from that peak, they have remained well above pre-2003 historical peaks. During the second half of 2004, the Panamax freight market underwent a revival, with average earnings briefly surpassing $40,000 per day once again in late November to early December 2004. Rates then trended lower in 2005 until August 2006 when they started to move up again, ending the year over $30,000 per day.

MODERN PANAMAX (75,000 DWT) FREIGHT RATES

The Handymax Sector

The Handymax (40,000-59,000 dwt) is the smallest sector of the drybulk carrier fleet, accounting for 18% of fleet deadweight capacity as of December 1, 2006. This sector, along with the Handysizes, has the greatest diversity in cargoes and routes. Their size and design (vessels are usually equipped with their own cranes, and are referred to as “geared”) makes them extremely versatile and able to access smaller ports where size restrictions or inadequate load and discharge facilities would exclude larger vessels.

Trading patterns and cargoes for these types of vessel are highly diversified. Typical cargoes include wheat and coarse grains, agricultural bulk commodities such as sugar and rice, fertilisers, minor ores and minerals, steel products and scrap, forest products, and semi-processed commodities such as coke and cement. In addition, Handymax vessels are employed on a limited number of low-volume short-haul iron ore and coal trades, as well as those where port size or infrastructure constraints require smaller, geared vessels.

Handymax fleet ownership is highly fragmented, with 445 different owner operators of the approximately 1,355 vessels in the world Handymax fleet: an average of just 3 vessels per company. As of December 1, 2006, 18 companies controlled 10 ships or more (at an average of 22.1 ships per company), amounting to only 29% of the fleet. Another 56 companies owned 5 to 9 ships (at an average of 6.1 ships per company) or 26% of the fleet. 212 companies control 1 vessel each, accounting collectively for 15% of the fleet.

The chart below outlines the Handymax fleet by year of build, including scheduled new deliveries. The chart indicates that at Dec 1, 2006, approximately 5% of the fleet’s existing deadweight capacity was accounted for by vessels built before 1980, and these may be considered likely candidates for scrapping in the near future. Vessels built since 2000 constituted 43% of the existing fleet. The average age of the fleet at Dec 1, 2006 was 11.0 years.

The orderbook at the beginning of December 2006 amounted to 14.8 million dwt or 22.9% of the existing fleet. Actual deliveries will depend on whether shipyards alter their delivery schedules and whether newbuilding contracts are added to the volume of new orders placed.

HANDYMAX FLEET BY YEAR OF BUILD AND
SCHEDULED NEW DELIVERIES (As of December 1, 2006)

Handymax freight rates can be volatile and fluctuate even on a day-to-day basis. While Handymax rates depend largely on the market fundamentals of supply and demand, other factors (including the cost of bunkers and port charges) also influence their level. Modern vessels typically earn more than older vessels due to fuel and other efficiencies. In addition, older vessels are prone to longer off-hire periods, which reduce their earnings.

Handymax earnings increased sharply during the second half of 2003 in line with the larger bulk carrier sectors, and reached record peaks in 2004, with average spot earnings for modern 45,000 dwt vessels exceeding $38,000 per day in March 2004. During the second half of 2004, the Handymax freight market underwent a revival, with earnings briefly surpassing $32,000 per day once again in late November to early December 2004. Rates then trended lower in 2005 before a rebound starting in March 2006, with rates touching their highest levels since May 2005 in October and ending the year near to this level.

HANDYMAX AVERAGE FREIGHT RATES

The Handysize Sector

The Handysize (10,000-39,000 dwt) sector is the largest sector of the drybulk carrier fleet by number of vessels, accounting for 42% of the total fleet. However, in terms of deadweight capacity, it is only marginally larger than the Handymax fleet with 19.1% of total capacity. Like Handymax vessels, they are fitted with cranes which, along with their shallow drafts, make them extremely versatile and able to access smaller ports with less sophisticated onshore facilities. As a result trading patterns and cargoes for these types of vessel are highly diversified.

Handysize vessels are generally older than Handymax. The latter have begun to replace the former as new developments in ship design has enabled larger vessels to be constructed with similar drafts. Increasingly the industry is moving towards building larger vessels to benefit from economies of scale. However this does not mean that smaller vessels have become obsolete, for they are less likely to have to travel part-laden and are often able to generate substantial returns.

Like the Handymax sector, Handysize fleet ownership is highly fragmented with 813 different shipowners control 2,517 vessels: an average of just 3 vessels per company. As of December 1, 2006, 38 companies controlled 10 ships or more (an average of 24.6 ships per company), amounting to only 38% of the fleet. Another 74 companies owned 5 to 9 ships (an average of 6.3 ships per company) or 18% of the fleet and 444 companies control 1 vessel each, collectively accounting for 17% of the fleet.

The chart below outlines the Handysize fleet by year of build, including scheduled new deliveries. The chart indicates that at Dec 1, 2006, approximately 28% of the fleet’s existing dwt capacity was accounted for by vessels built before 1980, and these may be considered likely candidates for scrapping in the near future. Vessels built since 2000 constituted 14% of the existing fleet. The average age of the fleet at Dec 1, 2006 was 20.6 years.

The orderbook at the beginning of December 2006 amounted to 7 million dwt or 10% of the existing fleet. Actual deliveries will depend on whether shipyards alter their delivery schedules and whether newbuilding contracts are added to the volume of new orders placed.

HANDYSIZE FLEET BY YEAR OF BUILD AND
SCHEDULED NEW DELIVERIES (As of December 1, 2006)

Handysize earnings increased sharply in the second half of 2003 in line with the larger bulk carrier sectors. The 18 month time charter peaked in Feb 2004 at $22,000 per day before declining rapidly to a low of $13,000 in June of that year. During the second half of 2004, rates rebounded and 18 month time charter rates in the Handysize sector peaked again in December 2004 at $21,800 per day. Rates then trended lower in 2005 until a recent rebound has brought rates to over $19,000 for the first time since March 2005.

HANDYSIZE ONE-YEAR TIME CHARTER RATES

Vessel Prices

Newbuilding Prices

Prices for the construction of new vessels have soared in recent years and have been sustained by an environment of high freight rates in all shipping sectors which has spurred ordering of all ship types, limiting the availability of shipyard berths and pushing up the prices of drybulk carriers. The first quarter of 2005 witnessed the peak of the current newbuilding price cycle. Since then prices have fallen but remain historically high. An increase in the number of tankers ordered in the second quarter, was responsible for the rebound in 2006.

BULK CARRIER NEWBUILDING PRICES

Secondhand Prices

The second hand, or sale and purchase, market for drybulk carriers has witnessed an unprecedented rise in prices in the last few years as shipowners seek to increase the size of their fleets to benefit from the rise in trade. Prices tend to follow the direction of the freight market.

BULK CARRIER 10 YEAR OLD PRICES

BULK CARRIER 15 YEAR OLD PRICES

Trends in the Container Shipping Market

Introduction

Overview

The international container shipping industry provides seaborne transportation for a wide range of manufactured goods and perishables in a unitized form and represents an important and increasingly significant part of the global seaborne movement of goods. In 2005, global containerized trade (primary port to port cargo movements) stood at an estimated 115.00 million teu, while global trade including transhipment was estimated at 157 million teu as shown in the chart below. As of December 1, 2006, the global container shipping fleet contained 3,856 fully cellular container ships with a total standing slot capacity of 9.32 million teu, while the total container capable fleet capacity was slighly over 11.6 million teu.

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Source: Drewry/MSI

Growth in the liner shipping market has been relatively rapid in comparison with other major shipping sectors such as tankers and bulk carriers. In the last three years, demand for container shipping has greatly accelerated, with a compound annual growth rate in world container trade of over 12% per annum.

This growth has been both integral, with an increase in commodities already carried in containers, and plausible through a spread in the scope of containerization to new cargoes previously carried breakbulk (both dry and temperature-controlled) or on ro-ro vessels.

Industry Ownership

The range of container ship owners is diverse, including liner companies, who are often significant corporate entities, and operators, who are often part of wider groups involved in other shipping activities. Shipowning generally requires a relatively high level of capital investment. Ownership of the Panamax size and larger ship sectors is less fragmented than the ownership of smaller vessels. There are several hundred operators who own only a few vessels. As a result the ownership is highly fragmented, with no single owner controlling more than about 10% of the global container fleet.

Container Ship Demand

Global container trade is spread over a range of long-haul, regional, and intra-regional routes. The mainlane container trades on the major East-West routes are the world’s largest in terms of volume, with the Transpacific forming the world’s largest container trade. In addition to these trades, there are intermediate trades on the mainlane East-West corridor serving the Middle East and the Indian Sub-Continent. North-South trades form the second layer of the global liner network, connecting the Northern hemisphere with South America, Africa and Australasia. Additionally, there are also important intra-regional container trades such as intra-Asia or intra-Europe.

Total Loaded Moves (‘000TEU)

Load Region	1995	2000	2005	Average Growth Per Annum (%)

N.America	17,896	23,878	33,472	6.5%
Latin America	6,829	11,903	20,177	11.4%
W.Europe	26,141	41,845	61,662	9.0%
E.Europe	592	851	3,578	19.7%
Africa	3,400	5,217	8,912	10.1%
Middle East	4,950	8,118	17,080	13.2%
Indian SubCont	2,673	4,591	7,728	11.2%
S.E.Asia	18,509	28,067	45,289	9.4%
P.R.China	15,083	29,717	76,291	17.6%
Other Asia	19,589	27,470	37,260	6.6%
Oceania	2,770	3,985	5,750	7.6%
World	118,432	185,642	317,199	10.4%

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Source: Drewry/MSI

The Transpacific and the Far East-Europe routes are the world’s two largest container trade routes. In recent years, Chinese trade routes have driven most of the increase in volumes from Asia. From 2000 to 2005 loaded exports from China have grown over 2.5 times. Other significant expenses include Latin America and Eastern Europe (incorporating FSU).

Clearly the demand for container ship capacity is a function of the volume of traffic on the key trades but effective demand is also heavily dependent on trade distance, and the operational and trading networks. Seasonality also affects demand with the peak season in the 3-4 months prior to December.

Container Ship Supply

Global container trade is served by a large and diverse fleet of container carrying vessels. The most significant part of this fleet is the fully cellular container ships, which as of December 1, 2006, comprised 80% of global available teu capacity. The remainder of the container capable fleet is comprised of a range of non-fully cellular ship types, including Multi-Purpose/Dry Cargo Vessels (Dry Cargo), Roll-On Roll-Off vessels (Ro-Ros) and numerous miscellaneous vessels (Other), which often have container carrying capacity.

The container carrying fleet has responded to rapid demand growth. Overall container capable standing slot capacity expanded at a compound annual growth rate of approximately 8% over the previous 10 years, driven mainly by growth of the fully cellular container ship fleet, which has more than doubled in capacity. As of December 1, 2006, total capacity in the fully cellular container capable fleet was 9.32 million teu. The capacity of the fully cellular container ship fleet has grown at a compound annual growth rate of over 10% per annum over the last 10 years.

Container Capable Capacity

	2002		2003		2004		2005		2006(1)
	Mn	%	Mn	%	Mn	%	Mn	%	Mn	%
Vessel Type	TEU	Share	TEU	Share	TEU	Share	TEU	Share	TEU	Share

FCC	6.08	74%	6.62	75%	7.26	77%	8.19	78%	9.32	80%
Dry Cargo	1.44	17%	1.46	17%	1.49	16%	1.52	15%	1.54	13%
RoRo	0.33	4%	0.33	4%	0.33	4%	0.33	3%	0.34	3%
Other	0.39	5%	0.39	4%	0.40	4%	0.40	4%	0.41	4%
Total	8.24	100%	8.80	100%	9.48	100%	10.44	100%	11.61	100%

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(1)

As of December 1, 2006

The fully cellular container ship fleet is made up of a wide range of ships from less than 500 teu in capacity to more than 8,000 teu. While there is no industry standard categorization of ships according to their size they are generally divided into the following groups. At the top end of the scale are the deep sea container ships of 3,000 teu and above, which are generally responsible for servicing the mainlane East-West trade routes. These ships are designated as Panamax or Post-Panamax according to their ability to transit the Panama Canal based on their physical dimensions. Intermediate container ships are between 2,000 teu and 2,999 teu in capacity and generally serve intermediate, North-South, and in some cases intra-regional, trade routes. Handysize vessels are between 1,300 teu and 1,999 teu while ships below 1,300 teu in capacity are the conventional feeder container ships generally operated on an intra-regional basis, that often relay or “feed” cargo within a region from or to main port hubs served by mainlane trade routes. The largest proportion of the growth in container ship capacity in recent years has been in the Panamax and Post-Panamax deep sea segments.

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(1)

As of December 1, 2006

As of December 1, 2006, the container ship orderbook of vessels over 500 teu was comprised of 1,182 ships, with an aggregate 4.276 million teu, and represented over 45% of the existing fleet in terms of capacity. Vessels over 4,500 teu dominate the current orderbook by teu but there is scope for more smaller vessels to be delivered by 2009 to 2010, given shorter construction times.

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(1)

As of December 1, 2006

As of December 1, 2006, the global container ship fleet had an average age of 10.6 years. The Post-Panamax container ship fleet had an average age of 4.2 years. Ninety-one per cent of Post-Panamax capacity (vessels 4,500 teu or larger) was less than 10 years old. This is in stark contrast to the smaller vessels particularly those under 2,000 teu where vessels less than 5 years of age are significantly less than half the total built in the previous ten year period. Given the youthful age profile of the fleet, container ship demolition is marginal in relation to fleet additions. During the periods of buoyant freight markets, operators generally allow their older vessels to trade beyond 25 years of age but the 25+ year old fleet still accounts for only 4.2% of the global fleet measured by teu capacity.

Container Ship Market Sectors

The table below highlights the markets in which each container ship sector was deployed as at July 1, 2006 across the main trade routes. While certain size ranges are associated with specific trade routes, this concentration is not as high as generally assumed.

Deployment by Trade as of July 1, 2006

Route	1,500- 1,999	2,000- 2,499	2,500- 3,299	3,300-5, 100PX	PPX	Total

East-West Trades	36	60	185	395	404	1,080
North- South Trades	215	251	102	81	15	664
Intra-regional	168	55	58	11	14	306
South-south Trades	24	4	0	0	0	28
Inactive *	13	9	14	11	8	55
Total	456	379	359	498	441	2,133

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Note:

*Includes dry docking and moving between services.

The Post-Panamax and Panamax Container Ship Sectors

The overwhelming majority of container ship capacity growth has been provided by the largest sectors of the fleet. Over two-thirds of the growth in teu container ship capacity in the worldwide container ship fleet over the last 10 years has been recorded in the post Panamax and Panamax sectors.

As a result of their physical size (unable to transit the Panama Canal), Post Panamax ships are generally restricted to operating on two trade routes only, the Transpacific, between Asia and the U.S. West Coast, and the Far East to Europe route. They can also operate on a combination of the two routes.

These two routes are the world’s largest container trade routes and, given their economies of scale, Post-Panamax container ships are the vessels of choice with a commanding market share. As volumes have grown, so have the dimensions of post Panamax vessels, with a new breed of ‘super post Panamaxes’ emerging in recent years to push the economies of scale benefits further.

The deployment table reveals that of 441 post Panamax ships in service at the beginning of July, 29 vessels in the 4,300-5,900 teu range were operating on trades other than the East-West ones. Fifteen were deployed on North-South routes (trading on two routes from North Europe – to the East Coast South America and South Africa) and 14 on intra-regional routes, including 12 operating between the Far East and Middle East or Indian Subcontinent.

The Panamax container ship sector is made up of container ships of 3,000 teu and above in capacity, with dimensions such that they are able to transit the Panama Canal. Consequently, these ships largely operate on the three mainlane trade routes – the Transpacific (including Far East to US East coast via Panama), the Far East to Europe and the Transatlantic.

However, many ships over 3,000 teu now operate on trade routes elsewhere in the global liner network, such as on secondary East to West trades and increasingly on North-South and even a few intra regional trades.

The deployment table includes data for Panamax ships of 3,300 teu and above, and shows that almost one fifth of the ships in this bracket operate outside the East-West trades, with 81 on North-South routes and a small number on intra regional trades.

Intermediate, Handysize and Feeder Container Ship Sectors

The dependence of liner operators on the charter market has grown substantially and there is also an increasing prevalence of ships chartered in vessel sharing partnerships.

A large number of container ships destined for the charter markets have been financed by the German KG system, which provides tax benefits (derived from accelerated asset depreciation) to private investors in certain shipowning companies. KG equity houses are generally responsible for collecting the funds. While scheduled changes to the structure of the KG system eliminating the tax benefit to investors have been implemented, KG houses are expected to continue to promote significant investment in ships through the German tonnage tax system. Other identifiable charter shipowner groups include Greek shipowners and companies using other financing schemes such as Scandinavian KS financing.

Interest in the flexible Handysize sector remains high. Recent newbuilding developments have seen a focus on the 1,800 teu (25,000 dwt) vessel size which is aimed mainly at the intra-Asian markets. There is a gap developing between this size and the next larger size of 2,600-3,000 teu (35-40,000 dwt), which includes both geared and gearless ships from a wide variety of shipyards. Nevertheless, approximately 50% of Handysize container ships remain active in their traditional trading areas of Latin America, Africa and, to a lesser extent, Australasia.

In the smaller ship segments, there has been little pressure on Chinese yards for upsizing beyond the 1,200 teu mark with respect to particular marketing standard designs. Not many ships are being built in the traditional 1,300-1,700 teu range.

In the Feeder sector, interest remains evenly spread among vessels slightly less than and more than the 900 teu threshold. New vessel ordering has been underpinned by significant replacement demand.

The Charter Market

As liner shipowners have increased their reliance on chartered in tonnage, the charter market has matured and become more liquid. This has fostered the development of a new breed of shipowners called charter or tramp shipowners who rely on the charter market to find ongoing employment for their vessels. Indeed, charter shipowners have increased their share of the fleet in recent years and have been responsible for a substantial share of investment in container ship contracting.

The vast majority of the charter market is focused on container ships of 4,500 teu or less, and the large majority of charter market activity in this sector is the time charter business, with charter periods ranging from several months to three years or more. However, in other instances, and generally in the case of larger Panamax and Post-Panamax container ships, the charter shipowner orders a container ship newbuilding at a shipyard and then charters it out to one of the major liner companies on a long-term time charter for a period of up to 10 or 12 years or more in duration.

Time Charter Rate Development

As can be seen from the index below, there was significant upward movement in time charter rates from the beginning of 2002 until mid-2005. Increases in global container trade initiated this upward market movement. The index below represents a weighted average of charter rates for vessels between 250 and 4,000 teu, with vessels across this spectrum generally moving in unison.

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(1)

As of December 15, 2006

Source: Howe Robinson

This index does not cover post Panamax vessels, which are not yet a feature of the charter market. Large post Panamaxes are ordered against a specific long term time charter and assessments for standard deals cannot generally be meaningfully tracked.

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(1)

As of December 15, 2006

In line with rising charter rates, the average charter period also escalated rapidly through 2003 to early 2005, tripling from 11 months in January 2004 to over 33 months approximately 2 years later. The average period collapsed to approximately 11 months by the end of 2005 and, after a turbulent 2006, around 16 by the end of August 2006.

The Newbuilding Market

Demand for new container ships has increased in recent years and, because the supply of shipbuilding capacity has been relatively tight, the newbuilding price for benchmark handysize ships has risen rapidly from approximately $22.0 million for a 1,600 teu vessel at the beginning of 2003 to approximately $40.0 million by the middle of 2005. This number then declined slightly to the end of November 2005, and almost regained its peak by the end of August 2006, before moderating by the end of 2006 to approximately $36.0 million. A similar pattern is evident for other vessel categories but price variations have been less pronounced for the Panamax and Post-Panamax categories where the effects of more limited shipyard capacity combined with a period of intense demand have been overwhelmed by the benefits of economies of scale. Equivalent price moves for a representative 6,000 teu vessel show contract prices escalating from around $60.0 million in January 2003 to around $95.0 million in July 2005. After dipping at the end of 2005, a renewed surge in ordering in the middle of 2006 has recently pushed contracting prices up to $100.0 million, where they have remained until the end of 2006.

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(1)

As of December 1, 2006

Despite this volatile charter market, shipowners continue to order vessels. What is significant about the container market and separates it from other sectors is the commitment to growth demonstrated by the top 20 players, with almost all operators participating in an orderbook that stands at just over 2.0 million teu.

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(1)

As of December 1, 2006

The Secondhand Sale & Purchase Market

Growth in the charter market has helped to increase liquidity in the sale and purchase of secondhand container ships. Not only are liner companies now more willing to charter in newbuildings on long term charters but they have begun to consider acquisitions in the secondhand market as well.

After doubling in a three year period from 1991 to 1994, resale activity levels fluctuated between 60-120 units over the following 7 years before exploding to over 200 units in line with charter market strength. Liquidity is much greater for small and medium-sized container ships than for large vessels. For instance, 3,000+ teu vessels have constituted roughly 25% of the resale market in the last 5 years but these figures include time charter back provisions whereby the liner company sells the vessel and arranges a time charter of the buyer in order to remove the asset from its balance sheet.

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(1)

As of December 1, 2006

In the first 11 months of 2006, the resale market has outperformed the previous year in teu terms but the share of orders by size ranges highlights continued volatility, although there is no denying the strong upward trend.

Developments in secondhand prices are plotted below. It is worth noting that values are highly correlated for 5, 10 and 15 year old benchmark vessels of 1,500 teu throughout any cycle. Similar behavior is evident from other vessel sizes as well.

Container Ship Secondhand Price Development

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(1)

As of December 1, 2006

BUSINESS

General

We are a Marshall Islands company incorporated in May 2005. We are a provider of worldwide ocean-going transportation services. We own and operate drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. We also own and operate container ships and multipurpose vessels that transport dry and refrigerated containerized cargoes, mainly including manufactured products and perishables.

As of December 31, 2006, our fleet consisted of nine vessels, including two Panamax drybulk carriers, two Handysize drybulk carriers, four container ships and one multipurpose vessel. The total cargo carrying capacity of our four drybulk carriers and our four container ships is 207,464 dwt and 6,235 teu, respectively. Our multipurpose vessel can carry 22,568 dwt or 950 teu, or a combination thereof.

Our drybulk carriers transport major bulk cargoes (such as grain, coal, iron-ore and steel products) and minor bulk cargoes (such as bauxite, phosphate and sugar) along worldwide shipping routes. Our container ships and multipurpose vessel transport containerized dry and refrigerated cargoes, mainly including manufactured products and perishables and operate along different shipping routes depending on their size. Our container ships generally operate along inter-regional trade routes between Northern Europe and the Mediterranean Sea, the United States and Europe, the Black Sea, the Persian Gulf and Southeast Asia or serve as feeder vessels that transport cargoes between hub ports (where larger vessels call) and smaller ports in the same geographic region. None of our vessels operate in areas where European Union, United States or United Nations sanctions have been imposed or in areas that are not covered by our insurance.

Our Fleet

Since August 2005, as part of our fleet growth and renewal strategy, we purchased four vessels with an average age of 15 years for an aggregate purchase price of approximately $82.5 million. During the same period of time, we sold two of our oldest drybulk carriers with an average age of 25 years, thus significantly reducing the average age of our fleet. We sold these two drybulk carriers for an aggregate sales price of approximately $9.6 million, realizing a net gain of approximately $4.4 million in continuation of our fleet renewal strategy. We have also signed a memorandum of agreement to sell our oldest vessel, m/v Ariel for $5.4 million, realizing a net gain of approximately $3.4 million. m/v Ariel is expected to be delivered to the buyers on or about February 15, 2007 after which the average age of our fleet will be approximately 17 years. Our objective is to expand our fleet with selective acquisitions of cargo carrying vessels.

As of January 26, 2007, the profile and employment of our fleet was the following:

Vessel Name	Type	Size		Year Built	Employment	Charter Rate ($ per day) (*)
		DWT	TEU

Drybulk Carriers
ARISTIDES N.P.	Panamax	69,268	—	1993	Period Charter until Jan. 2008	$29,000
IRINI	Panamax	69,734	—	1988	Baumarine Pool until Dec. 2008	$17,000 to $20,000 (**)
NIKOLAOS P.	Handysize	34,750	—	1984	Spot Charter until Jan. 2007	$18,500
ARIEL (***)	Handysize	33,712	—	1977	Spot Charter until Jan. 2007	$16,500

Total Drybulk Carriers	4	207,464

Container Ships
					Period Charter
YM XINGANG I	Handysize	23,596	1,599	1993	until July 2009	$26,650
KUO HSIUNG	Feeder	18,154	1,269	1993	Period Charter until Nov. 2007	$12,000
YM QINGDAO I	Feeder	18,253	1,269	1990	Period Charter until Mar. 2007	$11,900
ARTEMIS	Intermediate	29,693	2,098	1987	Period Charter until Dec. 2008	$19,000

Total Container Ships	4	89,696	6,235

Vessel Name	Type	Size		Year Built	Employment	Charter Rate ($ per day) (*)
		DWT	TEU

Multipurpose Vessels
						$8,850 until Dec. 2008;
					Period Charter	$9,950 until Dec. 2010;
TASMAN TRADER	Multipurpose	22,568	950	1990	until Mar. 2012	$9,000 until Mar. 2012

Total Multipurpose Vessels	1	22,568	950

TOTAL FLEET	9	319,728	7,185

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(*)

Represents gross charter rates.

(**)

Our subsidiary that owns m/v Irini, participates in three short funds (contracts of affreightment to carry cargo) that provide an effective coverage of 77% in 2007 and 42% in 2008. The combination of the short funds and shipping pool employment secures the stated rate for the respective percentages for each year. For the remaining portion of 2007 and 2008, the vessel will effectively earn the spot rate through it employment in the shipping pool.

(***)

The m/v Ariel has been contracted for sale with delivery expected to take place on or about February 15, 2007.

Shipping Pool

Our subsidiary that owns m/v Irini participates in the Klaveness’ Baumarine spot shipping pool, a panamax shipping pool, the earnings of which largely follow the spot market. m/v Irini participates in the shipping pool’s revenues on the basis of “pool points” that she was assigned when she joined the shipping pool and that reflect her technical specifications. At the same time, such subsidiary participates in three “short panamax funds” also managed by Klaveness. A short fund is a collection of one or more contracts of affreightment (COA). A COA relates to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different ships to perform the individual sailings. Essentially it constitutes a number of voyage charters to carry a specified amount of cargo, at a fixed price per ton during the term of the COA. Participants in a short fund undertake the financial obligations under the COAs that belong to the fund. In turn, the fund’s manager, Klaveness, fulfills the contractual obligations under the COAs by chartering vessels from the spot market or using vessels from the shipping pool, for which it pays the then prevailing spot rate, to carry the underlying cargoes. If the cost of chartering these vessels from the spot market is less than the contractual rate per ton under the COAs, then the short fund earns the difference. Conversely, if the cost of chartering these vessels from the spot market is higher than the contractual rate per ton under the COAs, then the short fund pays the difference. Every month Klaveness makes a payment to our subsidiary that owns m/v Irini by calculating the earnings of m/v Irini from the Baumarine shipping pool and adding the earnings or subtracting the losses from the participation of such subsidiary in the short funds. Thus, for all practical purposes the subsidiary’s revenue is fixed for the percentage of the ship that is covered by the participation in the short funds. The subsidiary will earn the spot market rate via m/v Irini’s participation in the Baumarine shipping pool, will pay the equivalent of a spot market vessel cost to fulfill it’s share of the COAs and will receive it’s share of the COA revenue.

We believe the daily time charter equivalent earnings of the m/v Irini to be fixed as if the vessel was on a period charter with daily charter hire which we currently estimate will range from $17,000 to $20,000 per day for the vessel percentage covered by the short funds. Our effective coverage for 2007 and 2008 amounts to 77% and 42% respectively, which means that we have contracted to cover via the short funds an equivalent precentage of the days of the capacity of m/v Irini (about 280 and 153 days for 2007 and 2008, respectively).

Management of Our Fleet

The operations of our vessels are managed by Eurobulk, an affiliated ship management company, under a master management agreement with us and separate management agreements with each shipowning company. Eurobulk was founded in 1994 by members of the Pittas family and is a reputable ship management company with strong industry relationships and experience in managing vessels. Under our master management agreement, Eurobulk is responsible for providing us with executive services and commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers. Eurobulk also performs technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising dry docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services. In addition, as long as Eurobulk is our fleet manager, Eurobulk has granted us a right of first refusal to acquire any drybulk carrier or container ship which Eurobulk may acquire in the future. This right of first refusal does not prohibit Eurobulk from managing vessels owned by unaffiliated third parties in competition with us. Eurobulk currently manages one other vessel not owned by us.

Our master management agreement with Eurobulk is effective as of October 1, 2006 and has an initial term of
5 years until September 30, 2011. The master management agreement cannot be terminated by Eurobulk without cause or under the other limited circumstances, such as sale of the Company or Eurobulk or the bankruptcy of either party. This master management agreement will automatically be extended after the initial period for an additional five year period unless terminated on or before the 90th day preceding the initial termination date. Pursuant to the master management agreement, each new vessel we acquire in the future will enter into a separate five year management agreement with Eurobulk. In addition, upon expiration of the current ship management agreements between Eurobulk and each vessel-owing subsidiary, such subsidiaries will enter into new ship management agreements with Eurobulk that terminate contemporaneously with the master management agreement.

Our Competitive Strengths

We believe that we possess the following competitive strengths:

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Experienced Management Team. Our management team has significant experience in all aspects of commercial, technical, operational and financial areas of our business. Aristides J. Pittas, our Chairman and Chief Executive Officer, holds a dual graduate degree in Navel Architecture and Marine Engineering and Ocean Systems Management from the Massachusetts Institute of Technology. He has worked in various technical, shipyard and ship management capacities and since 1991 has focused in the ownership and operation of vessels carrying dry cargoes. Dr. Anastasios Aslidis, our Chief Financial Officer, holds a Ph.D. in Ocean Systems Management from Massachusetts Institute of Technology and has over 19 years of experience, primarily as a partner at a Boston based international consulting firm focusing on investment and risk management in the maritime industry.

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Cost Effective Vessel Operations. We believe that because of the efficiencies afforded to us through Eurobulk, the strength of our management team and the quality of our fleet, we are, and will continue to be, a reliable, low cost vessel operator, and without compromising our high standards of performance, reliability and safety. Despite the average age of our fleet being approximately 18.5 years, our total vessel operating expenses, including management fees and general and administrative expenses were $4,632 per day for the nine month period ended September 30, 2006. We consider this amount to be among the lowest of the publicly listed drybulk shipping companies in the U.S. Our technical and operating expertise allows us to efficiently manage and transport a wide range of cargoes with a flexible trade route profile, which helps reduce ballast time between voyages and minimize off-hire days. Our professional, well-trained masters, officers and on board crews further help us to control costs and ensure consistent vessel operating performance. We actively manage our fleet and strive to maximize utilization and minimize maintenance expenditures. For the nine month period ended September 30, 2006, our fleet utilization was 98.7% and since 2002 our utilization rate has averaged in excess of 99.0%.

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Strong Relationships with Customers and Financial Institutions. We believe Eurobulk and the Pittas family have developed strong industry relationships and have gained acceptance with charterers, lenders and insurers because of their long-standing reputation for safe and reliable service and financial responsibility through various shipping cycles. Through Eurobulk, we offer reliable service and cargo carrying flexibility that enables us to attract customers and obtain repeat business. We also believe that the established customer base and reputation of Eurobulk and the Pittas family helps us to secure favorable employment for our vessels with well known charterers.

Our Business Strategy

Our business strategy is focused on providing consistent shareholder returns by carefully timing and the structuring acquisitions of drybulk carriers and container ships and by reliably, safely and competitively operating our vessels through Eurobulk. We continuously evaluate purchase and sale opportunities, as well as long term employment opportunities for our vessels. Additionally, with the proceeds from this offering, we plan to expand our fleet to increase our revenues and earnings and make our drybulk carrier and container ship fleet more cost efficient and attractive to our customers. We believe the following describe our business strategy:

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Renew and Expand our Fleet. We expect to grow our fleet in a disciplined manner through timely and selective acquisitions of quality vessels. We perform in-depth technical review and financial analysis of each potential acquisition and only purchase vessels as market conditions and developments present themselves. We will be initially focused on purchasing well-maintained, secondhand vessels, which should provide a significant value proposition given the strong charter rates that exist currently. However, we will also consider purchasing younger vessels or newbuildings if the value proposition exists at the time. Furthermore, as part of our fleet renewal, we will continue to sell certain vessels when we believe it is in the best interests of the Company and our shareholders.

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Maintain Balanced Employment. We intend to strategically employ our fleet between period and spot charters. We actively pursue period charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and drydocking costs for the upcoming 12-month period. We look to deploy the remainder of our fleet through period charters, spot charters, shipping pools or contracts of affreightment depending on our view of the direction of the markets and other tactical or strategic considerations. We believe this balanced employment strategy will provide us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates. On the basis of our existing contracts, our current period charter coverage for 2007 (assuming that m/v Ariel is sold on February 15, 2007) is 75% and for 2008 is 42%, which will help protect us from market fluctuations, enable us to make significant principal and interest payments on our debt and pay dividends to our shareholders.

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Operate a Fleet in Two Sectors. While remaining focused on the dry cargo segment of the shipping industry, we intend to continue to develop a diversified fleet of drybulk carriers and container ships of up to Panamax size. A diversified drybulk fleet profile will allow us to better serve our customers in both major and minor bulk trades, as well as to reduce any dependency on any one cargo, trade route or customer. We will remain focused on the smaller size ship segment of the container market, which has not experienced the same level of expansion in vessel supply that has occurred with larger container ships. A diversified fleet, in addition to enhancing the stability of our cash flows, will also help us to reduce our exposure to unfavorable developments in any one shipping sector and to benefit from upswings in any one shipping sector experiencing rising charter rates.

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Optimize Use of Financial Leverage. We will use bank debt to partly fund our vessel acquisitions and increase financial returns for our shareholders. We actively assess the level of debt we incur in light of our ability to repay that debt based on the level of cash flow generated from our balanced chartering strategy and efficient operating cost structure. Our debt repayment schedule as of December 31, 2006 calls for a reduction of more than 40% of our then outstanding debt by the end of 2008. We expect this will increase our ability to borrow funds to make additional vessel acquisitions to grow our fleet and pay consistent and possibly higher dividends to our shareholders.

Vessel Employment

We strategically employ our fleet between period and spot charters. We actively pursue period charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and drydocking costs for the upcoming 12-month period. We look to deploy the remainder of our fleet through period charters, spot charters, shipping pools or contracts of affreightment depending on our view of the direction of the markets and other tactical or strategic considerations. Presently, six of our vessels are employed under period charters that provide relatively steady streams of revenue, including m/v Irini which is employed in the Klaveness run Baumarine shipping pool, and one of our vessels is under a spot charter. The shipowning company of m/v Irini also participates in three short funds managed by

Klaveness. We believe this balanced employment strategy provides us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates.

We strategically monitor developments in the shipping industry on a regular basis and, subject to market demand, negotiate the charterhire periods for our vessels according to prevailing market conditions and our expectations of future market conditions. As at January 9, 2007, six of our nine vessels were employed on period charters with remaining terms (based on latest expiration dates) of between three and 63 months and one vessel was partly covered (77% in 2007 and 42% in 2008) from market fluctuations by its participation in a shipping pool and three “short funds”, providing us with an average period charter coverage of approximately 1.65 years at an average charter rate of approximately $16,500 per day per vessel. However, in the future, depending on market conditions, we may consider reducing the length of our charters to take advantage of the benefits of shorter term vessel employment. We expect that the charter periods for our vessels will generally be longer under charters that are entered into during periods of relatively favorable market conditions and shorter under charters that are entered into during periods of relatively less favorable market conditions. We seek to enter into charters with customers who we believe are reputable customers thereby minimizing the risk of default by our charterers. We also fix charters in order to manage our exposure to a particular vessel. We also try to choose charterers depending on the type of product they want to carry and the jurisdictions in which they want to trade.

A voyage charter is a contract to carry a specific cargo for a per ton carry amount. Under voyage charters, we pay voyage expenses such as port, canal and fuel costs. A time charter is a contract to charter a vessel for an agreed period of time at a set daily rate. Under time charters, the charterer pays these voyage expenses. A spot charter is a voyage charter or a time charter that is fixed for just one trip. A longer term time charter is called a period charter. A shipping pool contract is essentially a period charter with a floating charter rate that generally follows the spot market, if the shipping pool employs the vessels exclusively under spot charters, or fluctuates according to the average charter hire achieved by the pool from a combination of spot charters, time charters and contracts of affreightment. The actual charter hire the vessel in a shipping pool receives is its corresponding share of all the income generated by all vessels that participate in the shipping pool. A short fund comprises of one or more contracts of affreightment (“COA”). These are contracts secured by the shipping pool manager for carrying some specific types and quantities of cargo over a fixed time horizon at a fixed rate per ton of cargo carried. The combined effect of having a vessel in a spot shipping pool and securing COA’s can be equivalent to establishing a long term period charter.

Under all types of charters, we will pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. We are also responsible for each vessel’s intermediate drydocking and special survey costs.

Vessels operating on period charter provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot market during periods characterized by favorable market conditions. Vessels operating in the spot market generate revenues that are less predictable but may enable us to increase profit margins during periods of improvements in charter rates. However, we would then be exposed to the risk of declining charter rates, which may be higher or lower than the rates at which we chartered our vessels. Although we do not presently do so, we may in the future enter into freight forward agreements in order to hedge our exposure to market volatility. We are constantly evaluating opportunities for period charters, but only expects to enter into additional period charters if we can obtain contract terms that satisfy our criteria.

In connection with the arrangement of a charter, we generally pay brokerage commissions calculated as a percentage of the daily charter hire rate to Eurochart, an affiliated brokering company who negotiates the terms of the charters based on market conditions, and to brokers associated with the charterer, as well as address commissions to the charterer. The total amount of these commissions historically has varied between 1.25% and 6.25% of the daily charter hire rate payable under the charter depending on the number of brokers involved in the transaction and the address commissions.

International Operations

Our vessels trade worldwide and at times may need to trade to areas where there is an increased risk of civil conflict, war or war-like operations. However, our vessels are at all times covered by war risk insurance and, in case a decision is taken to sail to a perceived higher risk area, an additional war risk premium might be payable by us.

Our vessels do not trade to any port sanctioned by the United Nations and we have never experienced any significant problem due to its worldwide trading pattern.

All of our container ships operate in the Far East. Specifically, our container ships are on regular lines calling the following ports:

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Vessel m/v YM Xingang I: Indonesia, Philippines, Hong Kong, China

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Vessel m/v YM Qingdao I: Japan (Tokyo, Kobe, Osaka, Yokohama), Taiwan (Kaohsiung, Keelung, Taichung), Hong Kong, China (Tianjin, Dalian), Vietnam (Ho Chi Mingh)

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Vessel m/v Kuo Hsiung: Japan (Tokyo, Kobe, Osaka, Yokohama), Taiwan (Kaohsiung, Keelung, Taichung), Hong Kong, Thailand (Bangkok, Laem Chabang)

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Vessel m/v Artemis: Australia (Brisbane), South Korea (Pusan), China (Shanghai), Hong Kong, Taiwan (Taichung)

The four drybulk carriers also trade worldwide. Most frequent ports of call by region are as follows:

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Far East: all major Chinese ports, Taiwan, South Korea, Singapore, Indonesia (various ports), Malaysia (Port Kelang), Bangladesh, all major Indian ports, Philippines (Manila)

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Australia: Newcastle, Port Lincoln

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Middle East: UAE (Dubai, Fujairah), Saudi Arabia, Jordan (Aqaba), Turkey (Eregli, Istanbul, Izmir)

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Europe: all seaport nations, mostly Italy, Spain, France, Greece, UK, Netherlands, Belgium, Germany, Poland, Scandinavian countries, Russia, Ukraine, Romania, etc.

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Africa: South Africa, Egypt, Morocco.

Our multi-purpose vessel trades in the following ports:

New Zealand (Auckland, New Plymouth, Wellington, Timaru, Bluff, Nelson, Tauranga), Taiwan (Keelung, Taichung, Kaohsiung), Hong Kong, China (Mawan), Vietnam (Ho Chi Minh), Thailand (Sri Racha) and Singapore.

Our Customers

Our major charterer customers during the last three years include Klaveness (Bulkhandling and Baumarine shipping pools), Cheng Lie, Swiss Marine, Hamburg Bulk Carriers, Phoenix, Yang Ming Lines and Italia Maritima. We are a relationship driven company, and our top five customers for the nine month period ended September 30, 2006 include three of our top five customers from 2005 (Cheng Lie, Yang Ming Lines and Klaveness). Our top five customers accounted for approximately 67% of our total revenues for the nine month period ended September 2006, 65% of our total revenues in 2005, 68% of our total revenues for 2004 and 54.0% of our total revenues for 2003. Our three largest customers, Cheng Lie, Klaveness and Yang Ming Lines accounted for 26.9%, 17.5% and 12.3% of our total revenues, respectively, for the year ended 2005. For the nine month period ended September 30, 2006, Italia Maritima, Klaveness, Cheng Lie, Yang Ming Lines and Tasman Orient Lines accounted for 18.5%, 18.1%, 14.0%, 11.3% and 5.0% of our total revenues, respectively.

Our Employees

We have no direct employees. The services of our Chief Executive Officer, Chief Financial Officer and Secretary are provided and paid for by Eurobulk under our master management agreement with Eurobulk.

Our subsidiary shipowning companies recruit through Eurobulk either directly or through a crewing agent, the senior officers and all other crew members for our vessels. Eurobulk currently has 25 employees.

We crew our vessels primarily with Greek Masters and Filipino or Ukrainian officers and seamen. Eurobulk is responsible for identifying and recruiting officers and seamen and its fee for this service is included in its daily management fee. Our Filipino officers and seamen are currently referred to us by More Maritime, a company based in Manila-Philippines and affiliated to the Pittas family. Our Ukrainian officers and seamen are currently referred to us by Epsilon, an independent crewing agency. The crewing agencies handle each seaman’s training, travel and payroll. We ensure that all our seamen have the qualifications and licenses required to comply with international regulations and shipping conventions. Additionally, our seafaring employees perform most commissioning work and supervise work at shipyards, subcontractors and drydock facilities. We typically man our vessels with more crew members than is required by the country of the vessel’s flag in order to allow for the performance of routine maintenance duties.

Our Property

We do not at the present time own or lease any real property. As part of the management services provided by Eurobulk during the period in which we conducted business to date, we have shared, at no additional cost, offices with Eurobulk. We do not have current plans to lease or purchase space for our offices, although we may do so in the future.

Our Competitors

We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation. Eurobulk arranges our charters (whether spot charters, period charters or shipping pools) through the use of Eurochart, an affiliated brokering company who negotiates the terms of the charters based on market conditions. We compete primarily with other shipowners of drybulk carriers in the Handysize, Handymax and Panamax drybulk carrier sectors and the container ship sector. Ownership of drybulk carriers and container ships is highly fragmented and is divided among state controlled and independent shipowners. Some of our publicly listed competitors include Diana Shipping Inc. (NYSE: DSX), DryShips Inc. (NASDAQ: DRYS), Excel Maritime Carriers Ltd. (NYSE: EXM), Eagle Bulk Shipping Inc. (NASDAQ: EGLE), Genco Shipping and Trading Limited (NASDAQ: GSTL), Navios Maritime Holdings Inc. (NASDAQ: BULK), Quintana Maritime Limited (NASDAQ: QMAR), Danaos Corporation (NYSE: DAC) and Goldenport Holdings Inc. (LSE: GPRT).

Seasonality

Coal, iron ore and grains, which are the major bulks of the drybulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require drybulk shipping accordingly.

The container ship industry seasonal trends are driven by the import patterns of manufactured goods and refrigerated cargoes by the major importers, such as the United States, Europe, Japan and others. The volume of containerized trade is usually higher in the fall in preparation for the holiday season. During this period of time, container shipping rates are higher and, as a result, the charter rates for container ships are higher. However, fluctuations due to seasonality in the container shipping industry are much less pronounced than in the drybulk shipping industry.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of our vessels. Our vessels are subject to international conventions and national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered.

A variety of governmental and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers. Certain of these entities require us to obtain permits, licenses and certificates for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of our vessels.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that will emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with U.S. and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations; however, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, such future requirements may limit our ability to do business, increase our operating costs, force the early retirement of our vessels, and/or affect their resale value, all of which could have a material adverse effect on our financial condition and results of operations.

Environmental Regulation – International Maritime Organization (“IMO”)

The IMO has negotiated international conventions that impose liability for oil pollution in international waters and a signatory’s territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI was ratified in May 2004, and became effective in May 2005. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. We had developed a plan to comply with the Annex VI regulations, which became effective once Annex VI became effective. Additional or new conventions, laws and regulations may be adopted that could adversely affect our ability to operate our ships.

The operation of our vessels is also affected by the requirements set forth in the ISM Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or management company to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Currently, each of our vessels is ISM Code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

Environmental Regulations – The United States of America Oil Pollution Act of 1990 (“OPA”)

OPA established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all shipowners and operators whose vessels trade in the United States of America, its territories and possessions or whose vessels operate in waters of the United States of America, which includes the United States’ territorial sea of the United States of America and its 200 nautical mile exclusive economic zone.

Under OPA, vessel owners, operators, charterers and management companies are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).

OPA was amended in 2006 to increase the limits of the liability of responsible parties for non-tank vessels to the greater of $950 per gross ton or $800,000 (subject to possible adjustment for inflation). These limits of liability do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

We currently maintain for each of our vessels pollution liability coverage insurance in the amount of $1 billion per incident. If the damages from a catastrophic pollution liability incident exceed our insurance coverage, the payment of those damages may materially decrease our net income.

OPA requires shipowners and operators of vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under OPA. In December 1994, the Coast Guard implemented regulations requiring evidence of financial responsibility for non-tank vessels in the amount of $900 per gross ton, which includes the OPA limitation on liability of $600 per gross ton and the U.S.

Comprehensive Environmental Response, Compensation, and Liability Act liability limit of $300 per gross ton. We expect that the Coast Guard will increase the amount of financial responsibility to reflect the 2006 increase in liability under OPA. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance, or guaranty.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states, which have enacted such legislation, have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. We currently comply, and intends to comply in the future, with all applicable state regulations in the ports where our vessels call.

Environmental Regulation – The United States of America Clean Water Act

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in navigable waters and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and compliments the remedies available under OPA and CERCLA.

Currently, under U.S. Environmental Protection Agency, or EPA, regulations that have been in place since 1978, vessels are exempt from the requirement to obtain CWA permits for the discharge in U.S. ports of ballast water and other substances incidental to the normal operation of vessels. However, on March 30, 2005, the United States District Court for the Northern District of California ruled in Northwest Environmental Advocate v. EPA, 2005 U.S. Dist. LEXIS 5373, that EPA exceeded its authority in creating an exemption for ballast water. On September 18, 2006, the court issued an order granting permanent injunctive relief to the plaintiffs, invalidating the blanket exemption in EPA’s regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directing EPA to develop a system for regulating all discharges from vessels by that date. Under the Court’s ruling, shipowners and operators of vessels visiting U.S. ports would be required to comply with the CWA permitting program to be developed by EPA or face penalties. EPA has appealed this decision to the Ninth Circuit Court of Appeals, but, if the lower court’s order is ultimately upheld, we will incur certain costs to obtain CWA permits for our vessels.

Environmental Regulation – Other Environmental Initiatives

The European Union is considering legislation that will affect the operation of vessels and the liability of shipowners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority.

The U.S. National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by ships in foreign ports. Under NISA, the U.S. Coast Guard adopted regulations in July 2004 imposing mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. These requirements can be met by performing mid-ocean ballast exchange, by retaining ballast water on board the ship, or by using environmentally sound alternative ballast water management methods approved by the U.S. Coast Guard. (However, mid-ocean ballast exchange is mandatory for ships heading to the Great Lakes or Hudson Bay, or vessels engaged in the foreign export of Alaskan North Slope crude oil.) Mid-ocean ballast exchange is the primary method for compliance with the Coast Guard regulations, since holding ballast water can prevent ships from performing cargo operations upon arrival in the United States, and alternative methods are still under development. Vessels that are unable to conduct mid-ocean ballast exchange due to voyage or safety concerns may discharge minimum amounts of ballast water (in areas other than the Great Lakes and the Hudson River), provided that they comply with recordkeeping requirements and document the reasons they could not follow the required ballast water management requirements. The Coast Guard is developing a proposal to establish ballast water discharge standards, which could set maximum acceptable discharge limits for various invasive species, and/or lead to requirements for active treatment of ballast water.

At the international level, the IMO adopted an International Convention for the control and Management of Ships’ Ballast Water and Sediments in February 2004 (the “BWM Convention”). The Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until

12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002 (“MTSA”), came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States of America. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea (“SOLAS”) created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created ISPS Code. Among the various requirements are:

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on-board installation of automatic information systems (“AIS”), to enhance vessel-to-vessel and vessel-to-shore communications;

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on-board installation of ship security alert systems;

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the development of vessel security plans; and

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compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate (“ISSC”) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Our vessels are in compliance with the various security measures addressed by the MTSA, SOLAS and the ISPS Code. We do not believe these additional requirements will have a material financial impact on our operations.

Inspection by Classification Societies

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Our vessels are currently classed with Lloyd’s Register of Shipping, Bureau Veritas and Nippon Kaiji Kyokai. ISM and International Ship and Port Facilities Security (“ISPS”) certification have been awarded by Bureau Veritas and the Panama Maritime Authority to our vessels and Eurobulk, our ship management company.

A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every two to three years for inspection of the underwater parts of such vessel. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.

The following table lists the next drydocking and special survey for the vessels in our current fleet.

Vessel	Next	Type

TASMAN TRADER	February 2007	Drydocking
YM QINGDAO I	April 2007	Drydocking
ARTEMIS	May 2007	Special Survey
ARIEL(1)	September 2007	Drydocking
YM XINGANG I(2)	December 2007	Drydocking
ARISTIDES N.P.	January 2008	Special Survey
KUO HSIUNG(3)	April 2008	Special Survey
IRINI	June 2008	Special Survey
NIKOLAOS P(3)	January 2009	Special Survey

——————

(1)

m/v Ariel has been contracted for sale with delivery expected to take place on or about February 15, 2007, subject to customary terms and conditions.

(2)

We expect to drydock the vessel during the first six months of 2007.

(3)

m/v Nikolaos P and m/v Kuo Hsiung each underwent drydocking in 2006.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon shipowners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States of America for certain oil pollution accidents in the United States of America, has made liability insurance more expensive for shipowners and operators trading in the United States of America market. While we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance

We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance and FD&D insurance for our fleet. We do not maintain insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which covers our third-party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or “clubs.”

Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The 14 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Our vessels are members of the UK Club. Each P&I Association has capped its exposure to this pooling agreement at $4.5 billion. As a member of a P&I Association, which is a member of the International Group, we are subject to calls payable to the associations based on our claim records as well as the claim records of all other members of the individual associations and members of the shipping pool of P&I Associations comprising the International Group.

Legal Proceedings

To our knowledge, there are no material legal proceedings to which we are a party or to which any of our properties are subject, other than routine litigation incidental to our business. In our opinion, the disposition of these lawsuits should not have a material impact on our consolidated results of operations, financial position and cash flows.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our shares.

MANAGEMENT

The following sets forth the name and position of each of our directors and executive officers.

Name	Age	Position

Aristides J. Pittas	47	Chairman, President and Chief Executive Officer; Class A Director
Dr. Anastasios Aslidis	46	Chief Financial Officer and Treasurer; Class A Director
Aristides P. Pittas	54	Vice Chairman; Class A Director
Stephania Karmiri	38	Secretary
Panagiotis Kyriakopoulos	45	Class B Director
George Skarvelis	45	Class B Director
George Taniskidis	45	Class C Director
Gerald Turner	58	Class C Director

Aristides J. Pittas has been a member of our Board of Directors and our Chairman and Chief Executive Officer since our inception on May 5, 2005. Since 1997, Mr. Pittas has also been the President of Eurochart S.A., our affiliate. Eurochart is a shipbroking company specializing in chartering and selling and purchasing ships. Since 1997, Mr. Pittas has also been the President of Eurotrade, a ship operating company and our affiliate. Since January 1995, Mr. Pittas has been the President and Managing Director of Eurobulk, our affiliate. He resigned as Managing Director of Eurobulk in June 2005. Eurobulk is a ship management company that provides ocean transportation services. From September 1991 to December 1994, Mr. Pittas was the Vice President of Oceanbulk Maritime SA, a ship management company. From March 1990 to August 1991, Mr. Pittas served both as the Assistant to the General Manager and the Head of the Planning Department of Varnima International SA, a shipping company operating tanker vessels. From June 1987 until February 1990, Mr. Pittas was the head of the Central Planning department of Eleusis Shipyards S.A. From January 1987 to June 1987, Mr. Pittas served as Assistant to the General Manager of Chios Navigation Shipping Company in London, a company that provides ship management services. From December 1985 to January 1987, Mr. Pittas worked in the design department of Eleusis Shipyards S.A. where he focused on shipbuilding and ship repair. Mr. Pittas has a B.Sc. in Marine Engineering from University of Newcastle - Upon-Tyne and a MSc in both Ocean Systems Management and Naval Architecture and Marine Engineering from the Massachusetts Institute of Technology.

Dr. Anastasios Aslidis has been our Chief Financial Officer and Treasurer and member of our Board of Directors since September 2005. Prior to joining Euroseas, Dr. Aslidis was a partner at Marsoft, an international consulting firm focusing on investment and risk management in the maritime industry. Dr. Aslidis has more than
18 years of experience in the maritime industry. Between 2003 and 2005, he worked on financial risk management methods for shipowners and banks lending to the maritime industry, especially as pertaining to compliance to the Basel II Capital Accords. He also served as consultant to the Boards of Directors of shipping companies (public and private) advising in strategy development, asset selection and investment timing. Between 1993 and 2003, as part of his tenure at Marsoft, he worked on various projects including development of portfolio and risk management methods for shipowners, establishment of investments funds and structuring private equity in the maritime industry and business development for Marsoft’s services. Between 1989 and 1993, Dr. Aslidis worked on economic modeling of the offshore drilling industry and on the development of a trading support system for the drybulk shipping industry on behalf of a major European shipowner. Dr. Aslidis holds a diploma in Naval Architecture and Marine Engineering from the National Technical University of Athens (1983), M.S. in Ocean Systems Management (1984) and Operations Research (1987) from the Massachusetts Institute of Technology, and a Ph.D. in Ocean Systems Management (1989) also from Massachusetts Institute of Technology.

Aristides P. Pittas has been a member of our Board of Directors since our inception on May 5, 2005 and our Vice Chairman since September 1, 2005. Mr. Pittas has been a shareholder in over 70 oceangoing vessels during the last 20 years. Since February 1989, Mr. Pittas has been the Vice President of Oceanbulk Maritime SA, a ship management company. From November 1987 to February 1989, Mr. Pittas was employed in the supply department of Drytank SA, a shipping company. From November 1981 to June 1985, Mr. Pittas was employed at Trust Marine Enterprises, a brokerage house as a sale and purchase broker. From September 1979 to November 1981, Mr. Pittas worked at Gourdomichalis Maritime SA in the operation and Freight Collection department. Mr. Pittas has a B.Sc in Economics from Athens School of Economics.

Stephania Karmiri has been our Secretary since our inception on May 5, 2005. Since July 1995, Mrs. Karmiri has been executive secretary to Eurobulk, our affiliate. Eurobulk is a ship management company that provides ocean transportation services. At Eurobulk, Mrs. Karmiri has been responsible for dealing with sale and purchase transactions, vessel registrations/deletions, bank loans, supervision of office administration and office/vessel telecommunication. From May 1992 to June 1995, she was secretary to the technical department of Oceanbulk Maritime SA, a ship management company. From 1988 to 1992, Mrs. Karmiri served as assistant to brokers for Allied Shipbrokers, a company that provides shipbroking services to sale and purchase transactions. Mrs. Karmiri has taken assistant accountant and secretarial courses from Didacta college.

Panagiotis Kyriakopoulos has been a member of our Board of Directors since our inception on May 5, 2005. Since July 2002, he has been the Chief Executive Officer of New Television S.A., one of the leading Mass Media Companies in Greece, running television and radio stations. From July 1997 to July 2002 he was the C.E.O. of the Hellenic Post Group, the Universal Postal Service Provider, having the largest retail network in Greece for postal and financial services products. From March 1996 until July 1997, Mr. Kyriakopoulos was the General Manager of ATEMKE SA, one of the leading construction companies in Greece listed on the Athens Stock Exchange. From December 1986 to March 1996, he was the Managing Director of Globe Group of Companies, a group active in the areas of shipowning and management, textiles and food and distribution. The company was listed on the Athens Stock Exchange. From June 1983 to December 1986, Mr. Kyriakopoulos was an assistant to the Managing Director of Armada Marine S.A., a company active in international trading and shipping, owning and managing a fleet of
12 vessels. Presently he is a member of the Board of Directors of the Hellenic Post and General Secretary of the Hellenic Private Television Owners Union. He has also been an investor in the shipping industry for more than
20 years. Mr. Kyriakopoulos has a B.Sc. degree in Marine Engineering from the University of Newcastle upon Tyne and a MSc. degree in Naval Architecture and Marine Engineering with specialization in Management from the Massachusetts Institute of Technology.

George Skarvelis has been a member of our Board of Directors since our inception on May 5, 2005. He has been active in shipping since 1982. In 1992, he founded Marine Spirit S.A., a ship management company. Between 1999 and 2003, Marine Spirit acted as one of the crewing managers for Eurobulk. From 1986 until 1992, Mr. Skarvelis was operations director at Markos S. Shipping Ltd. From 1982 until 1986, he worked with Glysca Compania Naviera, a management company of five vessels. Over the years Mr. Skarvelis has been a shareholder in numerous shipping companies. He has a B.Sc. in economics from the Athens University Law School.

George Taniskidis has been a member of our Board of Directors since our inception on May 5, 2005. He is the Chairman and Managing Director of NovaBank and a member of the Board of Directors of BankEuropa (subsidiary bank of NovaBank in Turkey). He is a member of the Executive Committee of the Hellenic Banks Association. From 2003 until 2005, he was a member of the Board of Directors of Visa International Europe, elected by the Visa issuing banks of Cyprus, Malta, Portugal, Israel and Greece. From 1990 to 1998, Mr. Taniskidis worked at XIOSBANK (until its acquisition by Piraeus Bank in 1998) in various positions, with responsibility for the bank’s credit strategy and network. Mr. Taniskidis studied Law in the National University of Athens and in the University of Pennsylvania Law School, where he received a LL.M. After law school, he joined the law firm of Rogers & Wells in New York, where he worked until 1989 and was also a member of the New York State Bar Association. He is also a member of the Young Presidents Organization.

Gerald Turner has been a member of our Board of Directors since our inception on May 5, 2005. Since 1999, he has been the Chairman and Managing Director of AON Turner Reinsurance Services. From 1987 to 1999, he was the Chairman and sole owner of Turner Reinsurance services. From 1977 to 1987, he was the Managing Director of E.W.Payne Hellas (member of the Sedgwik group).

Family Relationships

Aristides P. Pittas is the cousin of Aristides J. Pittas, our CEO.

Audit Committee

We currently have an audit committee comprised of three independent members of our Board of Directors. The Audit Committee is responsible for reviewing the Company’s accounting controls and the appointment of the Company’s outside auditors. The members of the Audit Committee are Mr. Panos Kyriakopoulos (Chairman and audit committee “financial expert” as such term is defined under SEC regulations), Mr. Gerald Turner and Mr. George Taniskidis. Our Board of Directors does not have separate compensation or nominations committees, and instead, the entire Board of Directors performs those responsibilities.

Code of Ethics

We have adopted a code of ethics that complies with the applicable guidelines issued by the SEC. Our code of ethics is posted in our website: http://www.euroseas.gr under “Corporate Governance.”

Director Compensation

Our directors who are also our employees or have executive positions or beneficially own greater than 10% of the outstanding common stock will receive no compensation for serving on our Board or its committees.

Directors who are not our employees, do not have any executive position and do not beneficially own greater than 10% of the outstanding common stock will receive the following compensation: an annual retainer of $10,000, plus an additional retainer of $5,000, if serving as Chairman of the Audit Committee.

All directors are reimbursed reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any committee of our Board of Directors.

Executive Compensation

We have no direct employees. The services of our Chief Executive Officer, Chief Financial Officer and Secretary are provided by Eurobulk. In July 2005 we entered into a written services agreement with Eurobulk where we pay $500,000 per year, before bonuses, adjusted annually for Greek inflation to account for the increased management cost associated with us being a public company. Pursuant to this agreement, we paid Eurobulk $250,000 which includes the provision of such services up to June 30, 2006 and $379,375 for the period up to September 30, 2006. As of October 1, 2006, these services are now provided to us under our master management agreement with Eurobulk. Under this master management agreement, we pay Eurobulk $517,500 per year, before bonuses, on an annualized basis for the provision of these services, adjusted annually for Greek inflation.

Equity Incentive Plan

In August 2006, we adopted an equity incentive plan which entitles our Board of Directors to grant to our officers, key employees and directors awards in the form of (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) dividend equivalent rights, (v) restricted stock, (vi) unrestricted stock, (vii) restricted stock units and (viii) performance shares. The aggregate number of shares of common stock with respect to which options or restricted shares may at any time be granted under the plan are 600,000 shares of Common Stock. The plan is administered by our Board of Directors. The plan does not have any set term. However, the Board of Directors may not grant any incentive stock options after the tenth anniversary of the adoption of the Plan.

Options

No options were granted during the fiscal year ended December 31, 2005 or during the nine month period ended September 30, 2006. There are currently no options outstanding to acquire any of our shares.

Warrants

In connection with our Private Placement in August 2005, we issued warrants to purchase 585,581 shares of our common stock. The warrants have a five year term and an exercise price of $10.80 per share. We do not currently have any other outstanding warrants.

Corporate Governance

Our Company’s corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, we are exempt from many of NASDAQ’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with NASDAQ corporate governance practices, and the establishment and composition of an audit committee and a formal written audit committee charter. The practices followed by us in lieu of NASDAQ’s corporate governance rules are described below.

•

We are not required under Marshall Islands law to maintain a board of directors with a majority of independent directors, and we cannot guarantee that we will always in the future maintain a board of directors with a majority of independent directors.

•

In lieu of a compensation committee comprised of independent directors, our Board of Directors will be responsible for establishing the executive officers’ compensation and benefits. Under Marshall Islands law, compensation of the executive officers is not required to be determined by an independent committee.

•

In lieu of a nomination committee comprised of independent directors, our Board of Directors will be responsible for identifying and recommending potential candidates to become board members and recommending directors for appointment to board committees. Shareholders may also identify and recommend potential candidates to become candidates to become board members in writing. No formal written charter has been prepared or adopted because this process is outlined in our bylaws.

•

In lieu of obtaining an independent review of related party transactions for conflicts of interests, consistent with Marshall Islands law requirements, a related party transaction will be permitted if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors and the Board of Directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the Board of Directors as defined in Section 55 of the Marshall Islands Business Corporations Act, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest are disclosed and the shareholders are entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a simple majority vote of the shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

•

As a foreign private issuer, we are not required to solicit proxies or provide proxy statements to NASDAQ pursuant to NASDAQ corporate governance rules or Marshall Islands law. Consistent with Marshall Islands law, we will notify our shareholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting. In addition, our bylaws provide that shareholders must give us advance notice to properly introduce any business at a meeting of the shareholders. Our bylaws also provide that shareholders may designate in writing a proxy to act on their behalf.

•

In lieu of holding regular meetings at which only independent directors are present, our entire board of directors, a majority of whom are independent, will hold regular meetings as is consistent with the laws of the Republic of the Marshall Islands.

Other than as noted above, we are in full compliance with all other applicable NASDAQ corporate governance standards.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our voting stock as of January 5, 2007 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of our voting stock, each of our directors and executive officers, and all of our directors and executive officers as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each share of stock held.

Name of Beneficial Owner(1)	Number of Shares of Voting Stock Beneficially Owned	Percent of Voting Stock before Offering	Percent of Voting Stock after Offering**

Friends Investment Company Inc.(2)	9,918,056	78.6%	56.3%
Aristides J. Pittas(3)	—	*	*
George Skarvelis(4)	—	*	*
George Taniskidis(5)	—	*	*
Gerald Turner(6)	—	*	*
Panagiotis Kyriakopoulos(7)	—	*	*
Aristides P. Pittas(8)	—	*	*
Anastasios Aslidis	—	*	*
Stephania Karmiri(9)	—	*	*
All directors and officers and 5% owners as a group	9,918,056	78.6%	56.3%

——————

*

Indicates less than 1.0%.

**

Assumes underwriters do not exercise their over-allotment option.

(1)

Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her.

(2)

Includes 9,918,056 shares of common stock held of record by Friends. A majority of the shareholders of Friends are members of the Pittas family. Investment power and voting control by Friends resides in its Board of Directors which consists of five directors, a majority of whom are members of the Pittas family. Actions by Friends may be taken by a majority of the members on its Board of Directors.

(3)

Does not include 1,190,167 shares of common stock held of record by Friends, by virtue of Mr. Pittas’ ownership interest in Friends. Also does not include 40,000 shares of common stock held of record by Eurobulk Marine Holdings, Inc. (“Eurobulk Marine”) and 10,000 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Pittas’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest.

(4)

Does not include 525,657 shares of common stock held of record by Friends, by virtue of Mr. Skarvelis’ ownership interest in Friends. Also does not include 17,667 shares of common stock held of record by Eurobulk Marine and 4,417 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Skarvelis’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Skarvelis disclaims beneficial ownership except to the extent of his pecuniary interest.

(5)

Does not include 9,918 shares of common stock held of record by Friends, by virtue of Mr. Taniskidis’ ownership in Friends. Also does not include 333 shares of common stock held of record by Eurobulk Marine and 83 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Taniskidis’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Taniskidis disclaims beneficial ownership except to the extent of his pecuniary interest.

(6)

Does not include 140,836 shares of common stock held of record by Friends, by virtue of Mr. Turner’s ownership interest in Friends. Also does not include 4,733 shares of common stock held of record by Eurobulk Marine and 1,183 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Turner’s ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Turner disclaims beneficial ownership except to the extent of his pecuniary interest.

(7)

Does not include 59,508 shares of common stock held of record by Friends, by virtue of Mr. Kyriakopoulos’ ownership in Friends. Also does not include 2,000 shares of common stock held of record by Eurobulk Marine and 500 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Kyriakopoulos’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Kyriakopoulos disclaims beneficial ownership except to the extent of his pecuniary interest.

(8)

Does not include 813,281 shares of common stock held of record by Friends, by virtue of Mr. Pittas’ ownership interest in Friends. Also does not include 27,333 shares of common stock held of record by Eurobulk Marine and 6,833 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mr. Pittas’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest.

(9)

Does not include 1,984 shares of common stock held of records by Friends, by virtue of Mrs. Karmiri’s ownership in Friends. Also does not include 67 shares of common stock held of record by Eurobulk Marine and 17 shares of common stock issuable upon the exercise of warrants by Eurobulk Marine, by virtue of Mrs. Karmiri’s ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mrs. Karmiri disclaims beneficial ownership except to the extent of her pecuniary interest.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The operations of our vessels are managed by Eurobulk, an affiliated ship management company, under a master management agreement with us and separate management agreements with each shipowning company. Under this agreement, Eurobulk is responsible for all aspects of management and compliance for the Company, including the provision of the services of our Chief Executive Officer, Chief Financial Officer and Secretary. Eurobulk is also responsible for all commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers. Eurobulk also performs technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising dry docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services. Eurobulk also currently manages one other vessel not owned by us.

Our master management agreement with Eurobulk is effective as of October 1, 2006 and has an initial term of
5 years until September 30, 2011. The master management agreement cannot be terminated by Eurobulk without cause or under the other limited circumstances, such as sale of the Company or Eurobulk or the bankruptcy of either party. This master management agreement will automatically be extended after the initial period for an additional five year period unless terminated on or before the 90th day preceding the initial termination date. Pursuant to the master management agreement, each new vessel we acquire in the future will enter into a separate management agreement with Eurobulk. In addition, upon expiration of the current ship management agreements between Eurobulk and each vessel-owing subsidiary, such subsidiaries will enter into new ship management agreements with Eurobulk that terminate contemporaneously with the master management agreement. Under the master management agreement we pay Eurobulk a fixed cost of $517,500 annually, adjusted annually for inflation (every July), and a per ship per day cost of €610 (or $797.90) adjusted annually for inflation (every February). Eurobulk has received fees for management and executive compensation expenses of $1,722,800, $1,972,252, $2,161,856, $1,555,964 and $2,022,517 for years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006, respectively.

We receive chartering and sale and purchase services from Eurochart, an affiliate, and pay a commission of 1.25% on charter revenue and 1% on vessel purchase or sale price. We will pay additional commissions to major charterers and their brokers as well that usually range from 3.75% to 5.00%. Eurochart has received chartering and sale and purchase commissions of $286,605, $604,717, $742,680, $402,809 and $940,195 for years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006, respectively.

More Maritime Agencies Inc. are crewing agents and Sentinel Marine Services Inc. are insurance brokering companies and affiliates to whom we will pay a fee of $50 per crew member per month and a commission on premium not exceeding 5%, respectively.

We believe that the fees we pay to affiliated entities are no greater than what we would pay to non-affiliated third parties and are standard industry practice. However, there could be conflicts due to these affiliations.

Aristides J. Pittas, Euroseas’ President, Chief Executive Officer and Chairman, has provided personal guarantees for some of Euroseas’ debts. Eurobulk has provided corporate guarantees for such debts. Additionally, Aristides J. Pittas is currently the President of each of Eurochart and Eurobulk, both of which are our affiliates.

We have entered into a registration rights agreement with Friends, our largest shareholder, pursuant to which we granted Friends the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreement to which Friends is a party, to require us to register under the Securities Act shares of our common stock held by Friends. Under the registration rights agreement, Friends has the right to request us to register the sale of shares held by it on its behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, Friends has the ability to exercise certain piggyback registration rights in connection with registered offerings initiated by us but has waived such rights in connection with this offering. We have obtained a waiver from Friends agreeing not to exercise its rights under the registration rights agreement to register any of its shares in connection with this offering.

Right of First Refusal

Eurobulk, Friends Investment Company Inc. and Aristides J. Pittas, our Chairman and Chief Executive Officer, have granted us a right of first refusal to acquire any drybulk vessel or container ship which any of them may consider for acquisition in the future. In addition, Mr. Pittas has granted us a right of first refusal to accept any chartering out opportunity for a drybulk vessel or container ship which may be suitable for any of our vessels, provided that we have a suitable vessel, properly situated and available, to take advantage of the chartering out opportunity. Mr. Pittas use his best efforts to cause that any entity with respect to which he directly or indirectly controls to grant us this right of first refusal.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 17,620,114 shares of common stock outstanding or 18,370,114 shares if the underwriters’ over-allotment option is exercised in full. The 5,000,000 shares sold in this offering, or 5,750,000 shares if the underwriters’ over-allotment option is exercised in full, will be freely transferable in the United States without restriction under the Securities Act, except for any shares purchased by one of our “affiliates,” which will be subject to the resale limitations of Rule 144 under the Securities Act.

After the consummation of this offering, our existing shareholders will continue to own 12,620,114 shares of common stock which were acquired in private transactions not involving a public offering and these shares are therefore treated as “restricted securities” for purposes of Rule 144. The restricted securities held by certain of these existing shareholders, our officers, directors and certain other parties will be subject to either the underwriters’ 90-day or 180-day lock-up agreement. Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act. Securities currently registered under our existing Form F-1 resale registration statement may continue to be registered and sold thereunder by some of our shareholders but may not be sold by certain of our shareholders during the respective 90-day or 180-day lock-up period with respect to those shareholders that have executed lock-up agreements.

In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, who owns shares that were acquired from the issuer or an affiliate at least one year ago, would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the applicable class of stock, or (ii) an amount equal to the average weekly reported volume of trading in shares of the applicable class of stock on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us. A person or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale may sell restricted securities in reliance on Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which the same restricted securities were acquired from us or one of our affiliates. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.

Our directors and officers and certain of our existing affiliated shareholders, which own 10,251,389 shares, and certain other large non-affiliated shareholders which own an estimated 1,472,222 shares, during the period beginning from the date of the prospectus and continuing to and including the date 180 days (in the case of Friends, Eurobulk Marine Holdings, Inc. and our directors and officers) and 90 days (in the case of certain other large, non-affiliated shareholders) after the date of this prospectus, may not offer, sell, contract to sell or otherwise dispose of any of our securities which are substantially similar to our common stock or which are convertible or exchangeable into securities which are substantially similar to our common stock, without the prior written consent of Oppenheimer & Co. Inc.

As a result a result of these lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, as mentioned above, as follows:

Days After the Date of this Prospectus	Number of Shares Eligible for Sale		Comment

Date of prospectus	896,503		Shares not locked up and eligible for sale freely or under Rule 144
90 days	1,472,222	(1)	Lock-up for certain other large, non-affiliated shareholders released; shares eligible for sale under Rule 144
180 days	10,251,389		Lock-up for Friends, Eurobulk Marine, officers and directors released; shares eligible for sale under Rule 144

——————

(1)

Estimated based on the number of shares purchased by such shareholders in the Private Placement.

Prior to this offering, there has been a limited public market for our common stock, and no prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, including shares issued upon the exercise of options that may be granted under any employee stock option or employee stock award plan of ours, or the perception that those sales may occur, could adversely affect prevailing market prices for our common stock.

DESCRIPTION OF CAPITAL STOCK

Given below is a summary of the material features of our shares. This summary is not a complete discussion of the charter documents and other instruments of Euroseas that create the rights of our shareholders. You are urged to read carefully those documents and instruments. Please see “Where You Can Find Additional Information” for information on how to obtain copies of those documents and instruments.

On October 6, 2006 we effected a 1-for-3 reverse stock split. The information contained herein gives effect to such split. Our authorized capital stock consists of 100,000,000 shares of common stock, par value, $.03 per share, of which 12,620,114 shares are currently issued and outstanding (subject to increase to the extent the reverse stock split results in any shareholder receiving fractional shares, in which event such fractional share will be rounded up to the next whole share) and 20,000,000 shares of preferred stock, par value, $.01 per share, none of which are outstanding. All of our shares of stock are in registered form.

Common Stock

As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of common stock, par value $.03 per share, of which 12,620,114 shares are currently issued and outstanding. In addition, we have 585,581 shares of common stock reserved for issuance upon the exercise of warrants issued in our Private Placement. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of our common stock when issued will be fully paid for and non-assessable.

Preferred Stock

As of the date of this prospectus, we are authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Warrants

On August 25, 2005, we issued warrants to a number of institutional and accredited investors to purchase 585,581 shares of common stock as part of a Private Placement in which we raised approximately $21 million in gross proceeds. The warrants have a five year term and an exercise price of $10.80 per share. The warrants provide for adjustment to the exercise price and the number of shares issuable upon exercise of the warrants in the event we (a) pay a stock dividend or otherwise make a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (b) subdivide outstanding shares of common stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares, or (d) issue by reclassification of shares of the common stock any shares of our capital stock. The warrants (i) are exercisable apart from the shares of common stock sold in the Private Placement (they are legally detachable), and (ii) may be exercised through a cashless exercise mechanism after one year from the issuance date only if the common shares trade publicly.

Directors

Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Cumulative voting may not be used to elect directors.

Our Board of Directors must consist of at least three directors, such number to be determined by the Board of Directors by a majority vote of the entire Board from time to time. Shareholders may change the number of our directors only by an affirmative vote of the holders of the majority of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Our Board of Directors is divided into three classes as set out below in “Classified Board of Directors.” Each director is elected to serve until the third succeeding annual meeting after his election and until his successor shall have been elected and qualified, except in the event of his death, resignation or removal.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by the Board of Directors, the Chairman of the Board or by the President. Notice of every annual and special meeting of shareholders must be given to each shareholder of record entitled to vote at least 15 but no more than 60 days before such meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

The limitation of liability and indemnification provisions in our bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change in control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our articles of incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change in control of our company or the removal of our management.

Classified Board of Directors

Our articles of incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Election and Removal of Directors

Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our articles of incorporation and our bylaws provide that, subject to certain exceptions, our Board of Directors, our Chairman of the Board or by the President and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may not call a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Certain Business Combinations

Our articles of incorporation also prohibit us from engaging in any “business combination” with any Interested Shareholder for a period of three years following the date the shareholder became an interested shareholder, unless:

•

prior to such time, the Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

•

upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of Euroseas outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 51% of the outstanding voting stock that is not owned by the Interested Shareholder; or

•

the shareholder became an Interested Shareholder prior to the consummation of the initial public offering of Euroseas’ common stock under the Securities Act.

These restrictions shall not apply if:

•

A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between Euroseas and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•

The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(a) a merger or consolidation of Euroseas (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of Euroseas is required);

(b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of Euroseas or of any direct or indirect majority-owned subsidiary of Euroseas (other than to any direct or indirect wholly-owned subsidiary or to Euroseas) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of Euroseas determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(c) a proposed tender or exchange offer for 50% or more of the outstanding voting shares of Euroseas.

Our articles of incorporation defines a “business combination” to include:

•

Any merger or consolidation of Euroseas or any direct or indirect majority -owned subsidiary of Euroseas with (i) the Interested Shareholder or any of its affiliates, or (ii) with any other corporation, partnership, unincoporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

•

Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of Euroseas, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of Euroseas or of any direct or indirect majority-owned subsidiary of Euroseas which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of Euroseas determined on a consolidated basis or the aggregate market value of all the outstanding shares;

•

Any transaction which results in the issuance or transfer by Euroseas or by any direct or indirect majority-owned subsidiary of Euroseas of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any subsidiary, which securities were outstanding prior to the time that the Interested Shareholder become such; (ii) pursuant to a merger with a direct or indirect wholly-owned subsidiary of Euroseas solely for purposes of forming a holding company; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (iv) pursuant to an exchange offer by Euroseas to purchase shares made on the same terms to all holders of said shares; or (v) any issuance or transfer of shares by Euroseas; provided however, that in no case under items (iii)-(v) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

•

Any transaction involving Euroseas or any direct or indirect majority-owned subsidiary of Euroseas which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

•

Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of Euroseas), of any loans, advances, guarantees, pledges or other financial benefits (other that those expressly permitted above) provided by or through Euroseas or any direct or indirect majority-owned subsidiary.

Other articles of incorporation defines an “Interested Shareholder” as any person (other than Euroseas and any direct or indirect majority-owned subsidiary of Euroseas) that:

•

is the owner of 15% or more of the outstanding voting shares of Euroseas; or

•

is an affiliate of Euroseas and was the owner of 15% or more of the outstanding voting shares of Euroseas at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by Euroseas; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of Euroseas, except as a result of further Company action not caused, directly or indirectly, by such person.

REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and by the Business Corporation Act of the Republic of The Marshall Islands, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to stockholders’ rights:

Marshall Islands	Delaware
Stockholder Meetings

• Held at a time and place as designated in the bylaws.	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the Board of Directors.
• May be held within or without the Marshall Islands.	• May be held within or without Delaware.
• Notice:	• Notice:

•

Whenever stockholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting.

•

Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	• Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Stockholder’s Voting Rights

• Any action required to be taken by meeting of stockholders may be taken without meeting if consent is in writing and is signed by all the stockholders entitled to vote.	• Stockholders may act by written consent to elect directors.
• Any person authorized to vote may authorize another person to act for him by proxy.	• Any person authorized to vote may authorize another person or persons to act for him by proxy.

•

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting.

• For non-stock companies, certificate of incorporation or bylaws may specify the number of members to constitute a quorum. In the absence of this, one-third of the members shall constitute a quorum.
• When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

•

For stock corporations, certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

• The articles of incorporation may provide for cumulative voting in the election of directors.	• The certificate of incorporation may provide for cumulative voting.

Marshall Islands	Delaware
• Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a stockholder meeting.

•

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

•

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a stockholder meeting.

•

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

•

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the stockholders of any corporation.

•

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

•

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the stockholders, unless otherwise provided for in the articles of incorporation.

•

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

• Board must consist of at least one member.	• Board must consist of at least one member.
• Number of members can be changed by an amendment to the bylaws, by the stockholders, or by action of the board.	• Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors.

•

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

• If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

•

Removal:

•

Any or all of the directors may be removed for cause by vote of the stockholders.

•

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the stockholders.

•

Removal:

•

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

•

In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

Marshall Islands	Delaware
Dissenter’s Rights of Appraisal

• Stockholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares.	• With limited exceptions, appraisal rights are available for the shares of any class or series of stock of a corporation in a merger or consolidation.

•

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•

alters or abolishes any preferential right of any outstanding shares having preference; or

•

creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

•

alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

•

excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Stockholder’s Derivative Actions

•

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

•

In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic.
• Reasonable expenses including attorney’s fees may be awarded if the action is successful.

•

Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

TAX CONSEQUENCES

The following is a discussion of the material Marshall Islands and United States federal income tax consequences relevant to an investment decision by a U.S. Holder, as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of the voting power of our stock, may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

Marshall Islands Tax Consequences

We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

United States Federal Income Tax Consequences

In the opinion of Seward & Kissel LLP, the following are the material United States federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, each as defined below, of our common stock. The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion is based, in part, upon Treasury Regulations promulgated under Section 883 of the Code. The discussion below is based, in part, on the description of our business as described in “Business” above and assumes that we conduct our business as described in that section. References in the following discussion to “we” and “us” are to Euroseas and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of Our Company

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•

we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

either

•

more than 50% of the value of our stock is owned, directly or indirectly, by “qualified stockholders,” individuals (i) who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States and (ii) who comply with certain documentation requirements, which we refer to as the “50% Ownership Test,” or

•

our stock is primarily and regularly traded on one or more established securities markets in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

The Marshall Islands, Panama and Cyprus, the jurisdictions where we and our shipowning subsidiaries are incorporated, grant “equivalent exemptions” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

For taxable years through the 2006 taxable year, we believe that we will satisfy the 50% Ownership Test. For taxable years beginning after this offering, it may be difficult for us to satisfy the 50% Ownership Test due to the widely-held ownership of our stock. Our ability to satisfy the Publicly-Traded Test beginning with the 2007 taxable year is discussed below.

The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Upon completion of our offering, we anticipate that our common stock, which will be the sole class of our issued and outstanding stock, will be “primarily traded” on the NASDAQ Global Market.

Under the regulations, our stock will be considered to be “regularly traded” if one or more classes of our stock representing 50% or more of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on one or more established securities markets which we refer to as the listing threshold. Since our common stock, our sole class of stock, will be listed on the NASDAQ Global Market, we will satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing requirement (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as we expect to be the case with our common stock, such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the outstanding shares of such class of stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of such class of stock, which we refer to as the “5% Override Rule.”

For purposes of being able to determine the persons who own 5% or more of a class our stock, or “5% Stockholders,” the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the “SEC,” to identify persons who have a 5% or more beneficial interest in a class of our stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

According to our records, Friends is our only 5% stockholder and after the offering, it will own approximately 56.3% of our common stock. Therefore, we anticipate that our common stock will be subject to the 5% Override Rule unless we can establish that among the closely-held group of 5% Shareholders, sufficient shares are owned by qualified shareholders for purposes of Section 883 to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the value of such class of our stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Shareholders would have to provide us with certain information in order to substantiate their identity as qualified shareholders. Friends Investment Company Inc., which will own 56.3% of our common stock after this offering, assuming the underwriters do not exercise their over-allotment option, and certain shareholders of Friends have each agreed to provide such information pursuant to a letter agreement.

Based upon this letter agreement, we believe that we will be able, immediately following the offering, to establish that there are sufficient qualified shareholders among our 5% Shareholders in order to qualify for the benefits of Section 883. However, there can be no assurance that we will be able to continue to satisfy the requirements for qualification under Section 883, as there are events, including changes in the “qualified shareholder” status of certain shareholders of Friends or dispositions of our shares by Friends that could leave us unable to satisfy the requirements of Section 883 notwithstanding compliance with the letter agreement.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S. source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•

We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•

substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of common stock that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as “passive income” (which will be treated as “passive category income” for taxable years beginning after December 31, 2006) or, in the case of certain types of U.S. Holders, “financial services income,” (which will be treated as “general category income” income for taxable years beginning after December 31, 2006) for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates (through 2010) provided that (1) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be), (2) our common stock is readily tradable on an established securities market in the United States (such as the NASDAQ Global Market, on which our common stock will be listed), and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. In 2005, legislation was in the U.S. Senate which, if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of the enactment. This legislation was referred to the Senate Finance Committee and no further action has been taken with respect to it. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any “extraordinary dividend” generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a share of our stock paid by us. If we pay an “extraordinary dividend” on our stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.- source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either:

•

at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•

at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, provided that our common shares are listed on the NASDAQ Global Market, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing IRS Form 8621 with his United States federal income tax return. If we were aware that we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and our common stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. After our stock comes to be listed on the NASDAQ Global Market, then our common stock will be treated as “marketable stock” for this purpose. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•

the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common stock;

•

the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of “Non-U.S. Holders”

A beneficial owner of common stock that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

Dividends on Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

•

fail to provide an accurate taxpayer identification number;

•

are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•

in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you sell your stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

We encourage each stockholder to consult with his, her or its own tax advisor as to particular tax consequences to it of holding and disposing of our shares, including the applicability of any state, local or foreign tax laws and any proposed changes in applicable law.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than underwriting discounts and commissions, as follows:

SEC Registration Fee	$10,000
Printing and Engraving Expenses	$100,000
Legal Fees and Expenses	$350,000
Accountants’ Fees and Expenses	$200,000
NASDAQ Entry Fee	$125,000
NASD Fee	$15,000
Transfer Agent’s Fees and Expenses	$10,000
Financial Advisory Fee	$212,500
Miscellaneous Costs	$215,000
Total	$1,237,500

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated

, 2007 among the underwriters and us, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell to each named underwriter, the number of shares set forth opposite the name of each underwriter.

Underwriters	Number of Shares

Oppenheimer & Co. Inc.(1)
Ferris, Baker Watts, Incorporated(2)
Cantor Fitzgerald & Co.(3)
Fortis Securities LLC(4)
Total	5,000,000

——————

(1)

125 Broad Street, New York, NY 10004.

(2)

100 Light Street, Baltimore, MD 21202.

(3)

110 East 59th Street, New York, NY 10022.

(4)

520 Madison Avenue, New York, NY 10022.

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The underwriters are required to purchase and pay for all of the shares of common stock listed above if any are purchased.

Over-Allotment Option

We have granted the underwriters a 30-day option to purchase up to an aggregate of 750,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus less underwriting discounts and commissions. This option may be exercised at any time, and from time to time, to cover over-allotments, if any. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares proportionate to the underwriter’s initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these shares to the underwriters.

Commissions and Expenses

The underwriters have advised us that the underwriters propose to offer our common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriters, at such offering price less a selling concession not in excess of $      per share. The underwriters may allow and the dealers may re-allow, a discount not in excess of $      per share to other dealers. After this offering, the underwriters may change the public offering price and other offering terms.

The following table summarizes the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to 750,000 additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay us for the shares.

	No Exercise	Full Exercise

Per Share
Total

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions paid by us, will be approximately $1.0 million.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act:

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market;

•

Stabilizing transactions permit bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum;

•

Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, which is called a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in this offering; and

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over the counter market, on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Each of the underwriters has represented and agreed that:

(a) it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and

(c) it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Lock-Up Agreements

Without the prior written consent of Oppenheimer & Co. Inc., we will not, directly or indirectly, offer, sell, contract to sell, transfer the economic risk of ownership in, grant an option to purchase, make any short sale of, pledge or otherwise dispose of any shares of our common stock, options or warrants to acquire any shares of our common stock, or any securities convertible into, exchangeable or exercisable for, or any other rights to purchase or acquire, any shares of our common stock for a period of 180 days from the later of the effective date of this Registration Statement or the pricing of this offering (the “Lock-Up Period”), except for the shares of common stock offered in this offering. Notwithstanding the foregoing, if (i) we issue an earnings release or material news, or a material event relating to us occurs, during the last 17 days of the Lock-Up Period, or (ii) prior to the expiration of the Lock-Up Period, we announce that we will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the above restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Oppenheimer & Co. Inc. waives, in writing, such extension.

Our executive officers, directors and certain existing affiliated stockholders have entered into lock-up agreements under which they will not be able to, without the prior written consent of Oppenheimer & Co. Inc., directly or indirectly, offer, sell, contract to sell, transfer the economic risk of ownership in, grant an option to purchase, make any short sale of, pledge or otherwise dispose of any shares of our common stock, options or warrants to acquire any shares of our common stock, or any securities convertible into, exchangeable or exercisable for, or any other rights to purchase or acquire, any shares of our common stock during the Lock-Up Period (with respect to Friends, Eurobulk Marine Holdings, Inc. and our executive officers and directors) and for a 90-day period (with respect to certain other large, non-affiliated shareholders). These restrictions will remain in effect beyond the Lock-Up Period under the same circumstances described in the immediately preceding paragraph.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering, including certain liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Listing

Our common stock is currently quoted on the OTCBB under the symbol “EUSEF.OB.” We have made application to have our common stock listed on the NASDAQ Global Marked under the symbol “ESEA” upon completion of this offering.

Internet Distributions

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for the sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders.

Cantor Fitzgerald & Co.

Cantor Fitzgerald & Co. will earn 0.5% of the gross proceeds of this offering, including any exercise of the over-allotment option, for financial advisory services rendered to us during the offering. In addition, Cantor Fitzgerald & Co. was paid $50,000 by us, for the account of the underwriters, for the reimbursement of certain out of pocket expenses. Pursuant to NASD Rule 2710, the 0.5% fee and reimbursement of expenses will be deemed by the NASD to constitute underwriting compensation earned in connection with this offering.

Credit Facility with Fortis Capital

Affiliates of Fortis Securities LLC, one of the underwriters in this offering, are lenders to three of our subsidiaries under two separate credit facilities in the aggregate amount of $28,250,000, of which $20,860,000 was outstanding as of September 30, 2006. We have paid customary fees and expenses in the ordinary course of business with respect to these facilities and do not intend to use any proceeds from this offering to repay any amounts outstanding under these credit facilities. For a description of the respective credit facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt Financing.”

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Republic of Marshall Islands law. The underwriters have been represented by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Euroseas Ltd. and subsidiaries as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in this prospectus in the registration statement have been audited by Deloitte, Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The sections in this prospectus entitled “Prospectus Summary — Industry Trends,” “Business,” and “The International Drybulk and Container Shipping Industry,” have been reviewed by Maritime Strategies International Ltd., which has confirmed to us that they accurately describe the international shipping market, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus, as indicated in the consent of Maritime Strategies International Ltd. filed as an exhibit to the registration statement on Form F-1 under the Securities Act of which this prospectus is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the common stock offered hereby. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We will furnish holders of common stock with annual reports containing audited financial statements and a report by our independent public accountants, and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but, will be required to furnish those proxy statements to shareholders under NASDAQ Global Market rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we will be exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

Annual survey. The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Ballast. A voyage during which the ship is not laden with cargo vessel.

Bareboat charter. A charter of a vessel under which the shipowner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the vessel operating expenses and voyage expenses of the vessel and for the management of the vessel. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a “demise charter” or a “time charter by demise” and involves the use of a vessel usually over longer periods of time ranging over several years. The owner of the vessel receives monthly charterhire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

Bunkers. Fuel oil used to operate a vessel’s engines, generators and boilers.

Capesize. A drybulk carrier with a cargo-carrying capacity exceeding 80,000 dwt. These vessels generally operate along long haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.

Charter. The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

Charterer. The company that hires a vessel pursuant to a charter.

Charterhire. Money paid to the shipowner by a charterer for the use of a vessel under charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 calendar year basis.

Charter rate. The amount of money agreed between the charterer and the shipowner accrued on a daily or monthly basis that is used to calculate the vessel’s charterhire.

Classification society. An independent society that certifies that a vessel has been built and maintained according to the society’s rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being “in class” as of the date of issuance.

Container ships. Vessels which are specially designed and built to carry large numbers of containers.

Contract of affreightment. A contract of affreightment, or COA, relates to the carriage of specific quantities of cargo with multiple voyages over the same route and over a specific period of time which usually spans a number of years. A COA does not designate the specific vessels or voyage schedules that will transport the cargo, thereby providing both the charterer and shipowner greater operating flexibility than with voyage charters alone. The charterer has the flexibility to determine the individual voyage scheduling at a future date while the shipowner may use different ships to perform these individual voyages. As a result COAs are mostly entered into by large fleet operators such as pools or shipowners with large fleets of the same vessel type. All of the ship’s operating, voyage and capital costs are borne by the shipowner while the freight rate normally is agreed on a per cargo ton basis.

Deadweight ton or “dwt” A unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel’s dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

Deep sea container ship. A Deep Sea container ship has a cargo carrying capacity of more than 3,000 teu and mostly serves the mainlane East-West container trade routes.

Drybulk. Non-liquid cargoes of commodities shipped in an unpackaged state.

Drybulk carriers. Vessels which are specially designed and built to carry large volumes of drybulk.

Drydocking. The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Drydockings are generally required once every 30 to 60 months.

Feeder. A short-sea container ship having a cargo carrying capacity of less than 1,300 teu that transfers cargo between a central “hub” port and smaller “spoke” ports.

Fully cellular container ship. A container ship equipped throughout with fixed cell guides for containers.

Freight. Money paid to the shipowner by a charterer for the use of a vessel under a voyage charter. Such payment is usually made on a lump-sum basis upon loading or discharging the cargo and is derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports.

Gross ton. A unit of measurement for the total enclosed space within a ship equal to 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

Handymax. Handymax vessels are drybulk vessels that have a cargo carrying capacity of approximately 40,000 to 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels below 60,000 dwt are usually built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure.

Handysize. Handysize vessels have a cargo carrying capacity of approximately 10,000 to 39,999 dwt and 1,300 to 1,999 teu. These vessels carry exclusively minor bulk cargo. Increasingly, these vessels are operating on regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.

Hull. Shell or body of a ship.

IMO. International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.

Intermediate container ship. An Intermediate container ship has a cargo carrying capacity between 2,000 and 2,999 teu and mostly serves the North-South and Intermediate container trade routes.

Intermediate survey. The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each Special Survey for such vessel pursuant to the rules of international conventions and classification societies.

KG. Kommanditgesellschaft, a limited partnership.

Lightweight ton or “lwt”. The actual weight of a vessel without cargo, fuel or stores.

Metric ton. A unit of weight equal to 1,000 kilograms.

Newbuilding. A new vessel under construction or just completed.

Off-Hire. The period a vessel is unable to perform the services for which it is required under a charter. Off-hire periods typically include days spent undergoing repairs and dry-docking, whether or not scheduled.

OPA. Oil Pollution Act of 1990 of the United States (as amended).

Panamax. Panamax vessels have a cargo carrying capacity of approximately 60,000 to 79,999 dwt. The ability of Panamax vessels to pass through the Panama Canal makes them more versatile than larger vessels. Panamax drybulk carriers carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers.

Period charter. A period charter is an industry term referring to both time and bareboat charters that last for more than a single voyage.

Pools. Pooling arrangements that enable participating vessels to combine their revenues. Vessels may be employed either exclusively in spot charters or a combination of spot and period charters and contacts of affreightment. Pools are administered by the pool manager who secures employment for the participating vessels. The contract between a vessel in a shipping pool and the pool manager is a period charter where the charter hire is based on the vessel’s corresponding share of the income generated by all the vessels that participate in the pool. The corresponding share of every vessel in the pool is based on a pre-determined formula rating the technical specifications of each vessel. Pools have the size and scope to combine spot market voyages, time charters and contracts of affreightment with freight forward agreements for hedging purposes to perform more efficient vessel scheduling thereby increasing fleet utilization.

Protection and indemnity (or P&I) insurance. Insurance obtained through mutual associations (called “Clubs”) formed by shipowners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.

Scrapping. The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

Short fund. A contract of affreightment to carry cargo.

SOLAS. The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

Special survey. An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special Surveys require a vessel to be drydocked.

Spot charter. A spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short term duration, constituting mostly of a single voyage between one load port and one discharge port.

Spot market. The market for immediate chartering of a vessel usually for single voyages.

Standing slot capacity. Nominal static ship container capacity on a container ship.

Strict liability. Liability that is imposed without regard to fault.

TEU. Twenty-foot equivalent unit, the international standard measure for containers and container ship capacity.

TCE. Time charter equivalent, a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in $ per day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenues and dividing the net amount (time charter equivalent revenues) by the voyage days, including the trip to the loading port. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company’s performance despite changes in the mix of charter types (i.e., voyage charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

Time charter. A time charter is a contract under which a charterer pays a fixed daily hire rate usually on a semi-monthly basis for use of the vessel for an agreed period. This is either a specific fixed period of time or a specific number of loaded voyages. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls, and port charges. The shipowner pays all vessel operating expenses such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

Trip time charter. A trip time charter is a short term time charter where the vessel performs a single voyage between load port(s) and discharge port(s) and the charterer pays a fixed daily hire rate usually on a semi-monthly basis for use of the vessel. The difference between a trip time charter and a voyage charter is only in the form of payment for use of the vessel and the respective financial responsibilities of the charterer and shipowner as described under Time Charter and Voyage Charter.

Ton. See “Metric ton.”

Vessel operating expenses. The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as “voyage expenses.” For a time charter, the shipowner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.

Voyage charter. A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel.. The charterer is typically responsible for any delay at the loading or discharging ports.

Voyage expenses. Expenses incurred due to a vessel’s traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent’s fees, canal dues and extra war risk insurance, as well as commissions.

EUROSEAS LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(All Amounts Expressed in U.S. Dollars)

	Notes	December 31, 2005	September 30, 2006
ASSETS
Current assets
Cash and cash equivalents		20,447,301	14,057,280
Trade accounts receivable		46,118	11,557
Claims and other receivables		306,303	238,907
Due from related company	7	3,012,720	1,159,220
Inventories	3	371,691	561,390
Prepaid expenses		85,625	431,943
Restricted cash		1,080,949	1,355,080
Total current assets		25,350,707	17,815,377

Fixed assets
Vessels, net		52,334,897	79,955,698

Other long-term assets
Deferred charges, net		1,855,829	1,479,444

Total long-term assets		54,190,726	81,435,142
Total assets		79,541,433	99,250,519

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt, current portion	8	14,430,000	14,390,000
Trade accounts payable		837,182	1,325,267
Accrued expenses	6	1,777,637	844,877
Deferred revenues	4	1,370,058	975,711
Fair value of below market time charters acquired	5	—	1,279,766
Total current liabilities		18,414,877	18,815,621

Long-term liabilities
Long-term debt, net of current portion	8	34,130,000	44,520,000
Total long-term liabilities		34,130,000	44,520,000
Total liabilities		52,544,877	63,335,621

Commitments and contingencies	11	—	—

Shareholders’ equity
Common stock (par value $0.03, 100,000,000 shares authorized, 12,260,386 and 12,620,114 issued and outstanding)	12	367,812	378,603
Preferred stock (par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding)		—	—
Additional paid-in capital	13	17,883,781	18,283,769
Retained earnings		8,744,963	17,252,526
Total shareholders’ equity		26,996,556	35,914,898
Total liabilities and shareholders’ equity		79,541,433	99,250,519

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(All Amounts Expressed in U.S. Dollars)

		Nine Months Ended September 30,
	Notes	2005	2006
Revenues
Voyage revenue	4	34,091,505	29,701,945
Commissions	7	(1,847,900)	(1,280,405)
Net revenue		32,243,605	28,421,540

Operating expenses
Voyage expenses		136,224	1,014,383
Vessel operating expenses		6,322,677	7,599,948
Management fees	7	1,430,464	1,643,142
General and administrative expenses		130,864	758,281
Amortization and depreciation	10	2,806,348	4,989,757
Net gain on sale of vessels	10	0	(4,445,856)
Total operating expenses		10,826,577	11,559,655
Operating income		21,417,028	16,861,885

Other income/(expenses)
Interest and finance cost		(1,109,262)	(2,258,950)
Derivative loss	9	(100,029)	0
Foreign exchange gain/(loss)		539	(1,064)
Interest income		248,700	720,551
Other income (expenses), net		(960,052)	(1,539,463)

Net income		20,456,976	15,322,422
Earnings per share – basic and diluted	12,13	1.99	1.23

Weighted average number of shares outstanding during the year – basic and diluted	12,13	10,273,853	12,506,793

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2006
(All Amounts, Except per Share Data, Expressed in U.S. Dollars)

	Comprehensive Income	Common Shares Outstanding	Preferred Shares Outstanding	Common Stock	Preferred Stock	Paid-in Capital	Retained Earnings	Total

Balance December 31, 2005		12,260,386		367,812	—	17,883,781	8,744,963	26,996,556
Net income	15,322,422	—		—	—	—	15,322,422	15,322,422
Issuance of shares		359,728		10,791	—	(791)	—	10,000

Reversal of unutilized accrued offering expenses						400,779		400,779

Dividends		—		—	—	—	(6,814,859)	(6,814,859)
Balance September 30, 2006		12,620,114		378,603	—	18,283,769	17,252,526	35,914,898

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts Expressed in U.S. Dollars)

	Nine Months Ended September 30,
	2005	2006
Cash flows from operating activities:
Net income	20,456,976	15,322,422
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of vessels	1,788,788	4,196,029
Amortization of deferred drydock expenses	1,017,560	793,728
Amortization of deferred finance cost	71,159	58,782
Amortisation of time charter fair value	—	(369,806)
Gain on sale of vessels	—	(4,445,856)
Loss on derivative	100,029	—

Changes in operating assets and liabilities:
(Increase)/decrease in:
Trade accounts receivable	170,338	34,561
Prepaid expenses	40,991	(346,318)
Claims and other receivables	(385,185)	67,396
Inventories	(2,530)	(189,699)
Due from related company	(29,064,948)	1,853,500
Increase/(decrease) in:
Trade accounts payable	1,705	488,085
Accrued expenses	(52,464)	(531,981)
Deferred revenue	(843,972)	(394,347)
Dry-docking expenses paid	(689,339)	(821,198)
Net cash (used in)/provided by operating activities	(7,390,892)	15,715,298

Cash flows from investing activities:
Purchase of vessel	—	(34,427,573)
Drawings from the cash retention accounts	(1,097,848)	(274,131)
Net proceeds from sale of vessels	—	9,152,494
Net cash used in investing activities	(1,097,848)	(25,549,210)

Cash flows from financing activities:
Issuance of share capital	70,270	10,000
Net proceeds from shares issued in a private placement	19,307,099	—
Dividends paid/return of capital	(44,225,000)	(6,814,859)
Loan arrangement fees paid, capitalized	(157,500)	(101,250)
Proceeds from long-term debts	37,700,000	23,750,000
Repayment of long-term debts	(14,459,999)	(13,400,000)
Net cash provided by (used) in financing activities	(1,765,130)	3,443,891

Net decrease in cash and cash equivalents	(10,253,780)	(6,390,021)
Cash and cash equivalents at beginning of period	15,497,482	20,447,301
Cash and cash equivalents at end of period	5,243,612	14,057,280

Cash paid for interest	942,620	2,189,009
Non-cash item:
Reversal of unutilized accrued offering expenses	—	400,779

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

1. Basis of Presentation and General Information

Euroseas Ltd. (the “Company”) was formed on May 5, 2005 under the laws of the Republic of the Marshall Islands to consolidate the beneficial owners of the ship owning companies listed below. On June 28, 2005, the beneficial owners exchanged all their shares in the ship-owning companies for shares in Friends Investment Company Inc., a newly formed Marshall Islands company. On June 29, 2005, Friends Investment Company Inc. then exchanged all the shares in the ship-owning companies for shares in Euroseas Ltd., thus becoming the sole shareholder of Euroseas Ltd. The transaction described above constitutes a reorganization of companies under common control, and has been accounted for in a manner similar to a pooling of interests, as each ship-owning company was under the common control of the Pittas family prior to the transfer of ownership of the companies to Euroseas Ltd. Accordingly, the accompanying unaudited condensed consolidated financial statements have been presented as if the ship-owning companies were consolidated subsidiaries of the Company for all periods presented and using the historical carrying costs of the assets and the liabilities of the ship-owning companies listed below.

On August 25, 2005, Euroseas Ltd. sold 2,342,331 common shares at $9.00 (after adjusted for the 1-for-3 reverse stock split effected on October 6, 2006) each in an institutional private placement, together with 0.25 of detachable warrants for each common share to acquire up to 585,581 common shares. The total proceeds, net of issuance costs of $3,500,309, amounted to $17,510,400. The warrants allow their holders to acquire one share of Euroseas stock at a price of $10.80 per share and are exercisable for a period of five years from the issue of the warrant. [See Note 12 for final issuance costs adjustments.]

On August 25, 2005, as a condition to the institutional private placement described above, the Company and Cove Apparel, Inc. (Cove, an unrelated party and public shell corporation) signed an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the merger of Cove and Euroseas Acquisition Company Inc., a Delaware corporation and a wholly-owned subsidiary of Euroseas Ltd. formed on June 21, 2005, with the current stockholders of Cove receiving 0.0034323 shares (after adjusted for the 1-for-3 reverse stock split) of Euroseas Ltd. common stock for each share of Cove common stock they presently own. Euroseas Ltd., as part of the merger, filed a registration statement with the Securities and Exchange Commission to register the shares issued in the merger to the Cove stockholders.

The SEC declared effective on February 3, 2006 the Company’s registration statement on Form F-4 that registered the Euroseas Ltd. common shares issued to Cove shareholders. The SEC also declared effective on February 3, 2006 the Company’s registration statement on Form F-1 that registered the re-sale of the 2,342,331 Euroseas Ltd. common shares and 585,581 Euroseas Ltd. common shares issuable upon the exercise of the warrants issued in connection with the institutional private placement as well as 272,868 shares to be issued to certain of  Cove’s shareholders as part of the merger with Cove.

The Company submitted on February 10, 2006 an application to list the Euroseas Ltd. common shares on the OTC Bulletin Board.

On March 27, 2006, Euroseas Ltd. consummated the merger with Cove and, as a result, Cove merged into Euroseas Acquisition Company Inc., and the separate corporate existence of Cove ceased. The Cove stockholders received Euroseas Ltd. common shares and received dividends totaling to $140,334 related to dividends previously declared by Euroseas Ltd. (the difference of 15 shares is due to rounding-up fractional shares during the exchange). Euroseas Acquisition Company Inc. changed its name to Cove Apparel, Inc. Also, following the completion of the merger, the common stock of Cove has been de-listed and no longer trades on the OTC Bulletin Board. On the date of the merger, Cove had cash of $10,000, had no other assets and had no liabilities.

Euroseas was approved to trade on March 2, 2006 and started trading on the OTC Bulletin Board on May 5, 2006. On October 6, 2006, the Company effected a 1-for-3 reverse split of its common stock (see also Note 12).

The operations of the vessels are managed by Eurobulk Ltd. (the “manager”), a corporation controlled by members of the Pittas Family – the controlling shareholder of Friends Investment Company Inc.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

1. Basis of Presentation and General Information – (continued)

The manager has an office in Greece located at 40 Ag. Konstantinou Street, 151 24, Maroussi, Athens, Greece. The manager provides the Company with a wide range of shipping services such as technical support and maintenance, insurance consulting, chartering, financial and accounting services, as well as executive management services, in consideration for fixed and variable fees (Note 7).

The Company is engaged in the ocean transportation of dry bulk and containers through the ownership and operation of the following dry bulk and container carriers:

•

Searoute Maritime Ltd. incorporated in Cyprus on May 20, 1992, owner of the Cyprus flag 33,712 DWT bulk carrier motor vessel “Ariel”, which was built in 1977 and acquired on March 5, 1993.

•

Oceanopera Shipping Ltd. incorporated in Cyprus on June 26, 1995, owner of the Cyprus flag 34,750 DWT bulk carrier motor vessel “Nikolaos P”, which was built in 1984 and acquired on July 22, 1996.

•

Oceanpride Shipping Ltd. incorporated in Cyprus on March 7, 1998, owner of the Cyprus flag 26,354 DWT bulk carrier motor vessel “John P”, which was built in 1981 and acquired on March 7, 1998.

•

Alcinoe Shipping Ltd. incorporated in Cyprus on March 20, 1997, owner of the Cyprus flag 26,354 DWT bulk carrier motor vessel “Pantelis P”, which was built in 1981 and acquired on June 4, 1997.

•

Alterwall Business Inc. incorporated in Panama on January 15, 2001, owner of the Panama flag 18,253 DWT container carrier motor vessel “HM Qingdao1” (ex Kuo Jane), which was built in 1990 and acquired on February 16, 2001.

•

Allendale Investment S.A. incorporated in Panama on January 22, 2002, owner of the Panama flag 18,154 DWT container carrier motor vessel “Kuo Hsiung”, which was built in 1993 and acquired on May 13, 2002.

•

Diana Trading Ltd. incorporated in the Marshall Islands on September 25, 2002, owner of the Marshall Islands flag 69,734 DWT bulk carrier motor vessel “Irini”, which was built in 1988 and acquired on October 15, 2002.

•

Salina Shipholding Corp., incorporated in the Marshall Islands on October 20, 2005, owner of the Marshall Islands flag 29,693 DWT container carrier motor vessel “Artemis”, which was built in 1987 and acquired on November 25, 2005.

•

Xenia International Corp., incorporated in the Marshall Islands on April 6, 2006, owner of the Marshall Islands flag 22,568 DWT / 950 TEU multipurpose motor vessel “Tasman Trader”, which was built in 1990 and acquired on April 27, 2006.

•

Prospero Maritime Inc., incorporated in the Marshall Islands on July 21, 2006, owner of the Marshall Islands flag 69,268 DWT dry bulk motor vessel “Aristides N.P.”, which was built in 1993 and acquired on September 4, 2006.

In addition, the historical financial statements include the accounts of the vessel owning company, Silvergold Shipping Ltd., which was managed by Eurobulk Ltd. during the periods presented. Silvergold Shipping Ltd. incorporated in Cyprus on May 16, 1994. Until June 3, 1996, the Company was engaged in ship owning activities, but thereafter, the Company’s assets and liabilities were liquidated and the retained earnings were distributed to the shareholders. The Company remained dormant until October 10, 2000 when it acquired the 18,000 DWT Cyprus flag container carrier motor vessel “Widar”, which was built in 1986. The vessel was sold on April 24, 2004. The Pittas family, the controlling shareholders of Friends Investment Company Ltd., who is the Company’s largest shareholder, also owned the ship owning company Silvergold Shipping Ltd., and, accordingly, these accompanying financial statements also consolidate the accounts of Silvergold Shipping Ltd. until May 31, 2005, when Silvergold Shipping Ltd. declared a final dividend of $35,000 to its shareholders.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

2. Significant Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Accordingly, they do not include all the information and notes required by U.S. generally accepted accounting principles for complete financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flow for the periods presented. Operating results for the nine month period ended September 30, 2006 are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2006.

The unaudited condensed consolidated financial statements as of and for the three and nine month periods ended September 30, 2006 and 2005 should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2005 as filed with the SEC on Form 20-F.

The following are the significant accounting policies adopted by the Company:

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements included the accounts of Euroseas Ltd. and its subsidiaries. Inter-company transactions were eliminated on consolidation.

Use of estimates

The preparation of the accompanying unaudited condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the stated amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Other comprehensive income

The Company follows the provisions of Statement of Financial Accounting Standards No. 130, “Statement of Comprehensive Income” (“SFAS 130”), which requires separate presentation of certain transactions which are recorded directly as components of stockholders’ equity. The Company has no other comprehensive income and, accordingly, comprehensive income equals net income for all periods presented.

Foreign currency translation

The Company’s functional currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates prevailing at the balance sheet date. Income and expenses denominated in foreign currencies are translated into U.S. dollars at exchange rates prevailing at the date of the transaction. Resulting exchange gains and/or losses on settlement or translation are included in the consolidated statements of income.

Cash equivalents

Cash equivalents are time deposits or other certificates purchased with an original maturity of three months or less.

Trade accounts receivable

The amount shown as trade accounts receivable, at each balance sheet date, includes estimated recoveries from each voyage or time charter, net of a provision for doubtful accounts. At each balance sheet date, the Company provides for doubtful accounts on the basis of specific identified doubtful receivables. At December 31, 2005 and September 30, 2006, no provision for doubtful debts was considered necessary.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

2. Significant Accounting Policies – (continued)

Claims and other receivables

Claims and other receivables principally represent claims arising from hull or machinery damages, crew salaries claims or other insured risks that have been submitted to insurance adjusters or are currently being compiled. All amounts are shown net of applicable deductibles.

Inventories

Inventories consist of bunkers, lubricants and victualling on board the Company’s vessels at the balance sheet date and are stated at the lower of cost and market value. Victualling is valued using the first-in-first-out (FIFO) method while bunkers and lubricants are valued on an average cost basis.

Vessels

Vessels are stated at cost which comprises the vessels’ contract price, costs of major repairs and improvements upon acquisition, direct delivery and other acquisition expenses less accumulated depreciation. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels otherwise these amounts are charged to expense as incurred.

Expenditures for vessel repair and maintenance is charged against income in the period incurred.

Depreciation

Depreciation is calculated on a straight line basis with reference to the cost of the vessel, age and scrap value as estimated at the date of acquisition. Depreciation is calculated over the remaining useful life of the vessel, which is estimated to range from 25 to 30 years from the completion of its construction. Estimates of remaining useful lives and of the scrap values of property are periodically reviewed and revised to recognize changes in conditions and such revisions, if any, are recognized over current and future periods.

Revenue and expense recognition

Revenues are generated from voyage and time charter agreements. Time charter revenues are recorded over the term of the charter as service is provided. Under a voyage charter, the revenues and associated voyage costs are recognized on a pro-rata basis over the duration of the voyage. Probable losses on voyages are provided for in full at the time such losses can be estimated. A voyage is deemed to commence upon the completion of discharge of the vessel’s previous cargo and is deemed to end upon the completion of discharge of the current cargo. Demurrage income, which is included in voyage revenues, represents payments received from the charterer when loading or discharging time exceeded the stipulated time in the voyage charter and is recognized when earned.

Charter fees received in advance are deferred and recognized as charter services are rendered.

Vessels operating expenses comprise all expenses relating to the operation of the vessels, including crewing, repairs and maintenance, insurance, stores, lubricants and miscellaneous expenses. Vessels operating expenses are recognized as incurred; payments in advance of services or use are recorded as prepaid expenses. Voyage expenses comprise all expenses relating to particular voyages, including bunkers, port charges, canal tolls, and agency fees.

For the Company’s vessels operating in chartering pools, revenues and voyage expenses are pooled and allocated to each pool’s participants on a time charter equivalent basis in accordance with an agreed-upon formula.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

2. Significant Accounting Policies – (continued)

Dry-docking and special survey costs

Dry-docking and special survey costs are deferred and amortized over the estimated period to the next scheduled dry-docking or survey, which are generally two and a half years and five years, respectively. Unamortized dry-docking and special survey costs of vessels that are sold are written-off to income in the year of the vessel’s sale.

Pension and retirement benefit obligations – crew

The ship-owning companies employ the crews on board the vessels under short-term contracts (usually up to
9 months). Accordingly, they are not liable for any pension or post retirement benefits.

Financing costs

Loan arrangement fees are deferred and amortized to interest expense over the duration of the underlying loan using the effective interest method. Unamortized fees relating to loans repaid or refinanced are expensed in the period the repayment or refinancing occurs.

Assets held for sale

It is the Company’s policy to dispose of vessels when suitable opportunities occur and not necessarily to keep them until the end of their useful life. The Company classifies assets as being held for sale in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” when the following criteria are met: management has committed to a plan to sell the asset; the asset is available for immediate sale in its present condition; an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Long-lived assets classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These assets are not depreciated once they meet the criteria to be held for sale. At December 31, 2005 and September 30, 2006, there were no assets held for sale.

Impairment of long-lived assets

The Company follows SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amount. In the evaluation of the fair value and future benefits of long-lived assets, the Company performs an analysis of the anticipated undiscounted future net cash flows of the related long-lived assets. If the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value is reduced to its fair value. Various factors including future charter rates and vessel operating costs are included in this analysis. The Company determined that no impairment loss is needed to be recognized for applicable assets for any of the periods presented.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

2. Significant Accounting Policies – (continued)

Fair value of time charter acquired

The Company records all identified tangible and intangible assets associated with the acquisition of a vessel or liabilities at fair value. Where vessels are acquired with existing time charters, the Company allocates the purchase price to the time charters based on the present value of the difference of the charter rate from the prevailing market rate for a charter of equivalent duration. In discounting the charter rate differences in future periods, the Company uses its Weighted Average Cost of Capital (WACC) adjusted to account for the credit quality of the charterer. The capitalized above-market (assets) and below-market (liabilities) charters are amortized as a reduction and increase, respectively, to voyage revenues over the remaining term of the charter.

Derivative financial instruments

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value with changes in the instruments’ fair value recognized currently in earnings unless specific hedge accounting criteria are met. Pursuant to SFAS No. 133, the transactions did not qualify as a hedge or meet the criteria of hedge accounting. All gains or losses on the derivative financial instruments are reflected in the consolidated statements of income.

For the nine month period ended September 30, 2005, the Company had interest rate swaps outstanding which did not qualify for hedge accounting treatment. Accordingly, all related gains or losses have been recorded in the condensed consolidated statements of income. The fair value at September 30, 2005 of ($100,029) is included in claims and other receivables. There were no interest rate swaps for the nine month period ended September 30, 2006.

Earning per common share

Basic earnings per common share are computed by dividing the net income by the weighted average number of common shares outstanding during the year. Potential common shares that are anti-dilutive, such as the warrants outstanding as of September 30, 2006 since their exercise price exceeds the market value of a Euroseas Ltd. common share, are excluded from earnings per share.

Segment reporting

The Company reports financial information and evaluates its operations by charter revenue and not by the length of ship employment for its customers, i.e. spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reporting segment. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographical information is impracticable.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

2. Significant Accounting Policies – (continued)

Recent accounting pronouncements

In March 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” The Statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. Statement 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under the Statement, fair value measurements are disclosed by level within that hierarchy. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This statement will be effective for the Company on January 1, 2008. The Company does not believe that this pronouncement will have an effect on its financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This statement will be effective for the Company on January 1, 2008. The Company does not believe that this pronouncement will have an effect on its financial position, results of operations or cash flows.

On September 13, 2006, the SEC released staff accounting bulleting (“SAB”) No. 108, which provides guidance on materiality. SAB No. 108 states that registrants should use both a balance sheet (iron curtain) approach and an income statement (rollover) approach when quantifying and evaluating the materiality of a misstatement, contains guidance on correcting errors under the dual approach, and provides transition guidance for correcting errors existing in prior years. If prior-year errors that had been previously considered immaterial (based on the appropriate use of the registrant’s prior approach) now are considered material based on the approach in the SAB, the registrant need not restate prior period financial statements. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. This statement will be effective for the Company for the fiscal year ending December 31, 2006. The Company is currently evaluating the effect that adoption of SAB No. 108 will have on its financial position and results of operations.

3. Inventories

The amounts shown in the accompanying consolidated balance sheets consisted of the following:

	December 31, 2005	September 30, 2006

Lubricants	312,390	503,299
Victualling	59,301	58,091
Total	371,691	561,390

4. Deferred Revenue

Deferred revenue represents cash received from charterers prior to it being earned. These amounts are recognized as income in the period the related services are rendered.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

5. Fair Value of Below Market Time Charter Acquired

The vessel m/v Tasman Trader was acquired with an outstanding time charter terminating on December 17, 2008 with a charter rate of $8,850 per day and the vessel m/v Aristides N.P. was acquired with an outstanding time charter contract terminating on December 17, 2008 with a charter rate of $19,750 per day. These charter rates were below the market rates for equivalent time charters at the time the vessels were acquired resulting in a reduction in the purchase price for the vessels (see Note 10). The present values of the below the market charters were estimated by the Company as $1,237,072 and $412,500, respectively, were recorded as liabilities on the balance sheet. For m/v Tasman Trader, $201,056 of the above was included in voyage revenues for the nine month period ended September 30, 2006, and the remaining $1,036,016 is recorded as a liability on the balance sheet; for m/v Aristides N.P., $168,750 of the above is included in voyage revenues for the nine month period ended September 30, 2006, and the remaining $243,750 is recorded as a liability on the balance sheet.

6. Accrued Expenses

	December 31, 2006	September 30, 2006

Accrued offering expenses	1,121,397	200,000
Accrued payroll expenses	31,928	23,825
Accrued interest	139,536	150,325
Accrued general and administrative expenses	269,666	173,614
Other accrued expenses	215,110	297,113
Total	1,777,637	844,877

7. Related Party Transactions

The Company’s vessel owning companies are parties to management agreements with Eurobulk Ltd. (“Management Company”), also controlled by the Pittas family, whereby the Management Company provides technical and commercial management for a fixed daily fee of €590 per vessel for the periods ended September 30, 2005 and an average of €608 for the period ended September 30, 2006. Such management fees amounted to $1,430,464 and $1,643,142 for the nine months periods ended September 30, 2005 and 2006, respectively. These agreements were renewed on January 31, 2005 and amended in August and October 2006 with an initial term of five years and will automatically be extended after the initial term until terminated by the parties. Termination is not effective until two months following notice having been delivered in writing by either party after the expiration of the initial five-year period. An annual adjustment of the management fee due to inflation as provided under the management agreement took effect on the annual anniversary of the agreement on January 31, 2006 increasing the management fee by €20 per vessel per day to €610 per vessel.

The Company uses brokers to provide services, as is industry practice. Eurochart S.A., a company also controlled by the Pittas family, provides sales and purchases (S&P) and chartering services to the Company. A commission of 1% on vessel sales price and 1%-1.25%, on charter revenue is paid to Eurochart S.A. for these services. There was no 1% sales commission paid to Eurochart S.A. for the period ended September 30, 2005 as there were no vessel sales or purchases during this period; for the nine month period ended on September 30, 2006 an amount of $603,100 was paid to Eurochart S.A. as commission for the purchase of m/v Tasman Trader and m/v Aristides N.P. and sale of m/v Pantelis P and m/v John P. The commission on charter revenue for the nine month periods ended September 30, 2005 and 2006 amounted to $402,809 and $337,095, respectively.

The former shareholders of the ship-owning companies that became wholly owned subsidiaries of the Company, together with another ship management company, have one joint venture with the insurance broker Sentinel Maritime Services Inc. and one with the crewing agent More Maritime Agencies Inc. The shareholders’ percentage participation in these joint ventures was 58% in 2005 and 68.60% in 2006. These companies provide certain insurance and crewing services for the shipowning subsidiaries and their fees are included in operating expenses.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

7. Related Party Transactions – (continued)

Amounts due to or from related parties represent net disbursements and collections made on behalf of the vessel-owning companies by the Management Company during the normal course of operations for which a right of off-set exists. As of September 30, 2006, the amount due from related companies was $1,159,220; as of
December 31, 2005, the amount due from related companies was $3,012,720. Based on the management agreement between Euroseas Ltd. and Eurobulk Ltd. an estimate of the quarter’s operating expenses, expected drydock expenses, management fee and executive services fee is to be advanced in the beginning of quarter to Eurobulk Ltd. For the current fleet, this advance is estimated between $3,300,000 and $3,500,000 excluding any advances needed for drydock expenses and is paid in advance around the beginning of each quarter.

8. Long-term Debt

This consisted of bank loans of the ship-owning companies are as follows:

			December 31, 2005	September 30, 2006
Borrower
Diana Trading Limited	(a	)	$6,560,000	$4,700,000
Alcinoe Shipping Limited/ Oceanpride Shipping Limited/ Searoute Maritime Ltd/ Oceanopera Shipping Ltd	(b	)	9,500,000	4,100,000
Alterwall Business Inc./ Allendale Investments S.A	(c	)	17,000,000	12,875,000
Salina Shipholding Corp.	(d	)	15,500,000	13,750,000
Xenia International Corp	(e	)	—	7,985,000
Prospero Maritime Inc.	(f	)	—	15,500,000
			48,560,000	58,910,000
Less: Current portion			(14,430,000)	(14,390,000)
Long-term portion			$34,130,000	$44,520,000

The future annual loan repayments are as follows:

To September 30
2007	14,390,000
2008	13,840,000
2009	7,750,000
2010	5,810,000
Thereafter	17,120,000
Total	$58,910,000

——————

(a)

This consisted of loan amounting to $4,900,000 and $1,000,000 drawn on October 16, 2002 and on
December 2, 2002, respectively. The loan is payable in twenty-four consecutive quarterly installments of $220,000 each, and a balloon payment of $620,000 payable together with the final quarterly installment due in October 2008. The interest is based on LIBOR plus 1.6% per annum.

An additional loan of $4,200,000 was drawn on May 9, 2005. The loan is payable in twelve consecutive quarterly installments consisting of four installments of $450,000 each, and eight installments of $300,000 each with the final installment due in May 2008. The interest is based on LIBOR plus 1.25% per annum.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

8. Long-term Debt – (continued)

(b)

Alcinoe Shipping Ltd., Oceanpride Shipping Ltd., Searoute Maritime Ltd. and Oceanopera Shipping Ltd. drew $13,500,000 against a loan facility for which they are jointly and severally liable. Prior to obtaining the loan, an amount of $1,400,000 was paid in settlement of the outstanding loans as at June 30, 2005 for Alcinoe Shipping Ltd. and Oceanpride Shipping Ltd. The loan is payable in twelve consecutive quarterly installments consisting of two installments of $2,000,000 each, one installment of $1,500,000, nine installments of $600,000 each and a balloon payment of $2,600,000 payable with the final installment due in May 2008. Interest is based on LIBOR plus 1.5% per annum.

In 2006, two additional early repayments of $1,500,000 each (for a total of $3,000,000) corresponding to the sale of m/v John P and m/v Pantelis P took place in June and July (see Note 10(a) and 10(b)). The repayment schedule starting July 1, 2006 has been agreed to $300,000 per quarter with a $2,000,000 balloon payment along with the last installment in the second quarter of 2008.

(c)

Allendale Investments S.A. and Alterwall Business Inc. drew $20,000,000 on May 26, 2005 against a loan facility for which they are jointly and severally liable. The outstanding amount of their existing loans from the same creditor bank was $7,800,000 and was repaid in full. The loan is payable in twenty-four unequal consecutive quarterly installments of $1,500,000 each in the first year, $1,125,000 each in the second year, $775,000 each in the third year, $450,000 each in the fourth through sixth years and a balloon payment of $1,000,000 payable with the final installment due in May 2011. The interest is based on LIBOR plus 1.25% per annum as long as the outstanding loan amount remains below 60% of the fair market value (FMV) of
m/v HM Qingdao I and m/v Kuo Hsiung and 1.375% if the outstanding loan amount is above 60% of the FMV of such vessels.

(d)

This is a $15,500,000 loan drawn by Salina Shipholding Corp. on December 30, 2005. The loan is payable in ten consecutive semi-annual installments starting in June 2006 consisting of six installments of $1,750,000 each and four installments of $650,000 each and a balloon payment of $2,400,000 payable with the final installment in December 2010. The interest is based on LIBOR plus a margin that ranges between 0.9-1.1%, depending on the asset cover ratio. The loan is secured with the following: (i) first priority mortgage over m/v Artemis,
(ii) first assignment of earnings and insurance of m/v Artemis, (iii) a corporate guarantee of Euroseas Ltd., and (iv) a minimum cash balance equal to an amount of no less than $300,000 in an account Salina Shipholding Corp. maintains with the bank, and, overall liquidity (cash and cash equivalents) of $300,000 for each of the Company’s vessels throughout the life of the facility.

(e)

This is a $8,250,000 loan drawn by Xenia International Corp. on June 30, 2006. The loan is payable in twenty three consecutive quarterly installments consisting of $265,000 each and a balloon payment of $2,155,000 payable with the final installment in March 2012. The first installment is due in September 2006. The interest is based on LIBOR plus a margin of 0.95%. The loan is secured with the following: (i) first priority mortgage over m/v Tasman Trader, (ii) first assignment of earnings and insurance of m/v Tasman Trader, (iii) a corporate guarantee of Euroseas Ltd., and (iv) a minimum cash balance equal to an amount of no less than $300,000 in an account Xenia International Corp. maintained with the bank, and, overall liquidity (cash and cash equivalents) of $300,000 for each of the Company’s vessels throughout the life of the facility.

(f)

This is a $15,500,000 loan drawn by Prospero Maritime Inc. on September 4, 2006. The loan is payable in fourteen consecutive semi-annual installments consisting of two installments of $1,200,000 each, one installment of $1,000,000 each and eleven installments of $825,000 each and a balloon payment of $3,025,000 payable with the final installment in September 2013. The first installment is due in March 2007. The interest is based on LIBOR plus a margin that ranges between 0.9-0.95%, depending on the asset cover ratio. The loan is secured with the following: (i) first priority mortgage over m/v Aristides N.P., (ii) first assignment of earnings and insurance of m/v Aristides N.P., (iii) a corporate guarantee of Euroseas Ltd., and (iv) a minimum cash balance equal to an amount of no less than $300,000 in an account Prospero Maritime Inc. maintains with the bank, and, overall liquidity (cash and cash equivalents) of $300,000 for each of the Company’s vessels throughout the life of the facility.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

8. Long-term Debt – (continued)

In addition to the terms specific to each loan described above, all the above loans are secured with one or more of the following:

•

first priority mortgage over the respective vessels on a joint and several basis.

•

first assignment of earnings and insurance.

•

a personal guarantee of one shareholder.

•

a corporate guarantee of Eurobulk Ltd. and/or Euroseas Ltd.

•

a pledge of all the issued shares of each borrower.

The loan agreements contain covenants such as restrictions as to changes in management and ownership of the vessel shipowning companies, distribution of profits or assets, additional indebtedness and mortgaging of vessels without the lender’s prior consent, the sale of vessels, maximum fleet leverage, minimum requirements regarding the hull ratio cover and minimum cash retention accounts (restricted cash). Restricted cash are deposits with certain banks that can only be used to pay the current loan installments. The Company is not in default in any of the foregoing covenants.

9. Derivative Financial Instruments

The losses for the period ended September 30, 2005 arose from interest rate swaps that did not meet the criteria for hedge accounting treatment. Accordingly, all gains or losses have been recorded in the statement of income for the period. The swap was entered into during the period ended September 30, 2005 and settled in October 2005. There were no derivative instruments outstanding on September 30, 2006.

10. Vessels, Net

During the nine months ended September 30, 2006, the Company acquired m/v Tasman Trader and
m/v Aristides N.P. and sold m/v Pantelis P and m/v John P.

m/v “Tasman Trader” was acquired for $10,775,000 with an existing time charter terminating on December 17, 2008 and charter rate of $8,850 per day. The charter rate was below market rates for an equivalent charter at the time of acquisition. The present value of the below the market charter was estimated by the Company at $1,237,072. Consequently, the book value of the vessel (charter free) was increased by the same amount plus capitalized purchase expenses of $79,321 for a total book value of $12,091,393. The present value of the below market charter is recorded as a liability and is being amortized as revenue over the remaining term of the charter.

m/v Aristides N.P. was acquired for $23,460,000 with an existing time charter terminating on November 8, 2006 and charter rate of $17,750 per day. The charter rate was below market rates for an equivalent charter at the time of acquisition. The present value of the below the market charter was estimated by the Company at $412,500. Consequently, the book value of the vessel (charter free) was increased by the same amount plus capitalized purchase expenses of $113,252 for a total book value of $23,985,752. The present value of the below market charter is recorded as a liability and is being amortized as revenue over the remaining term of the charter.

m/v Pantelis P was sold on May 31, 2006. The net sale proceeds from the sale of m/v Pantelis P were $4,416,228. For the nine month period ended September 30, 2006, the depreciation of m/v Pantelis P until it was sold amounted to $107, 587 resulting in a book value at the time of sale of $2,114,421. The unamortized deferred drydock charge at the time of sale was $136,008 resulting in a gain on sale of $2,165,799.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

10. Vessels, Net – (continued)

m/v John P was sold on July 5, 2006. The net sale proceeds from the sale of m/v John P were $4,736,266.
m/v John P was considered as “asset held for sale” during the period April 1, 2006 to July 5, 2006 and was not further depreciated during the nine month period ended September 30, 2006. For the three month period ended March 31, 2006 m/v John P was depreciated by $60,697. Its book value as of July 5, 2006 was $2,145,894. The unamortized deferred drydock charge at the time of sale was $310,315 resulting in a gain on sale of $2,280,057.

11. Commitments and Contingencies

There are no material legal proceedings to which the Company is a party or to which any of its properties are subject, other than routine litigation incidental to the Company’s business. In the opinion of the management, the disposition of these lawsuits should not have a material impact on the consolidated results of operations, financial position and cash flows.

The distribution of the net earnings by one of the chartering pools which has one of the Company’s vessels in its pool has not yet been finalized for the period ended September 30, 2006. Any effect on the Company’s income resulting from any future reallocation of pool income cannot be reasonably estimated but will not materially affect the Company’s results.

12. Common Stock and Additional Paid-in Capital

Common stock relates to 12,620,114 shares with a par value of $0.03 each adjusted for the 1-for-3 reverse split on the Company common stock effected on October 6, 2006 (see below). The amount shown in the accompanying consolidated balance sheets, as additional paid-in capital, represents payments received in excess of par value which is treated from the accounting point of view as capital. In August 2005, the Company sold 2,342,331 common shares as adjusted for the reverse split in an institutional private placement, together with 0.25 detachable warrants for each common share to acquire up to 585,581 common shares as adjusted for the reverse split (see Note 1). The value of the warrants, which is included in “Additional Paid-in Capital,” was estimated to be about $600,000.

On March 27, 2006 and as part of the merger of Euroseas Acquisition Company Inc., (a wholly owned subsidiary of Euroseas Ltd.), with Cove Apparel Inc. an additional 359,728 common shares, as adjusted for the reverse split, were issued to Cove Apparel Inc.’s shareholders (a total of 15 more shares than originally calculated were issued to Cove Apparel Inc.’s shareholders due to the rounding-up of fractional shares during the exchange). The issuance of these shares was recorded as an increase of the share capital ($10,791) and a decrease of paid-in capital of $791, as Cove Apparel Inc. had at the time of merger net assets of $10,000.

On August 8, 2006, the annual shareholders meeting of the Company approved the Company’s 2006 Stock Incentive Plan. The plan will be administered by the Board of Directors which can make awards totaling in aggregate up to 600,000 shares as adjusted for the reverse split over the next 10 years. The persons eligible to receive awards under the Plan are those officers, directors, and executive, managerial, administrative and professional employees of the Company, (collectively, “key persons”) as the Board in its sole discretion shall select based upon such factors as the Board shall deem relevant. Awards may be made under the Plan in the form of incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock, restricted stock units and performance shares. No awards have been made under this plan.

On September 30, 2006, the private placement expenses of August 2005 were finalized as $3,099,530 against $3,500,309 provided for at the time of the deal. As a result, the difference of $400,779 was reversed against “Paid-in capital”.

On October 6, 2006, the Company effected an 1-for-3 reverse stock split of its common stock. As a result of the split the par value of the Company’s common shares was increased to $0.03 per share and the number of outstanding shares became 12,620,114. There was no change in the number of authorized common shares of the Company or to the par value or number of authorized preferred shares. All share and per share amounts in these financial statements have been retroactively restated to reflect this stock split.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Month Periods Ended September 30, 2005 and 2006
(All Amounts Expressed in U.S. Dollars)

13. Earnings Per Share

Basic and diluted earnings per common share are computed as follows:

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2006

Income:
Net income	20,456,976	15,322,422
Basic and Diluted earnings per share:
Weighted average common shares – Outstanding as adjusted for the 1-for-3 reverse split on October 6, 2006	10,273,853	12,506,793
Basic earnings per share	1.99	1.23

14. Subsequent Events

(a) On October 12, 2006, the Company purchased a 1,599 TEU containership (m/v YM Xingang I), built in 1993, for $27.25 million. The vessel was delivered to the Company on November 15, 2006 with a period time charter until July/September 2009 to Yang Ming at the gross charter rate of $26,650 per day. The acquisition was financed with approximately $7.25 million from the Company’s cash reserves and a bank loan of
$20.0 million. The loan will be repaid in eight consecutive quarterly installments of $1.0 million each, the first of which is due in February 2007, followed by four consecutive quarterly installments of $750,000 each, followed by sixteen consecutive installments of $250,000 each and a balloon payment of $5.0 million payable with the last installment in November 2013. The first installment is due in February 2007. The interest is based on LIBOR plus a margin of 0.935%. The Company has the option to prepay $7.0 million during the first year following the drawdown, in which case the remaining repayment installment during the first three years may be reduced by a maximum of 35% each with the balance of the prepayment amount to be setoff against the balloon. In the use of the prepayment the margin will become 0.90%. The loan is secured with the following:
(i) first priority mortgage over the vessel, (ii) first assignment of earnings and insurance, (iii) a corporate guarantee of Euroseas Ltd. and (iv) a third mortgage on the Company vessel m/v Irini also financed by the same bank. The loan agreement contains ship finance covenants including restrictions as to changes in management and ownership of the vessel, distribution of dividends or any other distribution of profits and assets, additional indebtedness and mortgaging of the vessel without the lender’s prior consent, the sale of the vessel, minimum requirements regarding the hull ratio cover and minimum cash retention account.

(b) On November 9, 2006, the Board of Directors declared a cash dividend of $0.21 per Euroseas Ltd. common share payable on or about December 15, 2006 to the holders of record of Euroseas Ltd. common shares as of December 8, 2006.

(c) On December 19, 2006, Searoute Maritime Ltd., a wholly-owned subsidiary of the Company which owns m/v Ariel signed a memorandum of agreement to sell the vessel for $5.35 million with delivery on or about February 15, 2007. The Company expects to receive about $5.3 million in net sale proceeds and realize a gain from the sale of approximately $3.4 million. No arrangements have been made regarding any repayment of a portion of the loan jointly secured by m/v Ariel and m/v Nikolaos P with an outstanding balance of $3.8 million as of December 31, 2006.

(d) On January 8, 2007, the Board of Directors declared a cash dividend of $0.22 per Euroseas Ltd. common share payable on or about February 15, 2007 to the holders of record of Euroseas Ltd. common shares as of January 29, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of the Euroseas Ltd. and subsidiaries

We have audited the accompanying consolidated balance sheets of the Euroseas Ltd and subsidiaries (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Euroseas Ltd and subsidiaries at December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Deloitte, Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
March 3, 2006 except for Note 15(e) as to
which the date is March 20, 2006, Note 15(f)
as to which the date is March 27, 2006, Note 15 (g)
to which the date is April 10, 2006, Note 15 (h)
to which the date is April 11, 2006 and Note 12 to
which the date is October 6, 2006.

EUROSEAS LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2005
(All amounts expressed in U.S. Dollars)

	Notes	2004	2005
ASSETS
Current assets
Cash and cash equivalents		15,497,482	20,447,301
Trade accounts receivable, net		245,885	46,118
Prepaid expenses		207,551	85,625
Claims and other receivables		137,783	306,303
Due from related company	8	—	3,012,720
Inventories	3	303,478	371,691
Restricted cash		68,980	1,080,949
Total current assets		16,461,159	25,350,707

Fixed assets
Vessels, net	4	34,171,164	52,334,897

Long-term assets
Deferred charges, net	5	2,205,178	1,855,829

Total long-term assets		36,376,342	54,190,726
Total assets		52,837,501	79,541,433

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt, current portion	9	6,030,000	14,430,000
Trade accounts payable		879,541	837,182
Accrued expenses	7	321,056	1,777,637
Deferred revenues		1,908,189	1,370,058
Due to related company	8	4,626,060	—
Total current liabilities		13,764,846	18,414,877

Long-term liabilities
Long-term debt, net of current portion	9	7,960,000	34,130,000
Total long-term liabilities		7,960,000	34,130,000
Total liabilities		21,724,846	52,544,877

Commitments and contingencies	11	—	—

Shareholders’ equity
Common stock (par value $0.03, 100,000,000 shares authorized, 9,918,056 issued and 12,260,386 outstanding respectively)	12	297,542	367,812
Preferred shares (par value $0.01, 20,000,000 shares authorized, no shares issued and outstanding)		—	—
Additional paid-in capital	12	17,073,381	17,883,781
Retained earnings		13,741,732	8,744,963
Total shareholders’ equity		31,112,655	26,996,556
Total liabilities and shareholders’ equity		52,837,501	79,541,433

The accompanying notes are an integral part of these consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

	Notes	2003	2004	2005

Revenues
Voyage revenue		25,951,023	45,718,006	44,523,401
Commissions	8	(906,017)	(2,215,197)	(2,388,349)
Net revenue		25,045,006	43,502,809	42,135,052

Operating (income)/expenses
Voyage expenses	13	436,935	370,345	670,551
Vessel operating expenses	13	8,775,730	8,906,252	8,610,279

Management fees	8	1,722,800	1,972,252	1,911,856
General and administrative expenses		—	—	420,755
Amortization and depreciation	4,5	4,757,933	3,461,678	4,208,252
Net gain on sale of vessel	4	—	(2,315,477)	—
Total operating expenses		15,693,398	12,395,050	15,821,693

Operating income		9,351,608	31,107,759	26,313,359

Other income/(expenses)
Interest and finance cost		(793,257)	(708,284)	(1,495,871)
Derivative gain/(loss)		—	27,029	(100,029)
Foreign exchange gain/(loss)		(690)	(1,808)	538
Interest income		36,384	187,069	460,457
Other income (expenses), net		(757,563)	(495,994)	(1,134,905)

Equity in net loss of an associate	6	(167,433)	—	—

Net income		8,426,612	30,611,765	25,178,454
Earnings per share - basic and diluted		0.85	3.09	2.34

Weighted average number of shares outstanding during the year – basic and diluted		9,918,056	9,918,056	10,739,476

The accompanying notes are an integral part of these consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2003, 2004 and 2005
(All Amounts, Except per Share Data, Expressed in U.S. Dollars)

	Comprehensive Income	Number of Shares (Note 12)	Common Stock Amount (Note 12)	Preferred Shares Amount (Note 12)	Paid-in Capital (Note 12)	Retained Earnings	Total

Balance, December 31, 2002	—	9,918,056	297,542	—	19,573,236	1,414,856	21,285,634
Net income	8,426,612	—	—	—	—	8,426,612	8,426,612
Dividends paid/return of capital		—	—	—	(950,000)	(1,276,000)	(2,226,000)
Balance, December 31, 2003		9,918,056	297,542	—	18,623,236	8,565,468	27,486,246
Net income	30,611,765	—	—	—	—	30,611,765	30,611,765
Dividends paid/return of capital	—	—	—	—	(1,549,855)	(25,435,501)	(26,985,356)
Balance, December 31, 2004		9,918,056	297,542	—	17,073,381	13,741,732	31,112,655
Net income	25,178,454					25,178,454	25,178,454
Issuance of shares, net of issuance costs		2,342,331	70,270	—	17,510,400	—	17,580,670
Dividends paid/return of capital	—	—	—	—	(16,700,000)	(30,175,223)	(46,875,223)
Balance, December 31, 2005		12,260,386	367,812	—	17,883,781	8,744,963	26,996,556

The accompanying notes are an integral part of these consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

	2003	2004	2005
Cash flows from operating activities:
Net income	8,426,612	30,611,765	25,178,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of vessels	4,158,159	2,530,100	2,657,914
Amortization of deferred charges	667,176	982,259	1,634,082
Equity in net loss	167,433	—	—
Provision for doubtful accounts	3,592	(27,907)	—
Gain on sale of a vessel	—	(2,315,477)	—
Loss on derivative	—	—	100,029

Changes in operating assets and liabilities:
(Increase)/decrease in:
Trade accounts receivable	110,471	213,762	199,767
Prepaid expenses	26,552	(133,437)	121,927
Claims and other receivables	(171,731)	208,524	(268,549)
Inventories	(7,748)	51,449	(68,213)
Increase/(decrease) in:
Due to related company	(482,778)	3,541,236	(7,638,780)
Trade accounts payable	(650,863)	77,487	(42,359)
Accrued expenses	(43,308)	66,193	334,874
Deferred revenue	(274,764)	673,157	(538,131)
Dry-docking expenses paid	(972,671)	(2,270,418)	(1,076,233)
Net cash provided by operating activities	10,956,132	34,208,693	20,594,782

Cash flows from investing activities:
Purchase of a vessel	—	—	(20,821,647)
(Contributions to) and drawings from the cash retention accounts	214,832	33,224	(1,011,969)
Proceeds from sale of a vessel	—	6,723,018	—
Net cash provided by (used in) investing activities	214,832	6,756,242	(21,833,616)

Cash flows from financing activities:
Issuance of share capital upon incorporation	—	—	70,270
Net proceeds from shares issued in a private placement	—	—	18,632,106
Dividends paid/return of capital	(1,200,000)	(26,962,500)	(46,875,223)
Repayment of advances from shareholders	(300,000)	—	—
Loan arrangement fees paid	(28,000)	—	(208,500)
Proceeds from long-term debts	3,000,000	—	53,200,000
Repayment of long-term debts	(6,250,000)	(6,605,000)	(18,630,000)
Net cash provided by (used in) financing activities	(4,778,000)	(33,567,500)	6,188,653

Net increase in cash and cash equivalents	6,392,964	7,397,435	4,949,819
Cash and cash equivalents at beginning of year	1,707,083	8,100,047	15,497,482
Cash and cash equivalents at end of year	8,100,047	15,497,482	20,447,301
Cash paid for interest	725,034	474,430	1,372,957
Non cash items:
Dividend and return of capital from investment in an associate (Note 6)	1,026,000	22,856	—

The accompanying notes are an integral part of these consolidated financial statements.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

1. Basis of Presentation and General Information

Euroseas Ltd. (the “Company”) was formed on May 5, 2005 under the laws of the Republic of the Marshall Islands to consolidate the beneficial owners of the ship-owning companies listed below. On June 28, 2005 the beneficial owners exchanged all their shares in the ship-owning companies for shares in Friends Investment Company Inc., a newly formed Marshall Islands company. On June 29, 2005, Friends Investment Company Inc. then exchanged all the shares in the ship-owning companies for Euroseas Ltd. common shares, thus, becoming the sole shareholder of the Company. The transaction described above constitutes a reorganization of companies under common control, and has been accounted for in a manner similar to a pooling of interests, as each ship-owning company was under the common control of the Pittas family prior to the transfer of ownership of the ship-owning companies to Euroseas Ltd. Accordingly, the accompanying consolidated financial statements have been presented as if the ship-owning companies were consolidated subsidiaries of the Company for all periods presented and using the historical carrying costs of the assets and the liabilities of the ship-owning companies.

On August 25, 2005, Euroseas Ltd. sold 2,342,331 common shares at $9.00 (as adjusted for the 1-for-3 reverse stock split effected on October 6, 2006) each in an institutional private placement, together with 0.25 of detachable warrants for each Euroseas Ltd. common share sold to acquire up to 1,756,743 Euroseas Ltd. common shares. The total proceeds, net of issuance costs of about $3,500,000, amounted to $17,510,400. The warrants allow their holders to acquire Euroseas Ltd. common shares at a price of $10.80 per share (as adjusted for the reverse stock split) and are exercisable for a period of five years from the issuance of the warrants. The Company and the investors in the institutional private placement have entered into a registration rights agreement to register with the Securities and Exchange Commission of the United States (SEC) the Euroseas Ltd. common shares that were issued in such private placement and the Euroseas Ltd. common shares that will be issued to satisfy the exercise of the warrants. The registration rights agreement contains a liquidated damages provision.

On August 25, 2005, as a condition to the institutional private placement described above, the Company and Cove Apparel, Inc. (Cove, an unrelated party and a public corporation) signed an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the merger of Cove and Euroseas Acquisition Company Inc., a Delaware corporation and a wholly-owned subsidiary of the Company formed on June 21, 2005, with the current stockholders of Cove receiving 0.034323 shares (as adjusted for the reverse stock split) of Euroseas Ltd. common shares for each share of Cove common stock they presently own. As part of the merger, the Company has agreed to file a registration statement with the SEC to register for re-sale the Euroseas Ltd. common shares issuable in the merger to certain Cove stockholders (only the 272,868 shares as adjusted for the reverse stock split to be issued to Cove-affiliated stockholders, need to be registered; the remaining 86,855 (as adjusted for the reverse stock split) shares to be issued in the merger can freely trade). Upon consummation of the merger, the separate existence of Cove will cease, and Euroseas Acquisition Company Inc. will continue as the surviving corporation and as a wholly owned subsidiary of Euroseas Ltd. under the name Cove Apparel, Inc (see Note 15(f)). As of the date of the merger, Cove is required only have cash of approximately $10,000 and equity of the same amount.

The operations of the vessels are managed by Eurobulk Ltd. (the “manager”), a corporation controlled by the Pittas family – the controlling shareholders of Friends Investment Company Inc.

The manager has an office in Greece located at 40 Ag. Konstantinou Ave, Maroussi, Greece. The manager provides the Company with a wide range of shipping services such as technical support and maintenance, insurance consulting, chartering, financial and accounting services, as well as executive management services, in consideration for fixed and variable fees (see Note 8).

The Company is engaged in the ocean transportation of drybulk and containers through ownership and operation of drybulk and container carriers owned by the following ship-owning companies:

•

Searoute Maritime Ltd. incorporated in Cyprus on May 20, 1992, owner of the Cyprus flag 33,712 dwt bulk carrier motor vessel “Ariel”, which was built in 1977 and acquired on March 5, 1993.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

1. Basis of Presentation and General Information – (continued)

•

Oceanopera Shipping Ltd. incorporated in Cyprus on June 26, 1995, owner of the Cyprus flag 34,750 dwt bulk carrier motor vessel “Nikolaos P”, which was built in 1984 and acquired on July 22, 1996.

•

Oceanpride Shipping Ltd. incorporated in Cyprus on March 7, 1998, owner of the Cyprus flag 26,354 dwt bulk carrier motor vessel “John P”, which was built in 1981 and acquired on March 7, 1998.

•

Alcinoe Shipping Ltd. incorporated in Cyprus on March 20, 1997, owner of the Cyprus flag 26,354 dst bulk carrier motor vessel “Pantelis P”, which was built in 1981 and acquired on June 4, 1997.

•

Alterwall Business Inc. incorporated in Panama on January 15, 2001, owner of the Panama flag 18,253 dwt container carrier motor vessel “YM Qingdao1” which was built in 1990 and acquired on February 16, 2001.

•

Allendale Investment S.A. incorporated in Panama on January 22, 2002, owner of the Panama flag 18,154 dwt container carrier motor vessel “Kuo Hsiung”, which was built in 1993 and acquired on May 13, 2002.

•

Diana Trading Ltd. incorporated in the Marshall Islands on September 25, 2002, owner of the Marshall Islands flag 69,734 dwt bulk carrier motor vessel “Irini”, which was built in 1988 and acquired on
October 15, 2002.

•

Salina Shipholding Corp., incorporated in the Marshall Islands on October 20, 2005, owner of the Marshall Islands flag 29,693 dwt container carrier motor vessel “Artemis”, which was built in 1987 and acquired on November 25, 2005.

In addition, the accompanying financial statements include the accounts of the following ship-owning companies which were also managed by Eurobulk Ltd. during the periods presented:

(a)

Silvergold Shipping Ltd. incorporated in Cyprus on May 16, 1994. Up to June 3, 1996, the Company was engaged in ship owning activities, but thereafter, the Company’s assets and liabilities were liquidated and the retained earnings were distributed to the shareholders. The Company remained dormant until October 10, 2000 when it acquired the 18,000 DWT Cyprus flag container carrier motor vessel “Widar”, which was built in 1986. The vessel was sold on April 24, 2004. The Pittas family, the controlling shareholders of Friends Investment Company Ltd. which is the Company’s largest shareholder, also owned Silvergold Shipping Ltd., and, accordingly, these accompanying financial statements also consolidated the accounts of Silvergold Shipping Ltd. until May 31, 2005, when Silvergold Shipping Ltd. declared a final dividend of $35,000 to its shareholders.

(b)

Fitsoulas Corporation Limited which was incorporated in Malta on September 24, 1999, was the owner of the Malta flag 41,427 DWT bulk carrier motor vessel Elena Heart, which was built in 1983 and acquired on October 22, 1999. The vessel was sold on March 31, 2003. The group of beneficial shareholders, which included the Pittas family, which own the above mentioned ship-owing companies also exercised significant influence over Fitsoulas Corporation Limited through their 38% interest in that company, and this investment was therefore accounted for in the accompanying financial statements using the equity method.

During the years ended December 31, 2003, 2004 and 2005, the following charterers individually accounted for more than 10% of the Company’s voyage and time charter revenues as follows:

	Year ended December 31,
Charterer	2003	2004	2005

A	—	—	26.85%
B	23.01%	11.50%	17.48%
C	—	20.60%	12.32%
D	31.30%	12.20%	—
E	—	14.07%	—
F	—	10.52%	—
G	10.55%	—	—

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

2. Significant Accounting Policies

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. The following are the significant accounting policies adopted by the Company:

Principles of consolidation

The accompanying consolidated financial statements included the accounts of Euroseas Ltd. and its subsidiaries. Inter-company transactions were eliminated on consolidation.

Investment in an associate

An associate is an entity over which shareholders of the Company exercises significant influence but not control. The results of operations, and assets and liabilities of an associate are reflected in the accompanying consolidated financial statements using the equity method of accounting. Under this method of accounting, investment in an associate are carried on the consolidated balance sheet at cost as adjusted for the Company’s share in the post acquisition net earnings or net loss of an associate.

Use of estimates

The preparation of the accompanying consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the stated amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Other comprehensive income

The Company follows the provisions of Statement of Financial Accounting Standards No. 130, “Statement of Comprehensive Income” (“SFAS 130”), which requires separate presentation of certain transactions which are recorded directly as components of stockholders’ equity. The Company has no other comprehensive income and, accordingly, comprehensive income equals net income for all periods presented.

Foreign currency translation

The Company’s functional currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates prevailing at the balance sheet date. Income and expenses denominated in foreign currencies are translated into U.S. dollars at exchange rates prevailing at the date of the transaction. Resulting exchange gains and/or losses on settlement or translation are included in the accompanying consolidated statements of operations.

Cash equivalents

Cash equivalents are time deposits or other certificates purchased with an original maturity of three months or less.

Trade accounts receivable

The amount shown as trade accounts receivable, at each balance sheet date, includes estimated recoveries from each voyage or time charter, net of a provision for doubtful accounts. At each balance sheet date, the Company provides for doubtful accounts on the basis of specific identified doubtful receivables. At December 31, 2004 and 2005, no provision for doubtful debts was considered necessary.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

2. Significant Accounting Policies – (continued)

Claims and other receivables

Claims and other receivables principally represent claims arising from hull or machinery damages, crew salaries claims or other insured risks that have been submitted to insurance adjusters or are currently being compiled. All amounts are shown net of applicable deductibles.

Inventories

Inventories consist of bunkers, lubricants and victualling on board the Company’s vessels at the balance sheet date and are stated at the lower of cost and market value. Victualling is valued using the FIFO method while bunkers and lubricants are valued on an average cost basis.

Vessels

Vessels are stated at cost which comprises the vessels’ contract price, costs of major repairs and improvements upon acquisition, direct delivery and other acquisition expenses less accumulated depreciation. Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels otherwise these amounts are charged to expense as incurred.

Expenditures for vessel repair and maintenance is charged against income in the period incurred.

Depreciation

Depreciation is calculated on a straight line basis with reference to the cost of the vessel, age and scrap value as estimated at the date of acquisition. Depreciation is calculated over the remaining useful life of the vessel, which is estimated to range from 25 to 30 years from the completion of its construction. Remaining useful lives of property are periodically reviewed and revised to recognize changes in conditions and such revisions, if any, are recognized over current and future periods.

The Company changed its estimate of the scrap value of its vessels in 2004 (see Note 4).

Revenue and expense recognition

Revenues are generated from voyage and time charter agreements. Time charter revenues are recorded over the term of the charter as service is provided. Under a voyage charter, the revenues and associated voyage costs are recognized on a pro-rata basis over the duration of the voyage. Probable losses on voyages are provided for in full at the time such losses can be estimated. A voyage is deemed to commence upon the completion of discharge of the vessel’s previous cargo and is deemed to end upon the completion of discharge of the current cargo. Demurrage income, which in included in voyage revenues, represents payments received from the charterer when loading or discharging time exceeded the stipulated time in the voyage charter and is recognized when earned.

Charter fees received in advance is recorded as a liability until charter services are rendered.

Vessels operating expenses comprise all expenses relating to the operation of the vessels, including crewing, repairs and maintenance, insurance, stores, lubricants and miscellaneous expenses. Vessels operating expenses are recognized as incurred; payments in advance of services or use are recorded as prepaid expenses. Voyage expenses comprise all expenses relating to particular voyages, including bunkers, port charges, canal tolls, and agency fees.

For the Company’s vessels operating in shipping pools, revenues and voyage expenses are pooled and allocated to each shipping pool’s participants on a time charter equivalent basis in accordance with an agreed-upon formula.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

2. Significant Accounting Policies – (continued)

Dry-docking and special survey costs

Dry-docking and special survey costs are deferred and amortized over the estimated period to the next scheduled dry-docking or survey, which are generally two and a half years and five years, respectively. Unamortized dry-docking and special survey costs of vessels that are sold are written-off to income in the year of the vessel’s sale.

Pension and retirement benefit obligations – crew

The ship-owning companies employ the crews on board the vessels under short-term contracts (usually up to
9 months). Accordingly, they are not liable for any pension or post retirement benefits.

Financing costs

Loan arrangement fees are deferred and amortized to interest expense over the duration of the underlying loan using the effective interest method. Unamortized fees relating to loan repaid or refinanced are expensed in the period the repayment or refinancing occurs.

Assets held for sale

It is the Company’s policy to dispose of vessels when suitable opportunities occur and not necessarily to keep them until the end of their useful life. The Company classifies assets as being held for sale in accordance with SFAS No. 144, “Accounting for the Impairment or the Disposal of Long-Lived Assets” when the following criteria are met: management has committed to a plan to sell the asset; the asset is available for immediate sale in its present condition; an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; the sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Long-lived assets classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These assets are not depreciated once they meet the criteria to be held for sale.

Impairment of long-lived assets

The Company follows SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amount. In the evaluation of the fair value and future benefits of long-lived assets, the Company performs an analysis of the anticipated undiscounted future net cash flows of the related long-lived assets. If the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value is reduced to its fair value. Various factors including future charter rates and vessel operating costs are included in this analysis. The Company determined that no impairment loss needed to be recognized for applicable assets for any years presented.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

2. Significant Accounting Policies – (continued)

Derivative financial instruments

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value with changes in the instruments’ fair value recognized currently in earnings unless specific hedge accounting criteria are met. Pursuant to SFAS No. 133, the transactions did not qualify as a hedge or meet the criteria of hedge accounting. All gains or losses on the derivative financial instruments are reflected in the consolidated statements of income.

For the year ended December 31, 2004, the interest rate swaps did not qualify for hedge accounting treatment. Accordingly, all gains or losses have been recorded in the consolidated statements of income. The fair value at December 31, 2004 of $27,029 is included in claims and other receivables. There were no interest rate swaps for the year ended December 31, 2005.

Earning per common share

Basic earnings per common share are computed by dividing the net income by the weighted average number of common shares outstanding during the year. Potential common shares that are anti-dilutive, such as the warrants outstanding as of December 31, 2005 since their exercise price exceeds the fair value of Euroseas Ltd. common shares, are excluded from earnings per share. Additional 1,079,167 Euroseas Ltd. common shares were issued subsequent to December 31, 2005 (see Note 15(f)).

Segment reporting

The Company reports financial information and evaluates its operations by charter revenue and not by the length of ship employment for its customers, i.e. spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reporting segment. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographical information is impracticable.

Recent accounting pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FIN 46, “Consolidation of Variable Interest Entities,” which clarified the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to address perceived weaknesses in accounting for entities commonly known as special-purpose or off-balance sheet entities. It provides guidance for identifying the party with a controlling financial interest resulting from arrangements or financial interests rather than voting interests. It requires consolidation of Variable Interest Entities (“VIEs”) only if those VIEs do not effectively disperse the risks and benefits amount the various parties involved. On December 24, 2003, the FASB issued a complete replacement of FIN 46 (“FIN 46R), which clarified certain complexities of FIN 46. FIN 46R is applicable for financial statements issued for reporting periods that end after March 5, 2004. The Company has reviewed FIN 46R and determined that the adoption of the standard will not have a material impact on the financial statements.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

2. Significant Accounting Policies – (continued)

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Shared Based Payments (SFAS 123R). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award-the requisite service period (usually the vesting period). SFAS No.123R applies to all awards granted after the required effective date, as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, and to awards modified, repurchased, or cancelled after that date. SFAS 123R will be effective for our fiscal year 2006. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, “Accounting for Non-monetary Transactions” (“SFAS 153”). This statement amends APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under
SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

The FASB has issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.

SFAS No. 154 requires retrospective applications to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Opinion 20 previously required that most voluntary change in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. The Company is analyzing the effect which this pronouncement will have on its financial condition, statement of operations, and cash flows. This statement will be effective for the Company on January 1, 2006. The Company does not believe that this pronouncement will have and effect on it’s financial condition, results of operation or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

SFAS No. 155 permits fair value re-measurement for any hybrid financial instruments that contains an embedded derivative that otherwise would require bifurcation and clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133. SFAS No. 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. SFAS No. 155 also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

2. Significant Accounting Policies – (continued)

SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company has not completed the study of what effect SFAS No. 155 will have on its financial position and results of operations.

On March 29, 2005, the SEC released a Staff Accounting Bulletin (SAB) relating to the FASB accounting standard for stock options and other share-based payments. The interpretations in SAB No. 107, “Share-Based Payment,” (SAB 107) express views of the SEC Staff regarding the application of SFAS No. 123 (revised 2004), “Share-Based Payment” (Statement 123R). Among other things, SAB 107 provides interpretive guidance related to the interaction between Statement 123R and certain SEC rules and regulations, as well as provides the Staff’s views regarding the valuation of share-based payment arrangements for public companies. The Company does not anticipate that adoption of SAB 107 will have any effect on its financial position, results of operations or cash flows.

In March 2005, the FASB issued FASB Interpretation No. (“FIN”) 47 “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”, which clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143 “Accounting for Asset Retirement Obligations”. Specifically,
FIN 47 provides that an asset retirement obligation is conditional when either the timing and (or) method of settling the obligation is conditioned on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005. Management is currently evaluating the effect that adoption of FIN 47 will have on the Company’s financial position and results of operations.

3. Inventories

This consisted of the following:

	2004	2005

Lubricants	256,223	312,390
Victualling	47,255	59,301
Total	303,478	371,691

4. Vessels, Net

The amounts in the accompanying consolidated balance sheets are as follows:

	Costs	Accumulated Depreciation	Net Book Value

Balance, January 1, 2004	61,587,219	(20,491,150)	41,096,069
– Depreciation for the year	—	(2,530,100)	(2,530,100)
– Sale of vessel	(5,826,825)	1,432,020	(4,394,805)
Balance, December 31, 2004	55,760,394	(21,589,230)	34,171,164
– Depreciation for the year		(2,657,914)	(2,657,914)
– Purchase of vessel	20,821,647	—	20,821,647
Balance, December 31, 2005	76,582,041	(24,247,144)	52,334,897

The Company increased in 2004 its estimate of the scrap value of the vessels to reflect increases in the market price in the scrap metal market. The effect of this change in estimate was to reduce 2004 depreciation expense by $1,400,010 and increase 2004 net income by the same amount, or $0.05 per share.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

4. Vessels, Net – (continued)

In addition, in 2004, the estimated useful life of the vessel m/v Ariel was extended from 28 years to 30 years as a result of the dry-docking performed in such year.

m/v Widar was sold in April 2004 and the Company recognized net gain on sale of $2,315,477. Depreciation expense for m/v Widar for the year ended December 31, 2004 amounted to $136,384.

5. Deferred Charges, net

This consisted of:

	2004	2005

Balance, beginning of year	929,757	2,205,178
Additions	2,270,418	1,284,733
Amortization of dry-docking/special survey expenses	(931,578)	(1,550,338)
Amortization of loan arrangement fees	(50,681)	(83,744)
Unamortized portion written-off upon sale of M/V Widar	(12,738)	—
Balance, end of year	2,205,178	1,855,829

The additions of $1,284,733 in 2005 consisted of loan financing fees of $208,500 and dry-docking/special survey expenses of $1,076,233. The additions of $2,270,418 in 2004 consisted of dry-docking/special survey expenses.

6. Investment in an Associate

Fitsoulas Corporation Limited is 38% owned by common shareholders with the ship-owning companies listed in Note 1 to the financial statements. The amounts in the accompanying consolidated financial statements are as follows:

Fitsoulas Corporation Limited sold its vessel on March 31, 2003. The Company’s share of the net loss inclusive of the loss on sale of the vessel of Fitsoulas Corporation Limited was $167,433 for the year ended December 31, 2003. Thereafter, dividends of $76,000 were declared and capital of $950,000 was returned directly to the shareholders in 2003 and dividend of $22,856 were declared and returned directly to the shareholders in 2004.

7. Accrued Expenses

This account consisted of:

	2004	2005

Accrued private placement expenses	—	1,121,397
Accrued payroll expenses	95,615	31,928
Accrued interest	100,366	139,536
Accrued general and administrative expenses	—	269,666
Other accrued expenses	125,075	215,110
Total	321,056	1,777,637

8. Related Party Transactions

Management fees paid to the Manager (see Note 1) amounted to $1,772,800, $1,972,252 and $1,911,856 in 2003, 2004 and 2005, respectively.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

8. Related Party Transactions – (continued)

Amounts due from related parties represent net disbursements and collections made by the Manager on behalf of the ship-owning companies during the normal course of operations for which they have the right of offset. Amounts due from related parties mainly consist of advances to the Manager of funds to pay for all anticipated vessel expenses. The amount of $3,012,720 due from related parties as of December 31, 2005 therefore consists entirely of deposits in the accounts of the Manager. As of February 28, 2006 the amount due from related party was about $676,675. Interest earned on funds deposited in related party accounts is credited to the account of the ship-owning companies or Euroseas Ltd.

The Company uses brokers for various services, as is industry practice. Eurochart S.A., a company controlled by certain members of the Pittas family and therefore a related party, provides vessel sales and purchases services, and chartering services to the Company whereby the Company pays commission of 1% of the vessel sales price and 1.25% of charter revenues. Commission expenses for the years ended December 31, 2003, 2004 and 2005 for vessel sales were $0, $70,000 and $206,500, respectively, and commissions for chartering services were $286,605, $534,717 and $536,180, also respectively.

Certain members of the Pittas family together with another unrelated ship management company, have one joint venture with the insurance broker Sentinel Maritime Services Inc. and one with the crewing agent More Maritime Agencies Inc. The shareholders’ percentage participation in these joint ventures was 27% in 2003, 35% in 2004 and 48% in 2005. Total fees charged by Sentinel Marine Services Inc. and More Maritime Agencies Inc. in 2004 were $209,685 and $23,543, respectively, and $219,400 and $45,277, respectively, in 2005.

9. Long-Term Debt

This consisted of bank loans of the ship-owning companies are as follows:

		December 31,
Borrower		2004	2005

Diana Trading Limited	(a)	$4,140,000	$6,560,000
Alcinoe Shipping Limited/ Oceanpride Shipping Limited/ Searoute Maritime Ltd/ Oceanopera Shipping Ltd	(b)	1,600,000	9,500,000
Alterwall Business Inc./ Allendale Investments S.A	(c)	8,250,000	17,000,000
Salina Shipholding Corp.	(d)		15,500,000
		13,990,000	48,560,000
Current portion		(6,030,000)	(14,430,000)
Long-term portion		$7,960,000	$34,130,000

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

9. Long-Term Debt – (continued)

The future annual loan repayments are as follows:

2006	14,430,000
2007	11,780,000
2008	11,230,000
2009	3,720,000
Thereafter	7,400,000
Total	$48,560,000

——————

(a)

This consisted of loan amounting to $4,900,000 and $1,000,000 drawn on October 16, 2002 and on December 2, 2002, respectively. The loan is payable in twenty-four consecutive quarterly installments of $220,000 each, and a balloon payment of $620,000 payable together with the final quarterly installment due in October 2008. The interest is based on LIBOR plus 1.6% per annum.

An additional loan of $4,200,000 was drawn on May 9, 2005. The loan is payable in twelve consecutive quarterly installments consisting of four installments of $450,000 each, and eight installments of $300,000 each with the final installment due in May 2008. The interest is based on LIBOR plus 1.25% per annum.

(b)

The balance as of December 31, 2004 represents the balance of the $3,000,000 loan drawn by Alcinoe Shipping Limited and Oceanpride Shipping Limited on April 1, 2003 against a loan facility for which they are jointly and severally liable. Interest is based on LIBOR plus 1.75% per annum.

Alcinoe Shipping Ltd., Oceanpride Shipping Ltd., Searoute Maritime Ltd. and Oceanopera Shipping Ltd. drew $13,500,000 against a loan facility for which they are jointly and severally liable. Prior to obtaining the loan, an amount of $1,400,000 was paid in settlement of the outstanding loans as at March 31, 2005 for Alcinoe Shipping Ltd. and Oceanpride Shipping Ltd. The loan is payable in twelve consecutive quarterly installments consisting of two installments of $2,000,000 each, one installment of $1,500,000, nine installments of $600,000 each and a balloon payment of $2,600,000 payable with the final installment due in May 2008. Interest is based on LIBOR plus 1.5% per annum.

(c)

The loan balance as of December 31, 2004 consisted of the following loans:

i. A $6,000,000 loan drawn by Allendale Investments S.A. on May 31, 2002 with a balance of $4,500,000. The interest was based on LIBOR plus 1.75% per annum.

ii. A $6,000,000 loan drawn by Alterwall Business Inc. with a balance of $3,750,000. The interest was based on LIBOR plus 1.5% per annum.

Allendale Investments S.A. and Alterwall Business Inc. drew $20,000,000 on May 26, 2005 against a loan facility for which they are jointly and severally liable. The outstanding amount of their existing loans from the same creditor bank was $7,800,000 and was repaid in full. The loan is payable in twenty-four unequal consecutive quarterly installments of $1,500,000 each in the first year, $1,125,000 each in the second year, $775,000 each in the third year, $450,000 each in the fourth through sixth years and a balloon payment of $1,000,000 payable with the final installment due in May 2011. The interest is based on LIBOR plus 1.25% per annum as long as the outstanding loan amount remains below 60% of the fair market value (FMV) of m/v YM Qingdao I and m/v Kuo Hsiung and 1.375% if the outstanding loan amount is above 60% of the FMV of such vessels.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

9. Long-Term Debt – (continued)

(d)

This is a $15,500,000 loan drawn by Salina Shipholding Corp. on December 30, 2005. The loan is payable in ten consecutive monthly installments consisting of six installments of $1,750,000 each and four installments of $650,000 each and a balloon payment of $2,400,000 payable with the final installment in January 2011. The first installment is due in June 2006. The interest is based on LIBOR plus a margin that ranges between 0.9-1.1%, depending on the asset cover ratio. The loan is secured with the following: (i) first priority mortgage over m/v Artemis, (ii) first assignment of earnings and insurance of m/v Artemis, (iii) a corporate guarantee of Euroseas Ltd., and (iv) a minimum cash balance equal to an amount of no less than $300,000 in an account Salina Shipholding Corp. maintains with the bank, and, overall liquidity (cash and cash equivalents) of $300,000 for each of the Company’s vessels throughout the life of the facility.

In addition to the terms specific to each loan described above, all the above loans are secured with one or more of the following:

•

first priority mortgage over the respective vessels on a joint and several basis.

•

first assignment of earnings and insurance.

•

a personal guarantee of one shareholder.

•

a corporate guarantee of Eurobulk Ltd. and/or Euroseas Ltd.

•

a pledge of all the issued shares of each borrower.

The loan agreements contain covenants such as restrictions as to changes in management and ownership of the vessels, distribution of profits or assets, additional indebtedness and mortgaging of vessels without the lender’s prior consent, the sale of vessels, minimum requirements regarding the hull ratio cover and minimum cash retention accounts (restricted cash). Restricted cash are deposits with certain banks that can only be used to pay the current loan installments. The Company is not in default in any of the foregoing covenants.

Interest expenses for the years ended December 31, 2003, 2004 and 2005 amounted to $609,741, $566,880 and $1,412,127, respectively.

10. Income Taxes

Under the laws of the countries of the companies’ incorporation and/or vessels’ registration, the companies are not subject to tax on international shipping income, however, they are subject to registration and tonnage taxes, which have been included in Vessel operating expenses in the accompanying consolidated statements of income.

Pursuant to the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operations of ships is generally exempt from U.S tax if the company operating the ships meets certain requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S corporations. All the company’s ship-operations subsidiaries satisfy this particular criteria. In addition these Companies must be more than 50% owned by individuals who are residents as defined in the countries of incorporation or another foreign country that grants an equivalent exemption to U.S. corporations. These companies also currently satisfy the more that 50% benefit ownership requirement. In addition, upon completion of the public offering of the company’ shares, the management of the Company believes that by virtue of the special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like the Company, the more than 50% beneficial ownership requirement can also be satisfied based on the trading volume and the anticipated widely held ownership of the Company’s shares, but no assurance can be given that this will remain so in the future, since continued compliance with this rule is subject to factors outside the Company’s control.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

11. Commitments and Contingencies

There are no material legal proceedings to which the Company is a party or to which any of its properties are subject, other than routine litigation incidental to the Company’s business. In the opinion of the management, the disposition of these lawsuits should not have a material impact on the consolidated results of operations, financial position and cash flows.

The distribution of the net earnings by one of the shipping pools which has one of the Company’s vessels in its shipping pool has not yet been finalized for the year ended December 31, 2005. Any effect on the Company’s income resulting from any future reallocation of shipping pool income cannot be reasonably estimated, however, the effect on the results for the year is not expected to be significant.

12. Common Stock and Additional Paid-in Capital

On September 20, 2006, the Board of Directors of the Company, being given the authority at the annual shareholders meeting, approved a 1-to-3 reverse stock split of the Company’s common stock to be effected before the start of trading on October 6, 2006. The par value of the common stock is after the split $0.03 per share. All share and per share data give retroactive effect to the reverse stock split. The number of authorized shares remains at 100,000,000 shares. No change was made on the par value or the number of the authorized preferred stock of the Company which remain at $0.01 per share and 20,000,000 shares respectively. After the split, common stock relates to 12,260,386 shares with a par value of $0.03 each as adjusted for the 1-for-3 reverse stock split effected on October 6, 2006. The amount shown in the accompanying consolidated balance sheets, as additional paid-in capital, represents payments received in excess of par value which is treated from the accounting point of view as capital. In 2005, the Company sold 2,342,331 common shares as adjusted for the reverse stock split in an institutional private placement, together with 0.25 detachable warrants for each common share to acquire up to 585,581 common shares as adjusted for the reverse stock split (see Note 1). The value of the warrants, which is included in “Additional Paid-in Capital,” was estimated to be about $600,000.

13. Voyage, Vessel Operating Expenses and Commissions

These consisted of:

	Year Ended December 31,
	2003	2004	2005
Voyage expense
Port charges and canal dues	179,745	165,661	234,535
Bunkers	227,398	182,026	416,712
Agency fees	29,792	22,658	19,304
Total	436,935	370,345	670,551

Vessel operating expenses
Crew wages and related costs	4,569,039	4,460,233	4,281,680
Insurance	1,334,517	1,486,179	1,525,683
Repairs and maintenance	595,194	515,820	515,373
Lubricants	455,931	446,034	484,930
Spares and consumable stores	1,555,286	1,660,600	1,465,063
Professional and legal fees	34,206	46,997	23,975
Others	231,557	290,389	313,575
Total	8,775,730	8,906,252	8,610,279

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

13. Voyage, Vessel Operating Expenses and Commissions – (continued)

Commission consisted of commissions charged by:

	Year Ended December 31,
	2003	2004	2005

Third parties	619,412	1,610,480	1,645,669
Related parties (see Note 8)	286,605	604,717	742,680
	906,017	2,215,197	2,388,349

14. Financial Instruments

The principal financial assets of the Company consists of cash on hand and at banks, interest rate swaps and accounts receivable due from charterers. The principal financial liabilities of the Company consist of long-term loans and accounts payable due to suppliers.

Interest rate risk

The Company entered into interest rate swap contracts as economic hedges to its exposure to variability in its floating rate long term debt. Under the terms of the interest rate swaps the Company and the bank agreed to exchange, at specified intervals the difference between a paying fixed rate and floating rate interest amount calculated by reference to the agreed principal amounts and maturities. Interest rate swaps allow the Company to convert long-term borrowings issued at floating rates into equivalent fixed rates. Even though the interest rate swaps were entered into for economic hedging purposes, the derivatives described below do not qualify for accounting purposes as fair value hedges, under FASB Statement No. 133, “Accounting for derivative instruments and hedging activities”, as the Company does not have currently written contemporaneous documentation, identifying the risk being hedged, and both on a prospective and retrospective basis performed an effective test supporting that the hedging relationship is highly effective. Consequently, the Company recognizes the change in fair value of these derivatives in the consolidated statements of income.

Concentration of credit risk

Financial instruments, which potentially subject the Company to significant concentration of credit risk consist primarily of cash and trade accounts receivable. The Company places its temporary cash investments, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs periodic evaluation of the relative credit standing of these financial institutions that are considered in the Company’s investment strategy. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its accounts receivable.

Fair value

The carrying values of cash, accounts receivable and accounts payable are reasonable estimates of their fair value due to the short term nature of these financial instruments. The fair value of long term bank loans bearing interest at variable interest rates approximates the recorded values.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

15. Subsequent Events

(a) The SEC declared effective on February 3, 2006 the Company’s registration statement on Form F-4 that registered the 1,079,167 Euroseas Ltd. common shares that will be issued to Cove shareholders (see Note 1). A definitive joint information statement/prospectus describing the merger was mailed to Cove stockholders on or about February 8, 2006. The Cove common stock will continue to trade on the OTC Bulletin Board until the consummation of the merger (see item (f) below).

(b) The SEC also declared effective on February 3, 2006 the Company’s registration statement on Form F-1 that registered the re-sale of the 7,026,993 Euroseas Ltd. common shares and 1,756,743 Euroseas Ltd. common shares issuable upon the exercise of the warrants issued in connection with the institutional private placement as well as 818,604 shares to be issued to certain Cove’s shareholders as part of the merger with Cove (see Note 1).

(c) On February 7, 2006 the Board of Directors declared a cash dividend of $0.06 per Euroseas Ltd. common share (i) payable on or about March 2, 2006 to the holders of record of Euroseas Ltd. common shares as of February 28, 2006, and (ii) payable to Cove shareholders who are entitled to receive Euroseas Ltd. common shares in connection with the merger, with such payment being made only to the holders of record of Cove common stock as of the effective date of the merger and such dividend payment being made upon exchange of their Cove common shares for Euroseas Ltd. common shares (see item (f) below).

(d) The Company submitted on February 10, 2006 an application to list the Euroseas Ltd. common shares on the OTC Bulletin Board. On March 2, 2006 the Company received approval to list its common stock on the OTC Bulletin Board.

(e) On March 20, 2006, a subsidiary of the Company signed a Memorandum of Agreement to sell m/v “John P”, a handysize bulk carrier of 26,354 dwt built in 1981 for $4.95 million. The vessel is to be delivered to the buyers in late June / early July 2006.

(f) On March 27, 2006, Euroseas Ltd. consummated the merger with Cove and, as a result, Cove merged into Euroseas Acquisition Company Inc., and the separate corporate existence of Cove ceased. Cove stockholders received 0.102969 shares of Euroseas Ltd. common shares (or an aggregate of 1,079,167 Euroseas Ltd. common shares) and received dividends of $0.01339 for each share of Cove common stock owned (or an aggregate of $140,334) related to dividends previously declared by Euroseas Ltd. Euroseas Acquisition Company Inc. changed its name to Cove Apparel, Inc. Following the merger, and following the exchange of all common stock of Cove into Euroseas Ltd. common shares, Euroseas Ltd. has a total of 37,860,341 common shares outstanding. Also, the common stock of Cove has been de-listed and no longer trades on the OTC Bulletin Board.

(g) On April 10, 2006, Xenia International Corporation, a wholly-owned subsidiary of the Company signed a Memorandum of Agreement to purchase m/v “Tasman Trader”, a multipurpose dry cargo vessel of 22,568 dwt and 950 teu built in 1990 for $10.78 million. The vessel is to be delivered to Euroseas Ltd. between April 25 and May 8, 2006 at the sellers’ option.

(h) On April 11, 2006, a subsidiary of the Company agreed to sell m/v “Pantelis P”, a handysize bulk carrier of 26,354 dwt built in 1981 for $4.65 million. The vessel is to be delivered to the buyers between May 15 and
June 30, 2006 at Euroseas Ltd. option.

EUROSEAS LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005
(All Amounts Expressed in U.S. Dollars)

15. Subsequent Events – (continued)

(i) (unaudited) The vessel m/v “Pantelis P” was delivered to the buyers between on May 31, 2006. As a result of the sale of m/v “Pantelis P” and of m/v “John P”, the Company has agreed to make a $3,000,000 additional re-payment to the bank financing the above ships (along with m/v “Ariel” and m/v “Nikolaos”) with the remaining repayments of the loan proportionally reduced by the ratio of the $3,000,000 payment over the current outstanding balance for this loan of $7,400,000. The revised loan repayment schedule agreement has not been signed. $1,500,000 of the additional repayment was made on May 31, 2006 following the delivery to the buyers of m/v “Pantelis P”.

(j) (unaudited) On May 9, 2006, the Board of Directors declared a cash dividend of $0.06 per Euroseas common share payable on or about June 16, 2006 to the holders of record of Euroseas common shares as of June 2, 2006.

(k) (unaudited) On June 26, 2006, the Company was informed that a loan facility for an amount not to exceed $8,250,000 to partly finance the purchase of m/v “Tasman Trader” was approved by Fortis Bank. The facility is to be repaid in 23 equal consecutive quarterly installments of $265,000 each, the first installment commencing
3 months from drawdown. In addition, a final balloon payment of $2,155,000 will be payable together with the 23rd and final installment. The facility has similar covenants to the rest of the Company’s loans. The Company signed the loan facility on June 30, 2006.

5,000,000 Shares

Common Stock

—————

PROSPECTUS

—————

Oppenheimer & Co.

Ferris, Baker Watts
Incorporated

Cantor Fitzgerald & Co.

Fortis Securities LLC

                    , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The Bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer is successful. To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Sales of Unregistered Securities

On August 25, 2005, Euroseas raised a net amount of approximately $17.5 million from a private placement transaction of its securities to a number of institutional and accredited investors. In the private placement, Euroseas issued 2,342,331 shares of common stock at a price of $9.00 per share, as well as warrants to purchase an additional 585,581 shares of common stock. The warrants have a five year term and an exercise price of $10.80. All of such shares were issued, and the warrants were granted, in transactions exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and pursuant to Rule 506 of Regulation D. In particular, there were not more than 35 purchasers of securities and each purchaser represented that it was either (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or
(ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Each purchaser further represented that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the prospective investment. Finally, each purchaser acknowledged that it was not purchasing the securities as a result of any advertisement, article, notice or other communication regarding the securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. Euroseas filed a Form D with the Commission with respect to this private placement. All numbers set forth above give effect to the 1-for-3 reverse stock split effected on October 6, 2006.

Item 8. Exhibits and Financial Statement Schedules.

a. Exhibits

1.	1	Form of Underwriting Agreement(3)
2.	1

Agreement and Plan of Merger dated as of August 25, 2005 by and among Euroseas Ltd., Euroseas Acquisition Company Inc., Cove Apparel, Inc., and Kevin Peterson, Shawn Peterson, Jodi Hunter and Daniel Trotter(1)

2.	2	Amendment No. 1 to Agreement and Plan of Merger, dated November 22, 2005(2)
3.	1	Articles of Incorporation of Euroseas Ltd.(1)
3.	2	Bylaws of Euroseas Ltd.(1)
3.	3	Amendment to Articles of Incorporation of Euroseas Ltd.(7)
4.	1	Specimen Common Stock Certificate(7)
4.	2	Form of Securities Purchase Agreement(1)
4.	3	Form of Registration Rights Agreement(1)
4.	4	Form of Warrant(1)
4.	5	Registration Rights Agreement between Euroseas Ltd. and Friends Investment Company Inc., dated November 2, 2005(2)
5.	1	Opinion of Seward & Kissel LLP, special Marshall Islands Counsel to the Registrant, as to the validity of the shares of Common Stock(3)

8.	1	Opinion of Seward & Kissel LLP, as to certain tax matters(3)
10.	1	Form of Lock-Up Agreement(1)
10.	2

Loan Agreement between Diana Trading Ltd., as borrower, and Oceanopera Shipping Limited, as corporate guarantor, and HSBC Bank plc, as the lender, dated October 16, 2002 for the amount of USD$5,900,000(1)

10.	3	Loan Agreement between Diana Trading Ltd., as borrower, and HSBC Bank plc, as lender, for the amount of USD$4,200,000 dated May 9, 2005(1)
10.	4

Loan Agreement dated May 16, 2005 between EFG Eurobank Ergasias S.A., as lender, and Alcinoe Shipping Limited, Oceanopera Shipping Limited, Oceanpride Shipping Limited, and Searoute Maritime Limited, as borrowers, for the amount of US$13,500,000(1)

10.	5

Secured Loan Facility Agreement dated May 24, 2005 between Allendale Investments S.A. and Alterwall Business Inc. as borrowers, Fortis Bank(Nederland) N.V. and others as lenders, and Fortis Bank(Nederland) N.V. as agent and security trustee for USD$20,000,000(1)

10.	6	Form of Standard Ship Management Agreement(1)
10.	7	Agreement between Eurobulk Ltd. and Eurochart S.A., for the provision of exclusive brokerage services, dated December 20, 2004(1)
10.	8	Form of Current Time Charter(1)
10.	9	Master Management Agreement between Euroseas Ltd. and Eurobulk Ltd. dated as of September 29, 2006(7)
10.	11	Loan Agreement between Salina Shipping Corp., as borrower, and Calyon, as lender, for the amount of USD$15,500,000 dated December 28, 2005(4)
10.	12	Loan Agreement between Xenia International Corp., as borrower, and Fortis Bank N.V./S.A., Athens Branch and others, as lenders, for the amount of USD$8,250,000 dated June 30, 2006(5)
10.	13	Loan Agreement between Prospero Maritime Inc., as borrower, and Calyon, as lender, for the amount of USD$15,500,000 dated August 30, 2006(5)
10.	14	Euroseas 2006 Equity Incentive Plan(7)
10.	15	Loan Agreement between Xingang Shipping Ltd., as borrower, and HSBC Bank plc, as lender, for the amount of USD$20,000,000 dated November 14, 2006(7)
10.	16	Form of Right of First Refusal(3)
10.	17	Form of Advisory Agreement(3)
21.	1	Subsidiaries of the Registrant(7)
23.	1	Consent of Seward & Kissel LLP (included in its opinions filed as Exhibit 5.1 and Exhibit 8.1)(7)
23.	2	Consent of Deloitte, Hadjipavlou, Sofianos & Cambanis S.A.(3)
23.	3	Consent of Maritime Strategies International Ltd.(3)
24.	1	Power of Attorney(6)

——————

(1)

Incorporated by reference to our Registration Statement on Form F-1 (File No. 333-129145) filed on October 20, 2005

(2)

Incorporated by reference to our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-129145) filed on December 5, 2005

(3)

Filed herewith

(4)

Incorporated by reference to our Amendment No. 2 to Registration Statement on Form F-1 (File No. 333-129145) filed on January 19, 2006

(5)

Incorporated by reference to our Post-Effective Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-129145) filed on September 12, 2006

(6)

Included on the signature page of this Registration Statement

(7)

Previously filed

b. Financial Statement Schedules

None.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) That for purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(3) That for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maroussi, Country of Greece on January 26, 2007.

EUROSEAS LTD.

By:	/s/ Aristides J. Pittas
Name: Aristides J. Pittas
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Aristides J. Pittas, Tasos Aslidis, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Aristides J. Pittas	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	January 26, 2007
Aristides J. Pittas

/s/ Dr. Anastasios Aslidis	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer) and Authorized Representative in the United States	January 26, 2007
Dr. Anastasios Aslidis

/s/ Aristides P. Pittas	Vice Chairman and Director	January 26, 2007
Aristides P. Pittas

/s/ Stephania Karmiri	Secretary	January 26, 2007
Stephania Karmiri

/s/ George Skarvelis	Director	January 26, 2007
George Skarvelis

/s/ Gerald Turner	Director	January 26, 2007
Gerald Turner

/s/ Panagiotis Kyriakopoulos	Director	January 26, 2007
Panagiotis Kyriakopoulos